Exhibit 4.22

TRUST INDENTURE

dated as of January 1, 1993

among

SITHE/INDEPENDENCE FUNDING CORPORATION,

SITHE/INDEPENDENCE POWER PARTNERS, L.P.

and

IBJ SCHRODER BANK & TRUST COMPANY, AS TRUSTEE

Providing for the Issuance from Time to Time of

Debt Securities in One or More Series

i

Exhibits:

Exhibit A - Form of Requisition

Schedules:

Schedule 1 - Debt Service Reserve Requirement

Schedule 2 - Major Overhaul Requirement

Schedule 3 - Subordination Provisions

Schedule 4 - Governmental Approvals

Schedule 5 - Insurance Requirements

v

TRUST INDENTURE, dated as of January 1, 1993, among SITHE/INDEPENDENCE FUNDING CORPORATION, a Delaware corporation (together with its successors and assigns, the “Company”), its executive office and mailing address being at 135 East 57th Street, 23rd Floor, New York, New York 10022, SITHE/INDEPENDENCE POWER PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), its executive office and mailing address being at 135 East 57th Street, 23rd Floor, New York, New York 10022 and IBJ SCHRODER BANK & TRUST COMPANY, a banking corporation organized under the laws of the State of New York (the “Trustee”), its corporate trust office and mailing address being at One State Street, New York, New York 10004.

W I T N E S S E T H :

WHEREAS, the Company has duly authorized the creation of an issue of its bonds, debentures, promissory notes or other evidences of nonrecourse indebtedness to be issued in one or more series (the “Bonds”) up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of this Indenture; and the Company has duly authorized the execution and delivery of this Indenture to secure the Bonds and to provide for the authentication and delivery thereof by the Trustee; and

WHEREAS, the Company wishes to lend all of the proceeds of the sale of the Bonds to the Partnership; and

WHEREAS, the Partnership wishes to provide its guaranty to secure the payment of the principal of, premium, if any, and interest on all the Bonds authenticated and delivered hereunder and issued by the Company and the performance of the covenants therein and herein contained and to mortgage, pledge and assign substantially all of its assets, including the proceeds of the sale of the Bonds, to secure such guaranty and the loan from the Company to the Partnership; and

WHEREAS, all acts necessary to make this Indenture a valid instrument for the security of the Bonds, in accordance with its and their terms, have been done;

NOW, THEREFORE, THIS INDENTURE WITNESSETH, that, for and in consideration of the premises and of the covenants herein contained and of the purchase of the Bonds by the holders thereof, it is mutually covenanted and agreed, for the benefit of the parties hereto and the equal and proportionate benefit of all Holders of the Bonds, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 1.1 Definitions; Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein that are defined in the Trust Indenture Act (as hereinafter defined), either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as hereinafter defined);

(4) all references in this Indenture to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Indenture;

(5) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture and the other Project Documents (as hereinafter defined);

(7) unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other; and

(8) any reference to any Person (as hereinafter defined) shall include its permitted successors and assigns, and in the case of any Government Authority (as hereinafter defined), any Person succeeding to its functions and capacities.

“Act” when used with respect to any Holder, shall have the meaning specified in Section 1.4.

“Additional Contract” shall mean any contract or undertaking to which the Partnership is a party relating to the Project, entered into after the date hereof, including, but not limited to, those providing for (a) the sale or exchange by the Partnership of any of the Facility’s electrical or thermal capacity or output, (b) the supply, procurement, handling or transportation of Fuel to the Facility, or (c) the design, construction, operation or maintenance of the Facility or the management of the construction thereof, excluding (i) any contract or undertaking entered into in respect of Permitted Investments, (ii) any contract or undertaking entered into in replacement of the Credit Bank Working Capital Loan Agreement or the Credit Bank Reimbursement Agreement (and any Substitute Letter of Credit received in connection therewith) and any note or other evidence of indebtedness thereunder entered into and (iii) any contract or undertaking which does not obligate the Partnership to make annual expenditures, or entitle the Partnership to receive annual revenues, in excess of $20,000,000.

“Additional Letter of Credit” shall mean an irrevocable standby letter of credit (i) issued by a commercial bank rated “A” by Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating commercial banks) at the time of issuance, (ii) in form and substance reasonably acceptable to the Trustee, (iii) with a minimum term of one (1) year, (iv) for the benefit of the Trustee, (v) providing for the amount thereof to be available to the Trustee in multiple drawings conditioned only upon presentation of sight drafts accompanied by the applicable certificate in the form attached to such letter of credit, and (vi) which does not constitute Debt of the Company or the Partnership and which is not secured by a Lien on any of the properties of the Company or the Partnership.

“Additional Equity Requirement” shall mean a cash capital contribution by the Partners to the Partnership in an aggregate amount equal to the excess of (a) the Equity Requirement over (b) an amount equal to the amount of the Development Fee payable to Sithe Energies and deposited in the Equity Fund pursuant to Section 4.5(a).

“Affiliate” with respect to any Person, shall mean any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In any event, each general partner of the Partnership shall be deemed to be an Affiliate of the Partnership and no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being a director, committee member, officer or employee of such Person.

“Alcan” shall mean Alcan Aluminum Corporation d/b/a Alcan Rolled Products Company, an Ohio corporation.

“Alcan Energy Sales Contract” shall mean the Energy Sales Contract dated as of November 18, 1992 between the Partnership and Alcan.

“Alcan Noise Easement” shall mean the Grant of Easement for Noise dated January 19, 1993 between Alcan and the Partnership.

“Alcan Option Agreement” shall mean the Option Agreement dated as of December 23, 1992 between the Partnership and Alcan.

“Alcan P&W Licensing Agreement” shall mean the Piping and Wiring Licensing Agreement dated as of November 18, 1992 between the Partnership and Alcan.

“Alcan Transmission Licensing Agreement” shall mean the Main Transmission Line Licensing Agreement dated as of November 18, 1992 between the Partnership and Alcan.

“ANR” shall mean ANR Pipeline Company, a Delaware corporation.

“ANR Agreements” shall mean, collectively, the FTS Agreement dated March 23, 1992 between the Partnership and ANR and the Amended and Restated Agreement dated November 23, 1992 between the Partnership and ANR which is supplemental thereto.

“Asbestos” shall have the meaning provided under any relevant Environmental Laws and shall include, without limitation, asbestos fibers and friable asbestos, as such terms are defined under the relevant Environmental Laws.

“Authenticating Agent” shall mean any Person acting as Authenticating Agent hereunder pursuant to Section 10.11.

“Authorized Agent” shall mean any Paying Agent, Authenticating Agent or Security Registrar or other agent appointed by the Trustee in accordance with this Indenture to perform any function that this Indenture authorizes the Trustee or such agent to perform.

“Authorized Representative” of any of the Partnership, the Company, the Independent Engineer or the Insurance Consultant shall mean the person or persons authorized to act on behalf of such entity by its or its general partner’s Board of Directors, as the case may be, or any other governing body of such entity.

“Authorized Signatory” shall mean any officer of the Trustee or any other individual who shall be duly authorized by appropriate corporate action on the part of the Trustee to authenticate Bonds.

“Best” shall mean A.M. Best Company, Inc.

“Bill of Sale and Assignment and Assumption Agreement” shall mean the Bill of Sale and Assignment and Assumption Agreement dated as of August 25, 1992 between Sithe Independence, as assignor, and the Partnership, as assignee.

“BLA” shall have the meaning specified in Section 4.3.

“Board of Directors”, when used with respect to a corporation, shall mean either the board of directors of the corporation, or any committee of that board duly authorized to act for it hereunder.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Bonds” shall have the meaning ascribed thereto in the Preamble.

“Borrower” shall mean the Company or the Partnership.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York or any city in which the Trustee’s Corporate Trust Office or the Collateral Agent’s principal office are located, are authorized or required to be closed.

“Buy-Down Amount” shall mean an amount to be paid by the Construction Contractor to the Partnership in accordance with Section 20.3 and Exhibit F of the Construction Contract.

“Capital Lease” shall mean any lease of property, real or personal, which, in accordance with GAAP, would be required to be capitalized on a balance sheet of the lessee thereof.

“Casualty Proceeds” shall mean all Insurance Proceeds or other amounts received on account of any Event of Loss, except proceeds of delayed opening or business interruption insurance.

“City” shall mean the City of Oswego, a body corporate and politic duly organized and validly existing under the law of the State of New York.

“Closing Date” shall mean January 27, 1993.

“Closing Date Costs” shall mean $45,984,289.

“Closing Date Costs Sub-Fund” shall mean the sub-fund described in clause (c) of Section 4.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean Manufacturers and Traders Trust Company, a New York banking corporation, with its principal office at One M&T Plaza, Buffalo, New York 14203, as collateral agent under the Intercreditor Agreement, and its permitted successors and assigns.

“Collateral” shall mean all of the collateral mortgaged, pledged and assigned to the Collateral Agent by the Partnership or the Partners pursuant to the granting and assigning clauses of the Collateral Documents.

“Collateral Documents” shall mean the Mortgage, the Security Agreement, the Consents from each of the Project Participants and the Partner Security Agreement.

“Commercially Feasible Basis” shall mean that, following an Event of Loss or an Event of Eminent Domain, the Project upon being rebuilt, repaired or restored can be reasonably expected to produce Project Revenue adequate to pay all Debt Service and Operating Expenses over the remaining term of the Bonds Outstanding having the longest Stated Maturity, taking into account any change in projected operating results due to the impairment of any portion of the Project and any reduction in Debt Service due to any partial redemption of the Bonds pursuant to Section 7.3(c).

“Company” shall have the meaning set forth in the Preamble.

“Company Request” and “Company Order” shall mean, respectively, a written request or order signed in the name of the Company by its President or one of its Vice Presidents, and by its Treasurer, Secretary, or one of its Assistant Treasurers or Assistant Secretaries, and delivered to the Trustee.

“Completion of the Project” shall mean (i) that Final Completion (in accordance with and to the extent defined in Section 17.3 of the Construction Contract) has occurred or (ii) that the Partnership has delivered to Contractor a Notice of Completion as contemplated by Section 20.5 of the Construction Contract, and the Independent Engineer has provided a certificate to the Trustee in accordance with Section 4.7.

“Con Ed” shall mean Consolidated Edison Company of New York, Inc., a New York corporation.

“Con Ed Energy Purchase Agreement” means the Energy Purchase Agreement dated as of May 20, 1991 entered into by Sithe Independence (formerly Lake View, Inc.) and Con Ed and Supplement No. 1 to the Energy Purchase Agreement dated as of September 27, 1991 between Sithe Independence and Con Ed, as assigned by Sithe Independence to the Partnership pursuant to an Assignment and Assumption of Energy Purchase Agreement dated as of December 9, 1992 entered into among the Partnership, Sithe Independence and Con Ed, and as amended by an Amendment to Energy Purchase Agreement dated as of December 9, 1992 entered into between the Partnership and Con Ed.

“Con Ed Reconciliation Fund” shall mean the fund described in Sections 4.12(g), (h) and (i).

“Con Ed Reconciliation Fund Requirement” shall mean, at any given time, an amount equal to the positive balance (if any) of the running account maintained by the Partnership in accordance with Article VI(f) of the Con Ed Energy Purchase Agreement, as such positive balance (if any) will be reduced by crediting each of the twelve monthly payments immediately succeeding the First Period (as defined in the Con Ed Energy Purchase Agreement) due to the Partnership from Con Ed by an amount equal to one-twelfth of such balance.

“Consent” shall mean a consent and agreement of a Person, relating to the assignment by the Partnership as security of the Partnership’s rights and interest under each Project Agreement entered into by the Partnership with such Person.

“Construction Contract” shall mean the Turnkey Design and Construction Agreement dated as of April 30, 1992 and amended as of October 15, 1992 entered into among the Partnership, General Electric and EBASCO together with the letter agreement dated as of October 15, 1992 entered into among the Partnership, General Electric and EBASCO and the letter agreement dated as of December 9, 1992 entered into among the Partnership, General Electric and EBASCO.

“Construction Contractor” shall mean, jointly and severally, General Electric and EBASCO.

“Construction Fund” shall mean the fund described in Section 4.2.

“Construction Interest Fund” shall mean the fund described in Section 4.4.

“Construction- Interest Requirement” shall mean an amount equal to $118,951,000.

“Corporate Trust Office” shall mean the principal office of the Trustee at which at any particular time corporate trust business of the Trustee shall be administered, which at the date of this Indenture is One State Street, New York, New York 10004, or such other office as may be designated by the Trustee to the Company, the Partnership and each Holder.

“County” shall mean the County of Oswego, a body corporate and politic duly organized and validly existing under the law of the State of New York.

“County Water Facilities Agreement” shall mean the Water Facilities Agreement dated as of August 18, 1992 between the Partnership and the County.

“Credit Bank” shall mean Union Bank, as agent bank, or any other Person which may enter into a Credit Bank Reimbursement Agreement or Credit Bank Working Capital Loan Agreement.

“Credit Bank Documents” shall mean the Debt Service Letter of Credit, the Credit Bank Reimbursement Agreement and any note or other evidence of indebtedness thereunder and the Credit Bank Working Capital Loan Agreement and any note or other evidence of indebtedness thereunder.

“Credit Bank Reimbursement Agreement” shall mean the Letter of Credit and Reimbursement Agreement dated as of January 1, 1993 between the Partnership, the banks identified therein and the Credit Bank, as agent, or any replacement agreement entered into in substitution therefor.

“Credit Bank Working Capital Loan Agreement” shall mean the Revolving Credit Agreement dated as of January 1, 1993 between the Partnership, the banks identified therein and the Credit Bank, as agent, or any replacement agreement entered into in substitution therefor providing for revolving working capital loans in a principal amount not to exceed $20,000,000 the proceeds of which may be used solely to pay Operating Expenses.

“Debt” of any Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations under Capital Leases of such Person, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) all Debt of others to the extent Guaranteed by such Person, (vii) all obligations under letters of credit issued for the account of such Person, (viii) all obligations of such Person under trade or bankers’ acceptances and (ix) all obligations of such Person under agreements providing for swaps, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to the payment of interest.

“Debt Service” shall mean payments of interest, principal and regular sinking fund payments, if any, in respect of the Senior Debt of the Company and the Partnership and all other fees and amounts payable with respect thereto.

“Debt Service Coverage Ratio” shall mean for any Period, the ratio of (i) (a) all net income of the Partnership properly attributable to such Period, as determined in accordance with GAAP, plus (b) all depreciation, amortization, deferred taxes and any other non-cash items and all accrued interest in respect of Debt Service for such Period, to the extent such items are taken into account in determining net income for such Period to (ii) Debt Service payable with respect to such Period.

“Debt Service Letter of Credit” shall mean the irrevocable standby letter of credit issued by Union Bank to the Trustee contemporaneously with the initial authentication and delivery of the first Bonds to be authenticated and delivered under this Indenture in a stated amount equal to $50,000,000, and any extensions thereof or any Substitute Letter of Credit therefor in the stated amount contained in such extension or Substitute Letter of Credit, subject to the limitations set forth in Section 4.12(f), as the stated amount of any such letter of credit may be reduced pursuant to Section 7.3(e).

“Debt Service Reserve Fund” shall mean the fund described in Sections 4.12(a), (c), (d) and (e).

“Debt Service Reserve Requirement” shall mean at any given time an amount equal the amount set forth on Schedule 1 hereto as such amount may be reduced pursuant to Section 7.3(e).

“Default” shall mean an event or condition that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Delay Liquidated Damages” shall mean the liquidated damages paid by the Contractor to the Partnership pursuant to the Construction Contract for each day or part thereof the Performance Test Completion Date is delayed beyond the Performance Test Completion Deadline.

“Development Fee” shall mean the $20,000,000 fee payable by the Partnership to Sithe Energies to be immediately deposited into the Equity Fund by the Trustee on behalf of Sithe Energies as contemplated by the Equity Contribution Agreement.

“Distribution” shall have the meaning set forth in Section 6.18.

“Distribution Date” shall mean the first day of each month or if such day is not a Business Day the next succeeding Business Day.

“Easements” shall mean all easements and rights, if any, required to provide the Partnership access to the Facility Site and, to the extent required to be obtained in the name of the Partnership, such other easements and rights, if any, required to provide the Fuel, water, transportation, utilities and other services at or from the Facility Site necessary for the construction, operation and maintenance of the Project.

“EBASCO” shall mean Ebasco Constructors Inc., a Delaware corporation.

“EBASCO Parent Guarantor” shall mean Ebasco Services Incorporated, a New York corporation.

“EBASCO Parent Guaranty” shall mean the EBASCO Parent Guaranty effective as of November 6, 1992 made by the EBASCO Parent Guarantor in favor of the Partnership.

“Eligible Successors” shall mean (i) with respect to the Independent Engineer, Stone & Webster Engineering Corp., Burns & Roe Company or Sargent & Lundy, or, in the event none of them are willing or able to serve as Independent Engineer, such other nationally recognized engineering firm of similar standing that is mutually acceptable to the Partnership and the Trustee, or (ii) with respect to the Insurance Consultant, Alexander & Alexander or Johnson & Higgins, or in the event neither of them is willing or able to serve as Insurance Consultant, such other nationally recognized insurance consultant of similar standing that is mutually acceptable to the Partnership and the Trustee.

“Eminent Domain Proceeds” shall have the meaning ascribed thereto in Section 6.10.

“Empire” shall mean Empire State Pipeline, a joint venture between ESPC, SCPC and Energyline.

“Empire Agreements” shall mean, collectively, (i) the Empire Precedent Agreement dated February 28, 1992 among the Partnership, ESPC, SCPC and Empire, as amended by the Amendments to Precedent Agreement dated as of January 18, 1993 among SCPC, ESPC, Empire, Energyline and the Partnership, (ii) the Agreement dated February 28, 1992 among the Partnership, ESPC, SCPC and Empire, supplemental thereto, as amended by the Amendment to Agreement dated as of January 18, 1993 among SCPC, ESPC, Empire, Energyline and the Partnership and (iii) the Agreement to be entered into in accordance with the Precedent Agreement.

“Energyline” means Energyline Corporation, a New York corporation.

“Environmental Discharge” shall mean any release of any Hazardous Materials in violation of any applicable Environmental Law or that would create a liability under any applicable Environmental Law.

“Environmental Law” shall mean any Law relating to pollution or the environment, including laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace or the environment, or otherwise relating to the presence of Hazardous Materials.

“Environmental Notice” shall mean any complaint, order, citation, decree, demand, judgment or written notice actually received by either the Partnership or the Company from any Person (a) relating to any matters of Environmental Law affecting or relating to any activity or operations at any time conducted by either the Partnership or the Company or their agents on or in connection with the Project, or (b) relating to Environmental Discharges or the presence of Hazardous Materials on- or off-Site and related to Facility operations or that could impact the Site, including, without limitation:

(i) the existence of any Hazardous Materials at the Site or any part thereof in violation of any Environmental Law;

(ii) the release or threatened release of any Hazardous Materials generated at the Site in violation of any Environmental Law;

(iii) remediation of any Environmental Discharge at the Site or any part thereof; and

(iv) any violation or alleged violation of any relevant Environmental Law in connection with the Site or any part thereof.

“Equity Contribution Agreement” shall mean the Equity Contribution Agreement dated as of January 1, 1993 among the Partnership, Sithe Energies, Sithe Independence, Sithe Energies U.S.A. and Mitex for the benefit of the Collateral Agent.

“Equity Fund” shall mean the fund described in Section 4.5.

“Equity Funding Date” shall mean the earlier of (i) the date of the Completion of the Project, (ii) March 15, 1995 and (iii) the date on which an Event of Default shall have occurred and be continuing and an acceleration shall have occurred and not been rescinded pursuant to Section 9.2.

“Equity Letter of Credit” shall mean the irrevocable standby letter of credit issued by the Equity Letter of Credit Issuer to the Trustee contemporaneously with the initial authentication and delivery of the first Bonds to be authenticated and delivered under this Indenture, including any extensions thereof, in an initial face amount equal to $40,000,000, and containing provisions for the reduction of the face amount by the amount of any deposits in the Equity Fund (other than the deposit of the Development Fee in the Equity Fund in accordance with Section 4.5(a)).

“Equity Letter of Credit Issuer” shall mean Union Bank, or any other Person which may provide the Equity Letter of Credit.

“Equity Requirement” shall mean an amount equal to $60,000,000, as such amount may be reduced in accordance with Section 4.5(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Controlled Group” shall mean a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such ERISA Person, are treated as a single employer under regulations of the PBGC.

“ERISA Person” shall have the meaning set forth in Section 3(9) of ERISA for the term “person.”

“ESPC” shall mean Empire State Pipeline Company, Inc., a New York corporation.

“Event of Default” shall have the meaning specified in Section 9.1.

“Event of Eminent Domain” shall mean any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material part of the Collateral by any Governmental Authority.

“Event of Loss” shall mean an event which causes all or a portion of the Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“Facility” shall mean the natural gas-fired electrical and steam generating plant to be constructed by the Partnership in the Town of Scriba, New York including the major electrical and steam generating components, expected to have a net generating capacity of approximately 1000 megawatts (net average capacity), to be constructed on the Site pursuant to the Construction Contract.

“Facility Site” shall mean the tracts of land or interests therein located in the Town of Scriba, County of Oswego, State of New York which are more particularly described on Exhibit A to Mortgage No. 1.

“Federal Bankruptcy Code” shall mean Title 11 of the United States Code or any other federal bankruptcy code hereafter in effect.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Final Determination” shall mean a judgment, order or other binding decision of any court, agency or other tribunal having jurisdiction in the premises which is not subject to further appeal or for which the applicable appeal period has expired without any appeal being brought; provided that any judgment, order or other binding decision of any court, agency or other tribunal shall be considered a Final Determination notwithstanding the possibility that such judgment, order or other binding decision may be subject to review in a collateral action or proceeding (such as a proceeding under Article 78 of the New York CPLR) before any court, agency or other tribunal.

“Final Memorandum” shall mean the final Offering Circular dated January 19, 1993 relating to the offer and sale of the Bonds.

“First BLA” shall have the meaning specified in Section 4.3.

“Fuel” shall mean natural gas, fuel oil or any other fuel to be supplied to the Facility by the Fuel Supplier or any other person.

“Fuel Supplier” shall mean Enron Power Services, Inc., a Delaware corporation.

“Fuel Supplier Guarantor” shall mean Enron Corp., a Delaware corporation.

“Fuel Supplier Guaranty” shall mean the Base Guaranty Agreement, dated as of December 1, 1992, made and entered into by the Fuel Supplier Guarantor, to and for the benefit of the Partnership and its successors and permitted assigns.

“Fuel Supply Agreement” shall mean the Amended and Restated Base Gas Sales Agreement dated as of October 26, 1992 and amended as of December 1, 1992 between the Partnership and the Fuel Supplier.

“Fuel Transportation Agreements” shall mean the Empire Agreements, the ANR Agreements, the Great Lakes Transportation Agreements, the NIMO Gas Transportation Agreement, the Panhandle Agreements, the TransCanada Agreements and the Union Contracts.

“Fuel Transporters” shall mean Empire, ANR, Great Lakes, NIMO, Panhandle, TransCanada and Union.

“Funds” shall mean the funds established by Section 4.1.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Electric” shall mean General Electric Company, a New York corporation.

“General Partner” shall mean Sithe Independence, or any successors in interest, and any additional General Partner, in its capacity as a general partner of the Partnership.

“Global Bonds” shall mean one or more global securities in registered form representing all or a portion of the Bonds.

“Good Faith Contest” means the contest of an item if: (a) the item is diligently contested in good faith by appropriate proceedings timely instituted and (i) adequate reserves are established in accordance with GAAP with respect to the contested item and held in cash or Permitted Investments and (ii) during the period of such contest, the enforcement of any contested item is effectively stayed; or (b) the failure to pay or comply with the contested item during the period of such Good Faith Contest could not reasonably be expected to result in a Material Adverse Change.

“Governmental Approvals” shall mean any authorization, consent, approval, license, franchise, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority (including, without limitation, zoning variances, special exceptions and non-conforming uses) relating to the construction, ownership, operation or maintenance of the Project or to the execution, delivery or performance of any Project Document.

“Governmental Authority” shall mean the federal government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over any aspect of anticipated construction or operation of the Project.

“Great Lakes” shall mean Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership.

“Great Lakes Transportation Agreements” shall mean collectively, the Transportation Service Agreement dated as of May 5, 1992 between the Partnership and Great Lakes and the Agreement dated May 6, 1992 between the Partnership and Great Lakes, supplemental thereto.

“Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing in any manner any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, bonds or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guaranty” shall not include (x) endorsements for collection or deposit in the ordinary course of business, or (y) indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The term “Guaranty” or “Guaranteed” used as a verb has a correlative meaning.

“Hazardous Materials” means any toxic or hazardous pollutant, emissions, contaminants, chemicals, materials, wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, specifically including, but not limited to, Asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Holder” or “Securityholder” shall mean a Person in whose name a Bond is registered in the Security Register.

“IDA” shall mean the County of Oswego Industrial Development Agency.

“IDA Lease” shall mean the Ground Lease dated as of January 22, 1993 between the Partnership and the IDA.

“IDA Sublease” shall mean the Lease Agreement dated as of January 22, 1993 between the IDA and the Partnership.

“Indenture” shall mean this instrument as amended or supplemented from time to time pursuant to the terms hereof.

“Independent Engineer” shall mean R.W. Beck and Associates or its Eligible Successor.

“Independent Engineer’s Certificate” shall mean a certificate of an Authorized Representative of the Independent Engineer.

“Initial Interest Payment Date” with respect to Bonds of any series, shall mean the date of the Stated Maturity for the initial installment of interest on Bonds of such series.

“Initial Purchasers” shall mean, collectively, Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co.

“Insolvency” or “Insolvent” shall mean at any particular time, a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Consultant” shall mean Marsh & McClellan or its Eligible Successor.

“Insurance Proceeds” shall mean all amounts and proceeds (including instruments) in respect of the proceeds of any casualty insurance policy or title insurance policy, except proceeds of delayed opening or business interruption insurance.

“Interconnection Agreement” shall mean the Interconnection Agreement dated as of March 9, 1992 between the Partnership and NIMO, as supplemented by a letter agreement dated March 10, 1992, and as amended by Amendment No. 1 to the Interconnection Agreement dated as of July 24, 1992 entered into by NIMO and the Partnership and as further amended by Amendment No. 2 to the Interconnection Agreement dated as of November 17, 1992 entered into by NIMO and Partnership.

“Intercreditor Agreement” shall mean the Collateral Agency and Intercreditor Agreement, dated as of January 1, 1993, among the Trustee, the Credit Bank, the Fuel Supplier, the Company, the Partnership, the IDA and the Collateral Agent, in the capacities stated.

“Interest Fund” shall mean the fund described in Section 4.10.

“Investment Grade” shall mean a rating in one of the four highest rating categories (without regard to subcategories within such rating categories) by Standard & Poor’s Corporation, Moody’s Investor Services, Inc. or Fitch Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating the subject of such rating).

“Law” means any statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other), or preference, priority or other security agreement, preferential arrangement or encumbrance which has the practical effect of constituting a security interest (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Lien Law” shall mean the Lien Law of the State of New York, as amended.

“Limited Partners” shall mean Sithe Energies U.S.A., Sithe Energies, and Mitex, and such other persons who are admitted to the Partnership as substituted or additional Limited Partners.

“Loan” shall have the meaning specified in Section 3.1.

“Major Overhaul Expenses” shall mean, with respect to the Project, expenses incurred by the Partnership in connection with scheduled major overhauls of the Facility.

“Major Overhaul Fund” shall mean the fund described in Section 4.13.

“Major Overhaul Requirement” shall mean at any given time an amount equal to the amount set forth on Schedule 2 hereto.

“Material Adverse Change” shall mean a material adverse change in the business, results of operations, condition (financial or otherwise) or property of either the Partnership or the Company, or any event or occurrence of whatever nature, which in either case has had a material adverse effect on (i) either the Partnership’s or the Company’s ability to perform its obligations under this Indenture or (ii) the validity or priority of the Collateral Agent’s Liens on the Collateral (other than to a de minimis extent) pursuant to the Collateral Documents.

“Mitex” shall mean Mitex, Inc., a Massachusetts corporation.

“Mortgage” shall mean, collectively, Mortgage No. 1, Mortgage No. 2, Mortgage No. 3, Mortgage No. 4, Mortgage No. 5 and Mortgage No. 6, the relative priorities of which shall be determined by the order of recording.

“Mortgage No. 1” shall mean the Mortgage and Security Agreement dated as of January 1, 1993 given by the Partnership and the IDA to, and for the benefit of, the Collateral Agent in the face principal amount of $51,563,987.

“Mortgage No. 2” shall mean the First Building Loan Mortgage and Security Agreement dated as of January 1, 1993 given by the Partnership and the IDA to, and for the benefit of, the Collateral Agent in the face principal amount of $298,436,013.

“Mortgage No. 3” shall mean the Second Building Loan Mortgage and Security Agreement dated as of January 1, 1993 given by the Partnership and the IDA to, and for the benefit of, the Collateral Agent in the face principal amount of $365,006,148.

“Mortgage No. 4” shall mean the Mortgage and Security Agreement dated as of January 1, 1993 given by the Partnership and the IDA to, and for the benefit of, the Collateral Agent in the face principal amount of $2,234,852.

“Mortgage No. 5” shall mean the Credit Line Mortgage and Security Agreement dated as of January 1, 1993 given by the Partnership and the IDA to, and for the benefit of, the Collateral Agent in the face principal amount of $70,000,000.

“Mortgage No. 6” shall mean the Mortgage and Security Agreement dated as of January 1, 1993 given by the Partnership and the IDA to, and for the benefit of, the Collateral Agent in the face principal amount of $750,000,000.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

“NIMO” shall mean Niagara Mohawk Power Corporation, a New York corporation.

“NIMO Gas Transportation Agreement” shall mean the Gas Transportation Agreement dated as of March 11, 1992 between the Partnership and NIMO.

“NIMO Power Purchase Agreement” shall mean the Agreement dated as of July 24, 1992 as amended by the First Amendment to the Agreement dated as of November 16, 1992 between the Partnership and NIMO.

“Non-Qualifying Costs” shall mean Project Costs other than Qualifying Costs.

“Non-Qualifying Costs Sub-Fund” shall mean the sub-fund described in clause (b) of Section 4.2.

“Non-Qualifying Interest” shall mean interest on the Bonds, other than Qualifying Interest.

“Non-Qualifying Interest Sub-Fund” shall mean the sub-fund described in clause (b) of Section 4.4.

“Officers’ Certificate” shall mean a certificate of an Authorized Representative of the Partnership or the Company, as the case may be, and signed by the president, a vice president, the treasurer, an assistant treasurer, the secretary or an assistant secretary, of the General Partner or the Company, as applicable, and delivered to the Trustee.

“O&M Agreement” shall mean the Amended and Restated Operations and Maintenance Agreement dated as of August 25, 1992 between the Partnership and the Operator.

“O&M Procedures” shall have the meaning assigned thereto in the O&M Agreement.

“Operating Expenses” shall mean, for any Period, the operating and maintenance expenses of the Project for such Period, both paid or required to be paid during such Period, including, without limitation, the following: (a) insurance premiums, (b) franchise, licensing, excise, property and other taxes (other than federal and state income taxes) including payments under the PILOT Agreement and the IDA Sublease, (c) labor costs, (d) costs incurred or amounts payable under any Project Agreement (other than amounts payable as Debt Service, or costs in obtaining substitute materials, supplies or services), including, without limitation, the Fuel Supply Agreement (except payments under Sections 4.4, 4.5, 4.6(a) and 4.7 thereof), the Fuel Transportation Agreements, the Interconnection Agreement, the Transmission Services Agreement, the Alcan Energy Sales Contract, the Water Services Agreement, the County Water Facilities Agreement, and the O&M Agreement (including the management fee payable thereunder), and any contract or undertaking to which the Partnership is a party relating to the Project and entered into after the date hereof, (e) utilities, supplies and other services required for day-to-day operation of the Project, (f) general and administrative and management expenses and major maintenance costs with regard to the Project, including the repair, replacement or rebuilding of the Project in connection with an Event of Loss or an Event of Eminent Domain, in which the Casualty Proceeds or Eminent Domain Proceeds, as the case may be, therefrom do not exceed $3,000,000 (to the extent not paid from the moneys held in the Major Overhaul Fund or the Restoration Fund), (g) all amounts payable to the Credit Bank under the Credit Bank Documents, except for the amounts payable under Section 4.9(b)(i), (iv) and (vi), (h) fees and expenses payable to the Trustee and the Collateral Agent, (i) costs and fees incurred in connection with obtaining and maintaining in effect the Government Approvals, (j) fees and expenses payable to the General Partner pursuant to Section 12.3.2 of the Partnership Agreement, (k) costs relating to the settlement of litigation, fines, penalties, judgments and other costs associated with litigation, (l) costs relating to any exchange offer and any registration statement in respect of the Bonds or any other costs incurred by the Company or the Partnership in connection with the performance of its obligations hereunder and under the Collateral Documents, and (m) legal, accounting and other professional fees incurred in connection with any of the foregoing items or the Project.

“Operator” shall mean Sithe Energies Power Services, Inc., a California corporation.

“Opinion of Counsel” shall mean a written opinion of counsel for any Person either expressly referred to herein or otherwise reasonably satisfactory to the Trustee which may include, without limitation, counsel for the Company or the Partnership, whether or not such counsel is an employee of any of them.

“Outstanding”, when used with respect to Bonds, shall mean, as of the date of determination, all Bonds theretofore authenticated and delivered under this Indenture, except:

(i) Bonds theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Bonds or portions thereof deemed to have been paid within the meaning of Section 14.1; and

(iii) Bonds that have been exchanged for other securities or securities in lieu of which other Bonds have been authenticated and delivered pursuant to this Indenture other than any Bonds in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Bonds are held by a bona fide purchaser in whose hands such Bonds constitute valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal of Bonds outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder or whether or not a quorum is present at a meeting of Holders, Bonds owned by the Company, the Partnership or an Affiliate of any thereof shall be disregarded and deemed not to be outstanding as provided in Section 11.3.

“Panhandle” shall mean Panhandle Eastern Pipe Line Company, a Delaware corporation.

“Panhandle Agreements” shall mean, collectively, the Panhandle Precedent Agreement, the Panhandle Rate Agreement and the Panhandle Transportation Agreement.

“Panhandle Precedent Agreement” shall mean the Precedent Agreement for Firm Transportation Service dated as of March 20, 1992 between the Partnership and Panhandle.

“Panhandle Rate Agreement” shall mean the Agreement dated March 20, 1992 between the Partnership and Panhandle.

“Panhandle Transportation Agreement” shall mean the Transportation Services Agreement to be entered into by the Partnership and Panhandle in accordance with the Panhandle Precedent Agreement.

“Partner Security Agreement” shall mean the Partner Security Agreement dated as of January 1, 1993, among the Partners and the Collateral Agent.

“Partnership” shall have the meaning ascribed thereto in the Preamble.

“Partners” shall mean the General Partner and the Limited Partners.

“Partners’ Income Tax Deficiency” shall mean, for any Period, the excess (if any) of (a) the aggregate amount of Partners’ Income Taxes (including estimated Partners’ Income Taxes) in respect of such Period due and payable by the Partners (or the Affiliates of the Partners which are members of the same consolidated group for income tax purposes) as a result of the income of the Partnership allocable to such Partners or Affiliates or the investment of such Partners in the Partnership over (b) the aggregate amount of all Distributions made to the Partners in respect of such Period, which Partners’ Income Tax Deficiency shall be set forth in the Officer’s Certificate of the Partnership delivered to the Trustee pursuant to Section 4.14(b).

“Partners’ Income Taxes” shall mean any taxes that are based on or measured by gross or net income or receipts (including, without limitation, capital gains taxes, minimum taxes, income taxes collected by withholding and taxes on preference items) and any taxes which are capital, doing business, franchise, accumulated earnings, personal holding company, excess profits or net worth taxes, and interest, additions to tax, penalties or other charges in respect of any of the foregoing.

“Partnership Agreement” means the Agreement of Limited Partnership dated as of January 1, 1991 entered into by the General Partners and the Limited Partners.

“Partnership Distribution Fund” shall mean the fund described in Section 4.14.

“Partnership Guarantee” shall have the meaning ascribed thereto in Section 15.1.

“Partnership Request” and “Partnership Order” shall mean, respectively, a written request and a written order signed in the name of a general partner of the Partnership by any Authorized Representative of the Partnership, and delivered to the Trustee.

“Paying Agent” shall mean any Person acting as Paying Agent hereunder pursuant to Section 10.11.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Performance Test Completion” means, in connection with the Construction Contract, completion of the Project in accordance with and to the extent set forth in Section 17.2 of the Construction Contract.

“Performance Test Completion Date” means, in connection with the Construction Contract, the date on which Performance Test Completion in accordance with the Construction Contract actually occurs.

“Performance Test Completion Deadline” means, in connection with the Construction Contract, January 2, 1995, as such date may have been extended in accordance with the Construction Contract.

“Period” shall mean, as the context requires, a fiscal year, fiscal quarter or specified number of fiscal quarters of the Partnership or the Company.

“Permitted Investments” shall mean investments in securities that are: (i) direct obligations of the United States of America, or any agency thereof; (ii) obligations fully guaranteed by the United States of America or any agency thereof; (iii) certificates of deposit issued by commercial banks under the laws of the United States of America or of any political subdivision thereof or under the laws of Canada, Japan or any country that is a member of the European Economic Community having a combined capital and surplus of at least $500,000,000 and having long-term unsecured debt securities then rated at a rating equal to or higher than the rating assigned to the Bonds by at least two of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. and Fitch Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating unsecured indebtedness) or at a higher rating (but not more than $60,000,000 in principal amount at any given time from any one bank); (iv) open market commercial paper of any corporation incorporated or doing business under the laws of the United States of America or of any political subdivision thereof having a rating assigned by at least two of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. and Fitch Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating commercial paper) equal to the highest rating assigned by such organization to commercial paper (but not more than $60,000,000 in principal amount at any given time from any one company) or (v) guaranteed investment contracts of any financial institution organized under the laws of the United States of America or any state thereof or under the laws of Canada, Japan or any country that is a member of the European Economic Community, which financial institution has assets of at least $5,000,000,000 in the aggregate and has a long term debt rating which is (on the date of acquisition thereof) A or better by at least two of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. and Fitch Investors Service, Inc. (or any equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not then in the business of rating such obligations) (but not more than $60,000,000 in principal amount at any given time from any one institution).

“Permitted Liens” shall have the meaning ascribed thereto in Section 6.13.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

“PILOT Agreement” shall mean the Payment in Lieu of Taxes Agreement dated as of January 22, 1993 between the Partnership and the IDA.

“Place of Payment”, when used with respect to the Bonds of any series shall mean the office or agency maintained pursuant to Section 10.11 hereof and such other place or places, if any, where the principal of, and premium, if any, and interest on the Bonds of such series are payable as specified in the Series Supplemental Indenture setting forth the terms of the Bonds of such series.

“Plan” shall mean any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

(i) were the responsibility of the Partnership or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

(ii) are currently the responsibility of the Partnership or a member of its ERISA Controlled Group, or

(iii) hereafter become the responsibility of the Partnership or a member of its ERISA Controlled Group,

including any such plans as may have been, or may hereafter be, terminated for whatever reason.

“Plans and Specifications” shall mean the Work Scope as such term is defined in the Construction Contract.

“Power Purchase Agreements” shall mean the Con Ed Energy Purchase Agreement and the NIMO Power Purchase Agreement.

“Power Purchasers” shall mean NIMO and Con Ed.

“Predecessor Bonds”, with respect to any particular pond, shall mean any previous Bond evidencing all or a portion of the same debt as that evidenced by such particular Bond; for the purposes of this definition, any Bond authenticated and delivered under Section 2.9 in lieu of a lost, destroyed or stolen Bond shall be deemed to evidence the same debt as the lost, destroyed or stolen Bond.

“Preliminary Memorandum” shall mean the Preliminary Offering Circular dated December 14, 1992 relating to the offer and sale of the Bonds.

“Prepayment Date” shall have the meaning set forth in Section 7.2.

“Principal Fund” shall mean the fund described in Section 4.11.

“Progress Report” shall mean the periodic report of the Construction Contractor delivered to the Partnership pursuant to Section 7.10 of the Construction Contract.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or has not been secured.

“Project” shall mean, collectively, the Facility, the electrical interconnection, steam interconnection, and related natural gas pipeline interconnection, associated materials and environmental control equipment and ancillary structures, equipment and systems and the Site.

“Project Agreements” shall mean the Power Purchase Agreements, the Construction Contract, the Alcan Energy Sales Contract, the Transmission Services Agreement, the Fuel Supply Agreement, the Fuel Supplier Guaranty, the EBASCO Parent Guaranty, the Fuel Transportation Agreements, the Partnership Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Interconnection Agreement, the PILOT Agreement, the O&M Agreement, the Water Services Agreement, the County Water Facilities Agreement, the Alcan Transmission Licensing Agreement, the Alcan P&W Licensing Agreement, the Alcan Noise Easement, the IDA Lease, the IDA Sublease, the Easements, Consents from each of the Project Participants and all Additional Contracts.

“Project Costs” shall mean all costs and expenses paid, incurred or to be incurred by the Company and the Partnership in connection with the development, financing, design, engineering, acquisition, construction, assembly, inspection, testing, completion and start-up of the Project, including, without limitation, the initial inventory of Fuel and other consumables, Debt Service (excluding payments of principal of the Bonds) and Operating Expenses prior to the Completion of the Project, Contractor bonus payments, if any, amounts payable in respect of the granting of Easements, amounts payable in respect of obtaining or maintaining Government Approvals, reimbursement obligations to NIMO pursuant to the Interconnection Agreement, amounts payable prior to the Completion of the Project under the Project Documents and any contract or undertaking to which the Partnership is a party relating to the Project entered into after the date hereof (excluding payments of principal of the Bonds), fees and expenses payable to the Trustee and the IDA, legal and other transaction costs and all other capitalized fees and expenditures including fees payable to the Operator and the Development Fee payable to Sithe Energies.

“Project Documents” shall mean each of the Project Agreements, the Indenture, the Bonds, the Intercreditor Agreement, the Equity Contribution Agreement, the Collateral Documents and the Credit Bank Documents.

“Project Participants” shall mean the City, the County, the Operator, the Contractor, the Power Purchasers, the Fuel Supplier, the Fuel Supplier Guarantor, the EBASCO Parent Guarantor, Alcan, the County, the Fuel Transporters and the IDA.

“Project Revenue Fund” shall mean the fund described in Section 4.9.

“Project Revenues” shall mean, for any period, the sum of the following (without duplication) received by the Partnership or credited to the account of the Partnership as described in clause (c) below on a cash basis during such period: (a) all revenues under the Power Purchase Agreements and the Steam Agreement plus (b) all other revenues, whether from the sale of electrical capacity or electricity, thermal energy or by-products of the operation of the Facility or otherwise plus (c) investment earnings on amounts in the Funds, but only to the extent such investment earnings have been transferred to the Project Revenue Fund plus (d) the proceeds of any Delay Liquidated Damages paid by the Contractor during such period plus (e) the proceeds of any delayed opening or business interruption insurance and other payments received for delayed opening or interruption of operations plus (f) refunds of deposits plus (g) all rental and other payments received by the Partnership from the lease or sale of any portion of the Site plus (h) all other income, howsoever earned, received by the Partnership during such period. Project Revenues shall exclude, to the extent included, proceeds of the Bonds, the Loan by the Company to the Partnership and contributions to capital.

“Projected Debt Service Coverage Ratio” shall mean, at any time of determination thereof, a projection of the Debt Service Coverage Ratio for each calendar year over the remaining term of the Bonds Outstanding having the longest Stated Maturity prepared by the Partnership in good faith based upon assumptions consistent in all material respects with the Project Agreements and the historical operating results of the Project, if any. Whenever this Agreement provides for the determination of a Projected Debt Service Coverage Ratio, the Projected Debt Service Coverage Ratio shall be set forth in an Officers’ Certificate of the Partnership filed with the Trustee and shall not be effective unless the Officers’ Certificate of the Partnership is accompanied by an Independent Engineer’s Certificate, dated the date of the Officers’ Certificate, stating that, based upon reasonable investigation and review, the Projected Debt Service Coverage Ratio is based on reasonable assumptions consistent in all material respects with the Project Agreements and the historical operating results of the Project, if any, and that the Independent Engineer believes the Projected Debt Service Coverage Ratio to be reasonable in light of such assumptions.

“Projected Debt Service Coverage Ratio (Fiscal Quarter)” shall mean a projection of the Debt Service Coverage Ratio for any fiscal quarter prepared by the Partnership in good faith based upon assumptions consistent in all material respects with the Project Agreements and the historical operating results of the Project, if any. Whenever this Agreement provides for the determination of a Projected Debt Service Coverage Ratio (Fiscal Quarter), the Projected Debt Service Coverage Ratio (Fiscal Quarter) shall be set forth in an Officers’ Certificate of the Partnership filed with the Trustee and shall not be effective unless the Officers’ Certificate of the Partnership is accompanied by an Independent Engineer’s Certificate, dated the date of the Officers’ Certificate, stating that, based upon reasonable investigation and review, the Projected Debt Service Coverage Ratio (Fiscal Quarter) is based on reasonable assumptions consistent in all material respects with the Project Agreements and the historical operating results of the Project, if any, and that the Independent Engineer believes the Projected Debt Service Coverage Ratio (Fiscal Quarter) to be reasonable in light of such assumptions.

“Prudent Engineering and Operating Practices” means the practices, methods and acts generally engaged in or approved by the electric utility industry that at a particular time for electrical and steam generating facilities of similar design and construction as the Facility, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition.

“PURPA” shall mean the Public Utility Regulatory Policies Act of 1978.

“Qualifying Costs” shall have the meaning specified in Section 1 of the First BLA.

“Qualifying Costs Sub-Fund” shall mean the sub-fund described in clause (a) of Section 4.2.

“Qualifying Facility” shall mean a “qualifying cogeneration facility” in accordance with PURPA and the rules and regulations of FERC under PURPA relating thereto.

“Qualifying Interest” shall have the meaning specified in Section 2 of the BLA.

“Qualifying Interest Sub-Fund” shall mean the sub-fund described in clause (a) of Section 4.4.

“Redemption Date” shall have the meaning set forth in Section 7.2.

“Registered Depositary” shall mean The Depository Trust Company, having a principal office at 55 Water Street, New York, New York 10041-0099, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its securities payment and transfer operations.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of January 19, 1993 among the Company, the Partnership and the Initial Purchasers.

“Regular Record Date”, for the Stated Maturity of any Bond of a series, or for the Stated Maturity of any installment of principal thereof or payment of interest thereon, shall mean the 15th day (whether or not a Business Day) next preceding such Stated Maturity, or any other date specified for such purpose in the form of Bond of such series attached to the Series Supplemental Indenture relating to the Bonds of such series.

“Release”, when used in connection with any Environmental Discharge or Hazardous Materials, shall mean and include any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, where such release is either regulated by applicable Environmental Law or may serve as the basis for liability.

“Reorganization” shall mean if, at any particular time, a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall have the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in 4063(a) of ERISA or an event requiring the Partnership or any member of the Partnership’s ERISA Controlled Group to provide security to a Plan under Section 401(a)(29) of ERISA.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or partnership agreement or other organizational or governing documents of such Person, and, any Law applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject, and, as to the Company, the Partnership or the Project, any Law applicable to or binding on the Project or any of its properties or to which the Project or any of its properties is subject, including, without limitation, relevant Environmental Laws, restrictive land use covenants and zoning, use and building codes, laws, regulations and ordinances.

“Responsible Officer”, when used with respect to the Trustee, shall mean any officer in the Corporate Trust Department of the Trustee or any other officer of the Trustee to whom a matter is referred by any officer in the Corporate Trust Department because of his knowledge and familiarity with the particular subject.

“Restoration Fund” shall mean the fund described in Section 4.8.

“Restricted Securities” shall have the meaning specified in Section 2.8.

“Rule 144 Information” shall have the meaning specified in Section 6.22.

“SCPC” shall mean St. Clair Pipeline Company, Inc., a New York corporation.

“SEC” shall mean the Securities and Exchange Commission of the United States of America or any successor agency.

“Second BLA” shall have the meaning given such term in Section 4.3.

“Security” shall mean any shares, stock, bonds, debentures, notes, evidences of indebtedness or any other instruments commonly known as “securities”.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement and Assignment of Contracts dated as of January 1, 1993, made by the Partnership in favor of the Collateral Agent.

“Security Register” shall have the meaning specified in Section 2.8.

“Security Registrar” shall mean any Person acting as Security Registrar pursuant to Section 10.11.

“Senior Debt” shall mean the Outstanding Bonds, the outstanding principal amount of any loans under the Credit Bank Working Capital Loan Agreement, the outstanding principal amount of any loans under the Credit Bank Reimbursement Agreement and any other Debt (other than the Loan) which ranks senior to, or on a parity with, the Bonds.

“Series Supplemental Indenture” shall mean an indenture supplemental to this Indenture entered into by the Company, the Partnership and the Trustee for the purpose of establishing, in accordance with this Indenture, the title, form and terms of the Bonds of any series; “Series Supplemental Indentures” shall mean each and every Series Supplemental Indenture.

“Sinking Fund” shall have the meaning set forth in Section 8.2.

“Sinking Fund Redemption Date” shall have the meaning set forth in Section 8.2.

“Site” shall mean, collectively, the Facility Site and the Easements.

“Sithe Energies” shall mean Sithe Energies, Inc., a Delaware corporation.

“Sithe Energies U.S.A.” shall mean Sithe Energies U.S.A., Inc., a Delaware corporation.

“Sithe Independence” shall mean Sithe/Independence, Inc., a Delaware corporation.

“Special Record Date” for the payment of any defaulted principal or interest shall mean a date fixed by the Trustee pursuant to Section 2.10.

“Stated Maturity” when used with respect to any Bond or any installment of principal thereof or payment of interest thereon, shall mean the date specified in such Bond as the fixed date on which such Bond or such installment of principal or payment of interest is due and payable.

“Sub-Funds” shall mean the sub-funds established by Section 4.1.

“Subordinated Debt” shall mean all Debt of the Partnership or the Company subordinated in right of payment to the payment of the Bonds in accordance with the subordination provisions attached as Schedule 3 hereto.

“Subsidiary” shall mean, with respect to any Person, any other Person, (whether now existing or hereafter organized) of which at least a majority of the securities having ordinary voting power for the election of directors (other than securities or other ownership interests having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person or any combination thereof.

“Substitute Debt Service Coverage Ratio” shall mean for any Period, the ratio of (i) the sum of (a) all net income of the Partnership properly attributable to such Period, as determined in accordance with GAAP, plus (b) all depreciation, amortization, deferred taxes and any other non-cash items and all accrued interest in respect of Debt Service for such Period, to the extent such items are taken into account in determining net income for such Period, plus (c) the balance held in the Partnership Distribution Fund as of the date of determination of the Substitute Debt Service Coverage Ratio to (ii) Debt Service payable by the Partnership with respect to such Period.

“Substitute Letter of Credit” shall mean an irrevocable standby letter of credit (i) issued by a commercial bank rated “A” by Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating commercial banks) at the time of issuance, (ii) in form and substance reasonably acceptable to the Trustee, (iii) with a minimum term of one (1) year, (iv) for the benefit of the Trustee and (v) providing for the amount thereof to be available to the Trustee in multiple drawings conditioned only upon presentation of sight drafts accompanied by the applicable certificate in the form attached to such letter of credit.

“Termination Event” shall mean (i) a Reportable Event, or (ii) the initiation of any action by the Partnership, any member of the Partnership’s ERISA Controlled Group or any Plan fiduciary to terminate a Plan or the treatment of an amendment to a Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate a Plan or to appoint a trustee to administer any Plan.

“Title Company” shall mean, jointly and severally, TICOR Title Guarantee Company, a New York corporation, and TICOR Title Insurance Company, a California corporation.

“Title Policy” shall mean, collectively, the policy or policies of title insurance insuring any or all of the mortgages constituting the Mortgage.

“TransCanada” shall mean TransCanada Pipelines Limited, an Ontario corporation.

“TransCanada Agreements” shall mean the TransCanada Precedent Agreement (ANR Volumes), the TransCanada Transportation Agreement (ANR Volumes), the TransCanada Financial Assurances Agreement (ANR Volumes), the TransCanada Precedent Agreement (Panhandle Volumes), the TransCanada Transportation Agreement (Panhandle Volumes), the TransCanada Financial Assurances Agreement (Panhandle Volumes), the TransCanada Assignment Agreement and the TransCanada Disaggregation Agreement.

“TransCanada Assignment Agreement” shall mean the Assignment Agreement to be entered into among TransCanada, the Partnership and Union as contemplated by the TransCanada Precedent Agreement (ANR Volumes).

“TransCanada Disaggregation Agreement” shall mean the Agreement dated as of November 6, 1992 between TransCanada and the Partnership.

“TransCanada Financial Assurances Agreement (ANR Volumes)” shall mean the Performance Agreement on Financial Assurances dated as of November 6, 1992 among TransCanada, the Partnership, the Fuel Supplier and the Fuel Supplier Guarantor entered into in accordance with the TransCanada Precedent Agreement (ANR Volumes).

“TransCanada Financial Assurances Agreement (Panhandle Volumes)” shall mean the Performance Agreement on Financial Assurances dated as of November 6, 1992 among TransCanada, the Partnership, the Fuel Supplier and the Fuel Supplier Guarantor entered into in accordance with the TransCanada Precedent Agreement (Panhandle Volumes).

“TransCanada Precedent Agreement (ANR Volumes)” shall mean the Precedent Agreement dated as of November 6, 1992 between TransCanada and the Partnership, as amended by the Amending Agreement, dated as of January 21, 1993, relating to the transportation of approximately 117,200 thousand cubic feet of natural gas per day from TransCanada’s St. Clair receipt point to TransCanada’s Chippawa delivery point.

“TransCanada Precedent Agreement (Panhandle Volumes)” shall mean the Precedent Agreement dated as of November 6, 1992 between TransCanada and the Partnership, as amended by the Amending Agreement, dated as of January 21, 1993, relating to the transportation of approximately 35,500 thousand cubic feet of natural gas per day from TransCanada’s Kirkwall receipt point to TransCanada’s Chippawa delivery point.

“TransCanada Transportation Agreement (ANR Volumes)” shall mean the Firm Service Contract For Firm Transportation Service to be entered into by the Partnership and TransCanada in accordance with the terms of the TransCanada Precedent Agreement (ANR Volumes).

“TransCanada Transportation Agreement (Panhandle Volumes)” shall mean the Firm Service Contract For Firm Transportation Service to be entered into by the Partnership and TransCanada in accordance with the terms of the TransCanada Precedent Agreement (Panhandle Volumes).

“Transmission Services Agreement” shall mean the Transmission Services Agreement dated as of November 5, 1991 between Sithe Independence (formerly Lake View, Inc.) and NIMO, as assigned by Sithe Independence to the Partnership pursuant to the Assignment, Assumption and Amendment of Transmission Services Agreement dated as of March 9, 1992 entered into among the Partnership, Sithe Independence and NIMO.

“Transfer” shall mean a sale, transfer, assignment, hypothecation, pledge or other disposition and, when used as a verb, shall have a correlative meaning.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, as in force at the date as of which this Indenture was executed, except as provided in Section 13.6.

“Trustee” shall mean the Person named as the “Trustee” in the Preamble of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter shall mean such successor Trustee.

“Unfunded Benefit Liabilities” shall mean with respect to any Plan the amount (if any) by which (i) the present value of all benefit liabilities (within the meaning of Section 4001(a)(1) of ERISA) under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for which a valuation for such Plan has been completed (on the basis of assumptions used in such actuarial valuations).

“Uniform Commercial Code or UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York and any other jurisdiction the laws of which control the creation or perfection of security interests under the Collateral Documents.

“Union” shall mean Union Gas Limited, an Ontario corporation.

“Union Contract No. C10018” shall mean the Union Contract No. C10018 dated as of April 10, 1992 between the Partnership and Union.

“Union Contract No. C10020” shall mean the Union Contract No. C10020 dated as of April 20, 1992 between the Partnership and Union.

“Union Contract No. M12012” shall mean the Union Contract No. M12012 dated as of April 6, 1992 between the Partnership and Union.

“Union Contract No. M12016” shall mean the Union Contract No. M12016 dated as of April 21, 1992 between the Partnership and Union.

“Union Contract No. M12017” shall mean the Union Contract No. M12017 dated as of April 10, 1992 between the Partnership and Union.

“Union Contract No. M12022” shall mean the Union Contract No. M12022 dated as of April 20, 1992 between the Partnership and Union.

“Union Contracts” shall mean, collectively, Union Contract No. C10018, Contract No. C10020, Union Contract M12012, Union Contract M12016, Union Contract M12017 and Union Contract 12022, the letter dated November 4, 1992 from Union to the Partnership concerning certain financial assurances and the letter dated May 26, 1992 from Union to the Partnership containing additional terms and conditions.

“United States Person” shall have the meaning specified in Section 6.22.

“Water Services Agreement” shall mean the Water Service Agreement dated as of May 11, 1992 between the Partnership and the City.

SECTION 1.2 Compliance Certificates and Opinions. Except as otherwise expressly provided by this Indenture, upon any application or request by the Company or the Partnership to the Trustee to take any action under any provision of this Indenture, the Company or the Partnership, as the case may be, shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any particular application or request as to which the furnishing of documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with; and

(e) in the case of an Officers’ Certificate, a statement that no Event of Default under this Indenture has occurred and is continuing.

SECTION 1.3 Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company or of the Partnership may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows or has reason to believe that the certificate or opinion or representations with respect to-the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company or of the Partnership, as the case my be, stating that the information with respect to such factual matters is in the possession of the Company or the Partnership, respectively, unless such counsel knows or in the exercise of reasonable care should know that the certificate or opinion or representations with respect to such matters are erroneous.

Any Opinion of Counsel stated to be based on the opinion of other counsel shall be accompanied by a copy of such other opinion.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 1.4 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing or, alternatively, may be embodied in and evidenced by the record of Holders of Bonds voting in favor thereof, either in person or by proxies duly appointed in writing, at any meeting of Holders of Bonds duly called and held in accordance with the provisions of Article 12, or a combination of such instruments and any such record. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record, or both, are delivered to the Trustee, and when it is specifically required herein, to the Company and/or Partnership. Such instrument or instruments and any such record (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments and so voting at any such meeting. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 10.1) conclusive in favor of the Trustee, the Company and the Partnership, if made in the manner provided in this Section 1.4. The record of any meeting of Holders of Bonds shall be proved in the manner provided in Section 12.6.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the certificate of any public or other officer of any jurisdiction authorized to take acknowledgments of deeds or administer oaths that the Person executing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary or other such officer, and where such execution is by an officer of a corporation or association or of a partnership, on behalf of such corporation, association or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The principal amount and serial numbers of Bonds held by any Person, and the date or dates of holding the same, shall be proved by the Security Register and the Trustee shall not be affected by notice to the contrary.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Bond shall bind every future Holder of the same Bond and the Holder of every Bond issued upon the transfer thereof or the exchange therefor or in lieu thereof, whether or not notation of such action is made upon such Bond.

(e) Until such time as written instruments shall have been delivered with respect to the requisite percentage of principal amount of Bonds for the action contemplated by such instruments, any such instrument executed and delivered by or on behalf of a Holder of Bonds may be revoked with respect to any or all of such Bonds by written notice by such Holder or any subsequent Holder, proven in the manner in which such instrument was proven.

(f) Bonds of any series authenticated and delivered after any Act of Holders may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any action taken by such Act of Holders. If the Company shall so determine, new Bonds of any series so modified as to conform, in the opinion of the Trustee and the Company, to such action, may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Bonds of such series.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to sign any instrument evidencing or embodying an Act of the Holders. If a record date is fixed, those Persons who were Holders at such record date (or their duly appointed agents), and only those Persons, shall be entitled to sign any such instrument evidencing or embodying an Act of Holders or to revoke any such instrument previously signed, whether or not such persons continue to be Holders after such record date. No such instrument shall be valid or effective if signed more than 90 days after such record date, and may be revoked as provided in paragraph (e) above.

SECTION 1.5 Notices, etc. to Trustee, Company and Partnership. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(a) the Trustee by any Holder, by the Company, by the Partnership or by an Authorized Agent shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, or

(b) the Company by the Trustee, by any Holder, by the Partnership or by an Authorized Agent shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee and the Partnership by the Company for such purpose, or

(c) the Partnership by the Trustee, by any Holder, by the Company or by an Authorized Agent shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee and the Company by the Partnership for such purpose.

SECTION 1.6 Notices to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder, at its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date prescribed for the giving of such notice. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders, and any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given.

SECTION 1.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 1.8 Effect of Heading and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.9 Successors and Assigns. All covenants, agreements, representations and warranties in this Indenture by the Trustee, the Partnership and the Company shall bind and, to the extent permitted hereby, shall inure to the benefit of and be enforceable by their respective successors and assigns, whether so expressed or not.

SECTION 1.10 Severability Clause. In case any provision in this Indenture or in the Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.11 Benefits of Indenture. Nothing in this Indenture or in the Bonds, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Bonds, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 1.12 GOVERNING LAW. THIS INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

SECTION 1.13 Legal Holidays. In any case where the Redemption Date, Prepayment Date or the Stated Maturity of any Bond or of any installment of principal thereof or payment of interest thereon, or any date on which any defaulted interest is proposed to be paid, shall not be a Business Day, then (notwithstanding any other provision of this Indenture or such Bond) payment of interest and/or principal, and/or premium, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Redemption Date, Prepayment Date or at the Stated Maturity, or on the date on which the defaulted interest is proposed to be paid, and, except as provided in the Series Supplemental Indenture setting forth the terms of such Bond, if such payment is timely made, no interest shall accrue for the period from and after such Redemption Date, Prepayment Date or Stated Maturity, or date for the payment of defaulted interest, as the case may be, to the date of such payment.

SECTION 1.14 Execution in Counterparts. This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one of the same instrument.

SECTION 1.15 Agency. In executing the Bonds and this Indenture, the Company will be acting both as principal and as agent for the Partnership to the extent of the Partnership’s obligations under the Bonds. As used in this Indenture, references to the “Company” shall be interpreted to include the Company in its capacity as principal and the Company in its capacity as agent pursuant to an agency agreement between the Partnership and the Company with respect to the Partnership’s obligations under this Indenture.

ARTICLE 2

THE BONDS

SECTION 2.1 Form of Bond to Be Established by Series Supplemental Indenture. The Bonds of each series shall be substantially in the form (not inconsistent with this Indenture, including Section 2.5 hereof) established in the Series Supplemental Indenture relating to the Bonds of such series.

SECTION 2.2 Form of Trustee’s Authentication. The Trustee’s certificate of authentication on all Bonds shall be in substantially the following form:

This Bond is one of the Bonds referred to in the within-mentioned Indenture.

as Trustee

By
Authorized Signatory

SECTION 2.3 Amount Unlimited; Issuable in Series. The aggregate principal amount of Bonds that may be authenticated and delivered under this Indenture is unlimited.

The Bonds may be issued in one or more series. There shall be established in one or more Series Supplemental Indentures, prior to the issuance of Bonds of any series:

(a) the title of the Bonds of such series (which shall distinguish the Bonds of such series from all other Bonds) and the form or forms of Bonds of such series;

(b) any limit upon the aggregate principal amount of the Bonds of such series that may be authenticated and delivered under this Indenture (except for Bonds authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Bonds of such series pursuant to Section 2.7, 2.8, 2.9, 7.6 or 13.7 and except for Bonds that, pursuant to the last paragraph of Section 2.4 hereof, are deemed never to have been authenticated and delivered hereunder);

(c) the date or dates on which the principal of the Bonds of such series is payable, the amounts of principal payable on such date or dates and the Regular Record Date for the determination of Holders to whom principal is payable; and the date or dates on or as of which the Bonds of such series shall be dated, if other than as provided in Section 2.13;

(d) the rate or rates at which the Bonds of such series shall bear interest, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the Regular Record Date for the determination of Holders to whom interest is payable; and the basis of computation of interest, if other than as provided in Section 2.13(b);

(e) if other than as provided in Section 10.11, the place or places where (i) the principal of, premium, if any, and interest on Bonds of such series shall be payable, (ii) Bonds of such series may be surrendered for registration of transfer or exchange and (iii) notices and demands to or upon the Company in respect of the Bonds of such series and this Indenture may be served;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which Bonds of such series may be redeemed, in whole or in part, at the option of the Company;

(g) the obligation, if any, of the Company to redeem, purchase or repay Bonds of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the price or prices at which and the periods or periods within which and the terms and conditions upon which Bonds of such series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

(h) if other than denominations of $100,000 and any integral multiple thereof, the denominations in which Bonds of such series shall be issuable;

(i) the restrictions or limitations, if any, on the transfer or exchange of the Bonds;

(j) the obligation, if any, of the Company to file a registration statement with respect to the Bonds of such series or to exchange the Bonds of such series for bonds registered pursuant to the Securities Act;

(k) any other terms of such series (which terms shall not be inconsistent with the provisions of this Indenture); and

(l) any trustees, authenticating or paying agents, warrant agents, transfer agents or registrars with respect to the Bonds of such series.

SECTION 2.4 Authentication and Delivery of Bonds. Subject to Section 2.3, at any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Bonds of any series executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Bonds, and the Trustee shall thereupon authenticate and make available for delivery such Bonds in accordance with such Company Order, without any further action by the Company. No Bond shall be secured by or entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Bond a certificate of authentication, in the form provided for herein, executed by the Trustee by the manual signature of any Authorized Signatory, and such certificate upon any Bonds shall be conclusive evidence, and the only evidence, that such Bond has been duly authenticated and delivered thereunder. In authenticating such Bonds and accepting the additional responsibilities under this Indenture in relation to such Bonds, the Trustee shall be entitled to receive, and (subject to Section 10.1) shall be fully protected in relying upon:

(a) an executed Series Supplemental Indenture with respect to the Bonds of such series;

(b) an Officers’ Certificate of the Company (i) certifying as to resolutions of the Board of Directors of the Company by or pursuant to which the terms of the Bonds of such series were established, (ii) certifying that all conditions precedent under this Indenture to the Trustee’s authentication and delivery of such Bonds have been complied with and (iii) certifying that the terms of the documents referred to in clause (e) below are not inconsistent with the terms of this Indenture as then and theretofore supplemented;

(c) an Officers’ Certificate of the Partnership to the effect of clause (b) above;

(d) an Opinion of Counsel to the effect that (i) the form or forms and the terms of such Bonds have been established by a Series Supplemental Indenture as permitted by Sections 2.1 and 2.3 in conformity with the provisions of this Indenture, and (ii) the Bonds of such series, when authenticated and made available for delivery by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights and remedies generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(e) such other documents and evidence with respect to the Company and the Partnership as the Trustee may reasonably request.

In connection with the initial authentication and delivery of the first Bonds to be authenticated and delivered by the Trustee hereunder, contemporaneously with authenticating and delivering such Bonds, the Company shall deliver to the Trustee the originals of the Equity Letter of Credit and the Debt Service Letter of Credit. Prior to the authentication and delivery of a series of Bonds, the Trustee shall also receive such other funds, accounts, documents, certificates, instruments or opinions as may be required by the related Series Supplemental Indenture.

Notwithstanding the foregoing, if any Bond shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Bond to the Trustee for cancellation as provided in Section 2.12 together with a written statement (which need not comply with Section 1.2 and need not be accompanied by an Opinion of Counsel) stating that such Bond has never been issued and sold by the Company, for all purposes of this Indenture such Bond shall be deemed never to have been authenticated and delivered hereunder and shall never have been or be entitled to the benefits hereof.

SECTION 2.5 Form. The Bonds of each series shall be in registered form and may have such letters, numbers or other marks of identification and such legends or endorsements printed, lithographed, engraved, typewritten or photocopied thereon, as may be required to comply with the rules of any securities exchange upon which the Bonds of any such Series are to be listed (if any) or to conform to any usage in respect thereof, or as may, consistently herewith, be prescribed by the Board of Directors of the Company or by the officers executing such Bonds, such determination by said officers to be evidenced by their signing the Bonds.

The Bonds shall be issued in the form of (i) definitive Bonds and (ii) one or more Global Bonds. The definitive Bonds so delivered shall be registered in the name or names of such Persons and for the principal sums as the Company may request. The Global Bond shall be registered in the name of the Registered Depositary or its nominee, Cede & Co., and shall represent the beneficial interests of Persons purchasing the Bonds in transactions complying with Rule 144A under the Securities Act. So long as the Registered Depositary or its nominee is the registered owner of the Global Bond, it shall be considered the Holder of the Bonds represented thereby for all purposes hereunder and under the Global Bond. Neither the Company nor any

Paying Agent shall have any responsibility or liability for any aspect of the records relating to or payments made by the Registered Depositary on account of beneficial interests in the Global Bond. Unless and until a definitive Bond is issued to a beneficial owner of an interest in the Global Bond, interests in the Global Bond shall be transferred on the Registered Depositary’s book-entry settlement system.

The Bonds shall be printed, lithographed, engraved, typewritten, photocopied or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange upon which the Bonds of any such Series are to be listed (if any), all as determined by the officers executing such Bonds, as evidenced by their execution of such Bonds.

SECTION 2.6 Execution of Bonds. The Bonds shall be executed on behalf of the Company by its President or one of its Vice Presidents under its corporate seal reproduced thereon. The signature of any such officers on the Bonds may be manual or facsimile.

Bonds bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, the proper officers of the Company, shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Bonds or did not hold such offices at the date of such Bonds.

SECTION 2.7 Temporary Bonds. Pending the preparation of definitive Bonds of any series, the Company may execute, and upon Company Order the Trustee shall authenticate and make available for delivery, temporary Bonds of such series that are printed, lithographed, typewritten, photocopied or otherwise produced, in any denomination, substantially of the tenor of the definitive Bonds in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Bonds may determine, as evidenced by their execution of such Bonds.

If temporary Bonds of any series are issued, the Company will cause definitive Bonds of such series to be prepared without unreasonable delay. After the preparation of definitive Bonds of such series, the temporary Bonds of such series shall be exchangeable for definitive Bonds of such series upon surrender of the temporary Bonds of such series at the office or agency of the Company, for such purpose, at the Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Bonds of any series, the Company shall execute, and the Trustee shall authenticate and make available for delivery, in exchange therefor, definitive Bonds of such series of authorized denominations and of like tenor and aggregate principal amount. Until so exchanged, such temporary Bonds of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Bonds of such series.

SECTION 2.8 Registration, Restrictions on Transfer and Exchange. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register which, subject to such reasonable regulations as the Company may prescribe, shall provide for the registration of Bonds and for the registration of transfers and exchanges of Bonds. This register and, if there shall be more than one Security Registrar, the combined registers maintained by all such Security Registrars, are herein sometimes referred to as the “Security Register.” The Trustee is hereby appointed “Security Registrar” for the purpose of registering Bonds and transfers of Bonds as herein provided.

If a Person other than the Trustee is appointed by the Company as Security Registrar, the Company will give the Trustee prompt written notice of the appointment of a Security Registrar and of the location, and any change in the location of the Security Register, and the Trustee shall have the right to inspect the Security Register at all reasonable times and to obtain copies thereof, and the Trustee shall have the right to rely upon an officers’ certificate executed on behalf of the Security Registrar as to the names and addresses of the Holders of the Bonds and the principal amounts and numbers of such Bonds.

At the option of the Holder, Bonds of any series may be exchanged for other Bonds of the same series to be registered in the name of such Holder, of authorized denominations and of like tenor and aggregate principal amount, upon surrender of the Bonds to be exchanged at any office or agency maintained for such purpose pursuant to Section 10.11(a). Whenever any Bonds are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and make available for delivery, the Bonds which the Holder making the exchange is entitled to receive.

Any Global Bond shall be exchangeable at the option of the beneficial owner of an interest in such Bond for definitive Bonds registered in the name of any Person other than the Registered Depositary or its nominee at any time following issuance of such Bond.

A beneficial owner of an interest in the Global Bond desiring to exchange its beneficial interest in such Bond for a definitive Bond or Bonds shall instruct the Registered Depositary to request such exchange on its behalf and shall provide a written order containing registration instructions to the Trustee. Upon receipt by the Trustee of electronic or written instructions from the Registered Depositary or its nominee on behalf of such beneficial owner, the Trustee shall cause, in accordance with the standing instructions and procedures existing between the Registered Depositary and the Trustee, the aggregate principal amount of the Global Bond to be reduced by the amount so exchanged and shall appropriately reflect such reduction of the aggregate principal amount of the Global Bond as described below. Following such reduction, the Trustee shall authenticate and deliver to such beneficial owner or the transferee, as the case may be, a definitive Bond or Bonds previously executed by the Company as described above and registered in such names and authorized denominations as the Registered Depositary, pursuant to the instructions of the beneficial owner requesting the exchange, shall instruct the Trustee.

In addition to the foregoing, the beneficial interests represented by any Global Bond shall be issued as definitive Bonds to Holders or their nominees, rather than to Cede & Co. as nominee for the Registered Depositary, if (i) the Company advises the Trustee in writing that the Registered Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to the Bonds and the Company is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system through the Registered Depositary with respect to the Bonds or (iii) after the occurrence of an Event of Default, beneficial owners holding interests representing an aggregate principal amount of Bonds of not less than 51% of the Bonds represented by the Global Bond advise the Trustee through the Registered Depositary in writing that the continuation of a book-entry system through the Registered Depositary with respect to the Bonds is no longer in such owners’ best interests.

Upon the occurrence of any of the events in clauses (i) through (iii) of the preceding paragraph, the Trustee shall, upon receipt of information from the Registered Depositary, be required to notify all Persons who hold a beneficial interest in the Global Bond through participants in the Registered Depositary or indirect participants through participants in the Registered Depositary of the availability of definitive Bonds. Upon surrender by the Registered Depositary of the Global Bond and receipt of instructions for re-registration, the Security Registrar will reissue the Global Bond as definitive Bonds.

Upon any exchange of a portion of the Global Bond for definitive Bonds, the Security Registrar shall reflect the reduction of the principal amount of the Global Bond on the Register. Until exchanged in full for definitive Bonds, the Global Bond shall in all respects be entitled to the same benefits under this Indenture as the definitive Bonds authenticated and delivered hereunder.

All Bonds issued upon any registration of transfer or exchange of Bonds shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Bonds surrendered upon such registration of transfer or exchange.

Every Bond presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar or any transfer agent, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be required of any Holders participating in any transfer or exchange of Bonds in respect of such transfer or exchange, but the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Bonds, other than exchanges pursuant to Section 2.7, 7.6 or 13.7 not involving any transfer.

The Security Registrar shall not be required (a) to issue, register the transfer of or exchange any Bond of any series during a period (i) beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Bonds of such series selected for redemption under Section 7.2 or 8.2 and ending at the close of business on the day of such mailing and (ii) beginning on the Regular Record Date for the Stated Maturity of any installment of principal of or payment of interest on the Bonds of such series and ending on the Stated Maturity of such installment of principal or payment of interest, or (b) to issue, register the transfer of or exchange any Bond so selected for redemption in whole or in part, except the unredeemed portion of any Bond selected for redemption in part.

SECTION 2.9 Mutilated, Destroyed, Lost and Stolen Bonds. If (a) any mutilated Bond is surrendered to the Trustee, or the Company and the Security Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Bond, and (b) there is delivered to the Company, the Security Registrar and the Trustee evidence to their satisfaction of the ownership and authenticity thereof, and such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company, the Security Registrar or the Trustee that such Bond has been acquired by a bona fide purchaser, the Company shall execute and upon the Company’s request the Trustee shall authenticate and make available for delivery, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Bond, a new Bond of the same series and of like tenor and principal amount, bearing a number not then outstanding. If, after the delivery of such new Bond, a bona fide purchaser of the original Bond in lieu of which such new Bond was issued presents for payment such original Bond, the Company and the Trustee shall be entitled to recover such new Bond from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expenses incurred by the Company or the Trustee in connection therewith.

Notwithstanding the foregoing, in case any such mutilated, destroyed, lost or stolen Bond has become or is about to become due and payable, the Company, upon satisfaction of the conditions set forth in clauses (a) and (b) of the preceding paragraph may, instead of issuing a new Bond, pay such Bond.

Upon the issuance of any new Bond under this Section 2.9, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Bond issued pursuant to this Section 2.9 in lieu of any destroyed, lost or stolen Bond shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Bond shall be at any time enforceable by anyone, and shall be entitled to all the security and benefits of this Indenture equally and proportionately with any and all other Bonds duly issued hereunder.

The provisions of this Section 29 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Bonds.

SECTION 2.10 Payment of Principal and Interest; Principal and Interest Rights Preserved. Principal or interest on any Bond that is payable, and punctually paid or duly provided for, at any Stated Maturity shall be paid to the Person in whose name that Bond (or one or more Predecessor Bonds) is registered at the close of business on the Regular Record Date for such principal or interest. Payment of principal of and interest on the Bonds of any series shall be made at the Place of Payment (or, if such office is not in the Borough of Manhattan, the City of New York, at either such office or an office to be maintained in such Borough), or by check or in another manner or manners if so provided in the Series Supplemental Indenture creating the Bonds of such series, except for the final installment of principal payable with respect to a Bond, which shall be payable as provided in Section 7.4 (in the case of Bonds redeemed or prepaid) or payable upon presentation and surrender of such Bond at the Place of Payment.

Any principal of or interest on any Bond of any series that is payable, but is not punctually paid or duly provided for, at any Stated Maturity of an installment of principal or payment of interest shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and such defaulted principal or interest may be paid by the Company, at its election in each case, as provided in paragraph (a) or paragraph (b) below:

(a) The Company may elect to make payment of all or any portion of such defaulted principal or interest to the Persons in whose names the Bonds of such series (or their respective Predecessor Bonds) in respect of which principal or interest is in default are registered at the close of business on a Special Record Date for the payment of such defaulted principal or interest, which shall be fixed in the following manner. The Company shall notify the Trustee and the Paying Agent in writing of the amount of defaulted principal or interest proposed to be paid on each Bond of such series and the date of the proposed payment, and concurrently there shall be deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted principal or interest or there shall be made arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted principal or interest as provided in this paragraph. Thereupon, the Trustee shall fix a Special Record Date for the payment of such defaulted principal or interest (together with other amounts payable with respect to such defaulted principal or interest) which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company and the Security Registrar of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted principal or interest and the Special Record Date therefor to be mailed, first class postage prepaid, to each Holder of a Bond of such series at his address as it appears in the Security Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such defaulted principal or interest and the Special Record Date therefor having been mailed as aforesaid, such defaulted principal or interest shall be paid to the Persons in whose names the Bonds of such series (or their respective Predecessor Bonds) are registered on such Special Record Date and shall no longer be payable pursuant to the following paragraph (b).

(b) The Company may make, or cause to be made, payment of any defaulted principal or interest (together with other amounts payable with respect to such defaulted interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Bonds in respect of which principal or interest is in default may be listed, and, upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this paragraph, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.10, each Bond delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Bond shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Bond.

SECTION 2.11 Persons Deemed Owners. Subject to Section 2.10, prior to due presentment of a Bond for registration of transfer, the Person in whose name any Bond is registered shall be deemed to be the owner of such Bond for the purpose of receiving payment of principal of, and premium, if any, and interest on, such Bond and for all other purposes whatsoever, whether or not such Bond be overdue, regardless of any notice to anyone to the contrary.

SECTION 2.12 Cancellation. All Bonds surrendered for payment, redemption, credit against any Sinking Fund payment or registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee for cancellation. The Company may at any time deliver to the Trustee for cancellation any Bonds previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Bonds so delivered shall be promptly cancelled by the Trustee. No Bonds shall be authenticated in lieu of or in exchange for any Bonds cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Bonds held by the Trustee shall be destroyed and certification of their destruction shall be delivered to the Company unless, by Company Request, the Company otherwise directs.

SECTION 2.13 Dating of Bonds; Computation of Interest. (a) Except as otherwise provided in the Series Supplemental Indenture relating to the Bonds of a series, each Bond of such series shall be dated the date of its authentication.

(a) Except as otherwise provided in the Series Supplemental Indenture relating to the Bonds of a series, interest on the Bonds of such series shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2.14 Source of Payments Limited; Rights and Liabilities of the Company and the Partnership. Except as otherwise specifically provided in this Indenture, all payments of principal and premium, if any, and interest to be made in respect of the Bonds and this Indenture shall be made only from the payments from the Partnership on the Loan from the Company, the Partnership Guarantee and the Collateral and the income and proceeds received by the Trustee therefrom. Each Holder, by its acceptance of a Bond, agrees that (a) it will look solely to the payments from the Partnership on the Loan from the Company, the Partnership Guarantee and the Collateral and the income and proceeds received by the Trustee therefrom to the extent available for distribution to such Holder as herein provided or provided in the Collateral Documents, (b) none of the Company, the Partnership, the Partners and the Trustee shall be liable to any Holder, or, in the case of the Company, the Partnership and the Partners, to the Trustee for any amounts payable under any Bond or, for any liability under this Indenture and (c) recourse shall be otherwise limited in accordance with Sections 15.8 and 16.1.

SECTION 2.15 Allocation of Principal and Interest. Each payment of principal of and premium, if any, and interest on each Bond shall be applied, first, to the payment of accrued but unpaid interest on such Bond (as well as any interest on overdue principal or, to the extent permitted by Applicable Law, overdue interest) to the date of such payment, second, to the payment of the principal amount of and premium, if any, on such Bond then due (including any overdue installment of principal) thereunder, and third, the balance, if any, to the payment of the principal amount of such Bond remaining unpaid.

SECTION 2.16 Parity of Bonds. All Bonds of a series issued and Outstanding hereunder rank on a parity with each other Bond of the same series and with all Bonds of each other series and each Bond of a series shall be secured equally and ratably by this Indenture and the Collateral Documents with each other Bond of the same series and with all Bonds of each other series, without preference, priority or distinction of any one thereof over any other by reason of difference in time of issuance or otherwise, and each Bond of a series shall be entitled to the same benefits and security in this Indenture and the Collateral Documents as each other Bond of the same series and with all Bonds of each other series.

ARTICLE 3

APPLICATION OF PROCEEDS

FROM SALE OF BONDS

SECTION 3.1 Application of Proceeds from Sale of Bonds. Promptly upon receipt by the Company of the proceeds from any sale of Bonds of a series, the Company shall make a loan (a “Loan”) of all such proceeds to the Partnership pursuant to a promissory note in an aggregate principal amount equal to the principal amount of the Bonds of such series for purposes of financing the acquisition, design, engineering, development, construction, assembly, inspection, testing completion and start up of the Project. Promptly upon receipt of the proceeds of such Loan, the Partnership shall deposit all such proceeds in the Construction Fund, the Construction Interest Fund and the Equity Fund in accordance with Section 4.2, Section 4.4 and Section 4.5, respectively. The proceeds held in the Construction Fund, the Construction Interest Fund and the Equity Fund shall be applied by the Trustee in accordance with Section 4.3, Section 4.4 and Section 4.5, respectively.

ARTICLE 4

FUNDS AND PROJECT REVENUE

SECTION 4.1 Establishment of Funds and Sub-Funds. The following funds (collectively, the “Funds”) are hereby established and created:

(a)	Construction Fund;

(b)	Construction Interest Fund;

(c)	Equity Fund;

(d)	Restoration Fund;

(e)	Project Revenue Fund;

(f)	Interest Fund;

(g)	Principal Fund;

(h)	Debt Service Reserve Fund;

(i)	Major Overhaul Fund;

(j)	Con Ed Reconciliation Fund; and

(k)	Partnership Distribution Fund.

The following three sub-funds are hereby established and created within the Construction Fund:

(l)	Qualifying Costs Sub-Fund;

(m)	Non-Qualifying Costs Sub-Fund; and

(n)	Closing Date Costs Sub-Fund.

The following two sub-funds are hereby established and created within the Construction Interest Fund:

(o)	Qualifying Interest Sub-Fund; and

(p)	Non-Qualifying Interest Sub-Fund.

SECTION 4.2 Construction Fund. All proceeds from the sale of the Bonds (except for the Construction Interest Requirement and the Development Fee) shall be deposited in the Construction Fund, within which the following amounts shall be allocated: (a) $544,791,161 to the Qualifying Costs Sub-Fund; (b) $1,488,635 to the Non-Qualifying Costs Sub-Fund; and (c) $45,984,289 to the Closing Date Costs Sub-Fund. Any income from the investment of moneys in any of the Funds pursuant to Section 4.15 earned on or before Completion of the Project shall be deposited in the Non-Qualifying Costs Sub-Fund.

SECTION 4.3 Application of Closing Date Costs Sub-Fund, Qualifying Costs Sub-Fund, Qualifying Interest Sub-Fund and Non-Qualifying Costs Sub-Fund. Immediately following deposit of the proceeds from the sale of the Bonds in the Construction Fund, the Trustee shall disburse the moneys deposited in the Closing Date Costs Sub-Fund in accordance with the written instructions of the Partnership. Except as provided in the immediately following sentence and in Section 4.7, the Trustee shall release (i) amounts held in the Qualifying Costs Sub-Fund and amounts allocated as provided in Section 4.4 and held in the Qualifying Interest Sub-Fund solely for the payment of Qualifying Costs and Qualifying Interest, respectively, in accordance with the First Building Loan Agreement (the “First BLA”) dated as of January 1, 1993 among the Trustee, the Company and the Partnership and the Second Building Loan Agreement (the “Second BLA,” and, together with the First BLA, the “BLA”) dated as of January 1, 1993 among the Trustee, the Company and the Partnership and (ii) amounts held in the Non-Qualifying Costs Sub-Fund solely in respect of Non-Qualifying Costs actually incurred, or, if Qualifying Costs exceed the amount available in the Qualifying Costs Sub-Fund, for the payment of Qualifying Costs, in accordance with the disbursement procedure hereinafter described in this Section 4.3 and in any event to be held and applied in accordance with the trust fund provisions of Section 13 of the Lien Law. To the extent moneys remain in the Qualifying Costs Sub-Fund or Non-Qualifying Costs Sub-Fund, and no moneys are available in the Funds other than the Construction Fund for the payment thereof, principal and interest on the Bonds then due and payable (whether at Stated Maturity or on call for redemption or by acceleration or otherwise) shall be paid first from the Non-Qualifying Costs Sub-Fund and second, provided that the conditions for the release of moneys therefrom set forth in Section 3 of the Second BLA are satisfied, from the Qualifying Costs Sub-Fund. If an Event of Default shall have occurred and be continuing and an acceleration shall have occurred and not been rescinded pursuant to Section 9.2, to the extent moneys remain in the Qualifying Costs Sub-Fund, principal and interest on the Bonds then due and payable shall be paid from the Qualifying Costs Sub-Fund without regard to whether the conditions set forth in Section 3 of the Second BLA have been satisfied.

At the time any payment in respect of Project Costs is due, the Trustee shall first, advance moneys from the Qualifying Costs Sub-Fund for the payment of Qualifying Costs in accordance with the BLA, second, if Qualifying Costs then due exceed the amount available in the Qualifying Costs Sub-Fund, withdraw moneys from the Non-Qualifying Costs Sub-Fund for the payment of Qualifying Costs in accordance with the disbursement procedure hereinafter described in this Section 4.3, and third, withdraw moneys from the Non-Qualifying Costs Sub-Fund for the payment of Non-Qualifying Costs in accordance with the disbursement procedure hereinafter described in this Section 4.3. Before any payment other than a payment of principal, premium, if any, or interest on the Bonds, shall be made from the Non-Qualifying Costs Sub-Fund, there shall be filed with the Trustee:

(a) a requisition from the Partnership in the form attached hereto as Exhibit B, dated not more than five days prior to the date such payment is requested to be made, signed by the Authorized Representative of the Partnership stating:

(i) the name of the Person to whom any payment in excess of $10,000 is due, which may be the Partnership or one of its Affiliates;

(ii) the amount to be paid;

(iii) the purpose in reasonable detail for which any obligation in excess of $10,000 to be paid was incurred;

(iv) that the payment will be used to pay a Project Cost and that it is a proper charge against the Non-Qualifying Costs Sub-Fund;

(v) that the item for which the payment is requested has not been the basis for a prior requisition or a requisition under the BLA which has been paid;

(vi) that (x) no written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the’ moneys payable under such requisition to any of the Persons named therein has been received (other than in respect of a Permitted Lien), or (y) if any notice of any such lien, attachment or claim has been received, any such lien, attachment or claim (other than a Permitted Lien) has been released or discharged or will be released or discharged upon payment of the requisition;

(vii) that such requisition contains no items representing payment on account of any retained percentages entitled to be retained at the date of the certificate; and

(viii) that, to the date of such certification, the Project has been constructed substantially in accordance with the Plans and Specifications;

(b) an Officers’ Certificate of the Partnership, dated not more than five days prior to the date such payment is requested to be made, stating:

(i) that, to the date of such certificate, the Project has been constructed solely on the Site and within all applicable restrictions and does not encroach upon or overhang any land not part of the Site, except as disclosed in the Title Policy or to the extent any such failure to be true could not reasonably be expected to result in a Material Adverse Change;

(ii) that the representations and warranties of the Partnership contained herein are true on the date of such certificate as if made on such date, except as affected by the consummation of the transactions contemplated hereby and except to the extent any such failure to be true could not reasonably be expected to result in a Material Adverse Change;

(iii) that no event or condition has occurred and is continuing which constitutes an Event of Default or a Default which could not reasonably be expected to be cured within the applicable cure period;

(iv) that the undisbursed moneys in the Non-Qualifying Costs Sub-Fund, together with any funds available from the Qualifying Costs Sub-Fund, the Equity Fund, the Equity Letter of Credit, any Substitute Letter of Credit delivered in substitution thereof to the Trustee, any other additional funds deposited by the Partnership in the Equity Fund over and above the Equity Requirement or any other letters of credit delivered to the Trustee to be used for the payment of Project Costs equals or exceeds the amount necessary to pay for (A) all work, labor or services performed and all materials, supplies or equipment furnished for which payment has not yet been made and (B) all other reasonably anticipated Project Costs which have yet to be paid; and

(v) if any requisition includes an item for payment for labor or to contractors, builders or materialmen,

(A) the obligations as stated on the requisition have been properly incurred,

(B) such work was actually performed or such materials, supplies or equipment were actually furnished or installed in connection with the construction of or installation of equipment in the Project or such payment is otherwise due under the Construction Contract, and

(C) either such materials, supplies or equipment are not subject to any lien or security interest or the funds are to be used to satisfy any such lien or security interest, which certificate shall state that bills, invoices or other evidence of payment are on file at the offices of the Partnership; provided that the Partnership will not be required to obtain from the Construction Contractor invoices of, or other evidence of payment required to, third parties paid or to be paid by the Construction Contractor;

(c) the then current Progress Report;

(d) an Independent Engineer’s Certificate, dated not more than five days prior to the date such payment is requested to be made, in the form attached hereto as Appendix B to Exhibit A; and

(e) a title report, with respect to the Site, continued to the date of the advance, disclosing no Liens and no other encumbrance on title not theretofore approved by Trustee other than (i) Permitted Liens and (ii) those matters that would be disclosed by a current survey and/or inspection of the Site.

Forthwith after receipt of each such requisition and the accompanying documents, the Trustee shall make payment from the Non-Qualifying Costs Sub-Fund in accordance with such requisition, and the Partnership shall remit to the applicable payees all amounts it receives when payment becomes due. The foregoing disbursements of the Non-Qualifying Costs Sub-Fund, and any disbursements from any of the Funds, into which amounts, if any, are transferred from the Non-Qualifying Costs Sub-Fund pursuant to Section 4.7, are subject to the trust fund provisions of the Lien Law, including, without limitation, Section 13 thereof. The Partnership covenants and agrees to receive and hold all such disbursements and the right to receive the same as a trust fund for the purpose of paying first the “cost of improvement”, as such quoted term is defined in the Lien Law.

SECTION 4.4 Construction Interest Fund; Payment of Interest. From the proceeds of the sale of the Bonds, an amount equal to the Construction Interest Requirement shall be deposited in the Construction Interest Fund, within which the following amounts shall be allocated: (a) $118,651,000 to the Qualifying Interest Sub-Fund and (b) $300,000 to the Non-Qualifying Interest Sub-Fund. Except as provided in Section 4.7, the Trustee shall release amounts held in the Non-Qualifying Interest Sub-Fund solely for the payment, when due (whether at Stated Maturity or on call for redemption or by acceleration or otherwise), of Non-Qualifying Interest or, if Qualifying Interest due exceeds the amount available in the Qualifying Interest Sub-Fund, for the payment of Qualifying Interest. At the time any payment of interest on the Bonds is due, the Trustee shall pay such interest by, first, advancing moneys from the Qualifying Interest Sub-Fund for the payment of Qualifying Interest then due in accordance with the BLA, second, if Qualifying Interest then due exceeds the amount available in the Qualifying Interest Sub-Fund, withdrawing moneys from the Non-Qualifying Interest Sub-Fund for the payment of Qualifying Interest then due (and in case there shall be insufficient moneys to pay in full the whole amount of such Qualifying Interest, then to the payment of such Qualifying Interest, ratably, without preference or priority of any amount of any installment of such Qualifying Interest, over any other amount of such installment of Qualifying Interest), and third, withdrawing moneys from the Non-Qualifying Interest Sub-Fund to pay Non-Qualifying Interest then due (and in case there shall be insufficient moneys to pay in full the whole amount of such Non-Qualifying Interest, then to the payment of such Non-Qualifying Interest, ratably, without preference or priority of any amount of any installment of such Non-Qualifying Interest, over any other amount of such installment of Non-Qualifying Interest).

SECTION 4.5 Equity Fund. (a) From the proceeds of the sale of the Bonds, an amount equal to the Development Fee shall be deposited in the Equity Fund. On or prior to the Equity Funding Date, the Partnership shall deposit or cause to be deposited an amount equal to the Additional Equity Requirement in the Equity Fund. In order to secure the Partnership’s obligations to deposit or cause to be deposited an amount equal to the Additional Equity Requirement in the Equity Fund, on or prior to the initial authentication and delivery of the first of the Bonds to be authenticated and delivered by the Trustee, the Partnership shall either deliver to the Trustee the Equity Letter of Credit or cause to be deposited in the Equity Fund an amount equal to the Additional Equity Requirement.

(b) On the Equity Funding Date, the Trustee shall deliver to the Equity Letter of Credit Issuer forthwith on such date (i) a draft on the Equity Letter of Credit Issuer in an amount equal to the maximum amount at the time available to be drawn under the Equity Letter of Credit and (ii) an appropriate certificate with respect thereto in the form required by the Equity Letter of Credit. The Trustee shall deposit the moneys received from the Equity Letter of Credit Issuer in payment of such draft in the Equity Fund to be applied in accordance with Sections 4.6 and 4.7 hereof.

(c) At any time prior to the Equity Funding Date, the Equity Requirement and the maximum amount at the time available to be drawn under the Equity Letter of Credit shall be reduced by an amount equal to any Project Costs paid by the Partnership for which no requisition has been made under Section 4.3 or the BLA to pay such Project Costs from the Construction Fund. Such reduction of the Equity Requirement and the maximum amount at the time available to be drawn under the Equity Letter of Credit shall become effective when the Partnership files with the Trustee:

(i) a statement from the Partnership, dated not more than five days prior to the date such statement is filed with the Trustee, signed by an Authorized Representative of the Partnership stating with respect to such Project Costs the same matters which are to be included in a requisition for payment from the Non-Qualifying Costs Sub-Fund pursuant to Section 4.3(a) hereof;

(ii) an Officers’ Certificate of the Partnership, dated not more than five days prior to the date such certificate is filed with the Trustee, stating the same matters which are to be included in an Officers’ Certificate to be delivered pursuant to Section 4.3(b) hereof; and

(iii) an Independent Engineer’s Certificate, dated not more than five days prior to the date it is filed with the Trustee, stating with respect to such Project Costs those matters relating to Section 4.3(a) and Section 4.3(b) which are to be included in a certificate to be delivered pursuant to Section 4.3(d) hereof.

Upon the effectiveness of such reduction, the Trustee shall deliver to the Equity Letter of Credit Issuer the Reduction Certificate attached to the Equity Letter of Credit.

SECTION 4.6 Application of Equity Fund. Except as provided in Section 4.7, the Trustee shall apply amounts held in the Equity Fund or drawn under the Equity Letter of Credit solely to pay Project Costs and, to the extent moneys remain in the Equity Fund and no moneys are available in the other Funds for the payment thereof, principal and interest on the Bonds then due and payable (whether at Stated Maturity or on call for redemption or by acceleration or otherwise). If the moneys available in the Construction Fund are not sufficient to pay in full the amounts requested to be paid pursuant to Section 4.3 or the BLA, as the case may be, the Trustee shall forthwith make up such deficiency from the Equity Fund by (i) withdrawing cash therefrom for such purpose, or (ii) making a drawing on the Equity Letter of Credit in accordance with the terms thereof in an amount equal to the lesser of (A) the excess of the payment requested to be made under Section 4.3 or the BLA, as the case may be, over the amount at that time available in the Construction Fund and the Equity Fund, and (B) the maximum amount at the time available to be drawn under the Equity Letter of Credit. Following the application of moneys in the Equity Fund described in the preceding sentence, if the moneys in the other Funds are not sufficient to pay in full all principal and interest on the Bonds then due and payable, the Trustee shall forthwith make up such deficiency from the Equity Fund by (i) withdrawing cash therefrom for such purpose, or (ii) making a drawing on the Equity Letter of Credit in accordance with the terms thereof in an amount equal to the lesser of (A) the excess of the principal and interest on the Bonds then due and payable over the amount at that time held in any of the Funds and (B) the maximum amount at the time available to be drawn under the Equity Letter of Credit. All amounts from time to time drawn on the Equity Letter of Credit shall be initially deposited by the Trustee in the Equity Fund for application by the Trustee in accordance with the provisions hereof.

SECTION 4.7 Completion of Project. Completion of the construction, installation and equipping of the Project and payment of all of the Project Costs shall be evidenced by the filing with the Trustee of (i) an Officers’ Certificate of the Partnership certifying the Completion of the Project and the amount, if any, required in its opinion to be retained in the Qualifying Costs Sub-Fund, the Non-Qualifying Costs Sub-Fund and/or the Equity Fund for the payment of any remaining Project Costs not then due and payable or the liability for payment of which is being contested or disputed by the Partnership and (ii) an Independent Engineer’s Certificate stating that, based upon reasonable investigation and review, all of the information material to the Construction of the Project set forth in the Officers’ Certificate is true and complete in all material respects. Upon the filing of such certificates with the Trustee, and, in the case of any transfer from the Qualifying Costs Sub-Fund, the satisfaction of the conditions therefor set forth in Section 3 of the Second BLA, the aggregate amount in the Qualifying Costs Sub-Fund, the Non-Qualifying Costs Sub-Fund and the Equity Fund in excess of the aggregate amount, if any, to remain therein, as stated in the Officers’ Certificate, shall be transferred by the Trustee (i) first, to the Major Overhaul Fund until the amount held in the Major Overhaul Fund equals the Major Overhaul Requirement, (ii) second, to the Debt Service Reserve Fund until the amount held in the Debt Service Reserve Fund equals the excess, if any, of (A) the Debt Service Reserve Requirement over (B) the aggregate amount available to be drawn under the Debt Service Letter of Credit and any Additional Letters of Credit delivered in respect of the Debt Service Reserve Fund under Section 4.12(b), and (iii) third, to the Project Revenue Fund. Thereafter, upon payment of all the Project Costs, and, in the case of any transfer from the Qualifying Costs Sub-Fund or the Qualifying Interest Sub-Fund, the satisfaction of the conditions therefor set forth in Section 3 of the Second BLA, any amounts remaining in the Construction Fund, the Construction Interest Fund and/or the Equity Fund shall be transferred by the Trustee to the Major Overhaul Fund, the Debt Service Reserve Fund and the Project Revenue Fund in the same manner as described in the immediately preceding sentence.

SECTION 4.8 Restoration Fund. (a) All Casualty Proceeds and all Eminent Domain Proceeds, to the extent not used in connection with the mandatory redemption of Bonds pursuant to Section 7.3 hereof, received by the Trustee and/or the Collateral Agent shall be deposited in the Restoration Fund. The Trustee will release moneys held in the Restoration Fund for the payment of the costs of rebuilding, repair or restoration of the Project.

(b) Before any payment shall be made from the Restoration Fund, there shall be filed with the Trustee:

(i) a requisition from the Partnership, dated not more than five days prior to the date such payment is requested to be made, signed by the Authorized Representative of the Partnership and stating:

(A) the name of the Person to whom any payment in excess of $10,000 is due, which may be the Partnership or one of its Affiliates;

(B) the amount to be paid;

(C) the purpose in reasonable detail for which any obligation in excess of $10,000 to be paid was incurred;

(D) that the payment will be used to pay the costs associated with the rebuilding, repair or restoration of the Project and that it is a proper charge against the Restoration Fund;

(E) that the item for which the payment is requested has not been the basis for a prior requisition from any Fund which has been paid;

(F) that no (x) written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under such requisition to any of the Persons named therein has been received (other than in respect of a Permitted Lien), or (y) if any notice of any such lien, attachment or claim has been received (other than a Permitted Lien), any such lien, attachment or claim has been released or discharged or will be released or discharged upon payment of the requisition; and

(G) that such requisition contains no items representing payment on account of any retained percentages, if any, entitled to be retained at the date of the certificate.

(ii) an Officers’ Certificate of the Partnership, dated not more than five days prior to the date such payment is requested to be made, stating:

(A) that the representations and warranties of the Partnership contained herein are true on the date of such certificate as if made on such date, except as affected by the consummation of the transactions contemplated hereby and except to the extent any such failure to be true could not reasonably be expected to result in a Material Adverse Change;

(B) that no event or condition has occurred and is continuing which constitutes an Event of Default or a Default which could not reasonably be expected to be cured within the applicable cure period;

(C) if any requisition includes an item for payment for labor or to contractors, builders or materialmen, that (i) the obligations as stated on the requisition have been properly incurred, (ii) such work was actually performed or such materials, supplies or equipment were actually furnished or installed in connection with the rebuilding, repair or restoration of the Project and (iii) either such materials, supplies or equipment are not subject to any lien or security interest or the funds are to be used to satisfy any such lien or security interest; and

(D) that bills, invoices or other evidence of payment are on file at the offices of the Partnership; and

(iii) if the amount initially deposited in the Restoration Fund with respect to any Event of Loss or Event of Eminent Domain, as the case may be, exceeds $3,000,000, an Independent Engineer’s Certificate, dated not more than five days prior to the date such payment is requested to be made stating that, based upon reasonable investigation and review, all of the information material to the rebuilding, repair or restoration of the Project set forth in the requisition for payment pursuant to Section 4.8(b)(i) and the Officers’ Certificate delivered pursuant to Section 4.8(b)(ii) is true and complete in all material respects.

Forthwith after receipt of each such requisition and any accompanying documents, the Trustee shall make payment from the Restoration Fund in accordance with such requisition and the Partnership shall remit to the applicable payees all amounts it receives when payment becomes due. The foregoing disbursements of the Restoration Fund are subject to the trust fund provisions of the Lien Law, including, without limitation, Section 13 thereof. The Partnership covenants and agrees to receive and hold such disbursements and the right to receive the same as a trust fund for the purpose of paying first the “cost of improvement”, as such quoted term is defined in the Lien Law.

Upon completion of any rebuilding, repair or restoration of the Project, and upon filing with the Trustee of (i) an Officers’ Certificate of the Partnership certifying the completion of the rebuilding, repair or restoration of the Project and the amount, if any, required in its opinion to be retained in the Restoration Fund for the payment of any remaining costs of rebuilding, repair or restoration not then due and payable or the liability for payment of which is being contested or disputed by the Partnership, and (ii) an Independent Engineer’s Certificate stating that, based upon reasonable investigation and review, all of the information material to the rebuilding, repair or restoration of the Project set forth in the Officers’ Certificate is true and complete in all material respects, the amount, if any remaining in the Restoration Fund in excess of the amounts, if any to remain in the Restoration Fund, as stated in the Officers’ Certificate, shall be transferred to the Project Revenue Fund.

SECTION 4.9 Project Revenue Fund. (a) All Project Revenues received by the Partnership or otherwise derived from the operation of the Project, all amounts transferred from the Construction Fund, Construction Interest Fund, the Equity Fund or the Debt Service Reserve Fund pursuant to Section 4.7 or 4.12, as the case may be, any income from the investment of the moneys in any of the Funds pursuant to Section 4.15 earned after Completion of the Project and all other amounts collected or received by the Trustee under this Indenture (including, without limitation, the proceeds of any payment in respect of the Buy-Down Amount and all Casualty Proceeds and all Eminent Domain Proceeds, to the extent such Casualty Proceeds and/or Eminent Domain Proceeds are not required to be deposited in the Restoration Fund) and not at the time of receipt required to be held in the Construction Fund, the Equity Fund, the Restoration Fund, the Debt Service Reserve Fund or the Major Overhaul Fund shall be deposited with the Trustee as soon as practicable in the Project Revenue Fund. Upon the deposit thereof into the Project Revenue Fund, all Project Revenues received by the Partnership or otherwise derived from the operation of the Project prior to Completion of the Project shall be immediately transferred by the Trustee to the Construction Fund for deposit into the Non-Qualifying Costs Sub-Fund. The Partnership may not apply any Project Revenues in the Construction Fund to pay Operating Expenses, unless it has fully repaid all outstanding obligations under the Credit Bank Working Capital Loan Agreement. Upon the deposit thereof into the Project Revenue Fund of the proceeds of any payment in respect of the Buy-Down Amount, the Trustee shall segregate such proceeds from any other amounts on deposit in the Project Revenue Fund for application by the Trustee in accordance with Section 7.3(d). Upon the deposit thereof into the Project Revenue Fund of any Casualty Proceeds or Eminent Domain Proceeds which are not required to be deposited in the Restoration Fund, the Trustee shall segregate such proceeds from any other amounts on deposit in the Project Revenue Fund for application by the Trustee in accordance with Section 7.3(b) or Section 7.3(c), as the case may be.

(b) On each Distribution Date, money, to the extent then available in the Project Revenue Fund, shall be transferred in the following amounts and in the following order of priority as follows:

(i) to the Credit Bank, for the account of the Partnership, the amount certified in an Officers’ Certificate of the Partnership to be the amount then payable as principal of, interest on or fees and other charges in connection with the Credit Bank Working Capital Loan Agreement;

(ii) to the Partnership, or as directed by the Partnership in writing, the amount requisitioned in an Officers’ Certificate of the Partnership, which certifies that such amount is the good faith estimate of the amounts payable during the month in which the Distribution Date occurs for Operating Expenses, less the aggregate of the amounts previously transferred to the Partnership or as directed by the Partnership pursuant to this clause (ii) of this Section 4.9(b) that remain unspent;

(iii) to the Interest Fund, an amount equal to the excess, if any, of (A) the interest payment next due and payable on all of the Bonds at the next succeeding Stated Maturity over (B) the amount held in the Interest Fund as of such date, after giving effect to any withdrawals from the Interest Fund made on such date;

(iv) to the Credit Bank, for the account of the Partnership, the amount certified in an Officers’ Certificate of the Partnership to be the amount then due and payable as interest under the Credit Bank Reimbursement Agreement;

(v) to the Principal Fund, an amount equal to the excess, if any, of (A) the principal and/or premium payment next due on all of the Bonds at the next succeeding Stated Maturity over (B) the amount held in the Principal Fund as of such date, after giving effect to any withdrawals from the Principal Fund made on such date;

(vi) to the Credit Bank, for the account of the Partnership, the amount certified in an Officers’ Certificate of the Partnership to be the amount then payable to the Credit Bank under the Credit Bank Reimbursement Agreement relating to the reimbursement of the principal amount drawn on the Debt Service Letter of Credit;

(vii) to the Debt Service Reserve Fund, an amount equal to the excess, if any, of the then current Debt Service Reserve Requirement over the sum of (A) the amount determined by the Trustee pursuant to Section 4.12 to be held in the Debt Service Reserve Fund as of such date, after giving effect to any withdrawals from the Debt Service Reserve Fund made on such date plus (B) the aggregate amount available to be drawn under the Debt Service Letter of Credit and any Additional Letters of Credit delivered in respect of the Debt Service Reserve Fund under Section 4.12(b);

(viii) to the Major Overhaul Fund, an amount equal to the excess, if any, of the Major Overhaul Requirement over the amount held in the Major Overhaul Fund as of such date, after giving effect to any withdrawals from the Major Overhaul Fund made on such date;

(ix) to the Con Ed Reconciliation Fund, an amount equal to the excess, if any, of the amount certified in an Officer’s Certificate of the Partnership to be the then current Con Ed Reconciliation Fund Requirement over the sum of (A) the amount on deposit in the Con Ed Reconciliation Fund plus (B) the aggregate amount available to be drawn under any Additional Letters of Credit delivered in respect of the Con Ed Reconciliation Fund under Section 4.12(b); and

(x) to the Partnership Distribution Fund, the balance of such amounts.

provided, however, that (x) (i) on and after a date which is two (2) years after the expiration or termination of the Debt Service Letter of Credit or (ii) if an Event of Default or an “Event of Default” (as defined in the Credit Bank Reimbursement Agreement) shall have occurred and be continuing and upon receipt of a notice to such effect from the Credit Bank, transfers made pursuant to clauses 4.9(b)(iii) and (iv) shall be pari passu and transfers made pursuant to clauses 4.9(b)(v) and (vi) shall be pari passu and (y) if an

Event of Default or an “Event of Default” (as defined in the Credit Bank Reimbursement Agreement) shall have occurred and be continuing, amounts which would otherwise be deposited in the Partnership Distribution Fund shall be deposited in the Debt Service Reserve Fund.

(c) If on any Distribution Date the moneys in the Project Revenue Fund are not sufficient to pay in full all Operating Expenses requisitioned in accordance with clause (ii) of Section 4.9(b) and no moneys are available under the Credit Bank Working Capital Loan Agreement, the Trustee shall forthwith make up such deficiency by withdrawing cash for such purpose from the Partnership Distribution Fund, the Con Ed Reconciliation Fund, the Major Overhaul Fund, the Principal Fund, and the Interest Fund, in such order, until such deficiency is satisfied and by depositing such cash into the Project Revenue Fund for transfer to the Partnership in accordance with Section 4.9(b). If on any Distribution Date the moneys in the Project Revenue Fund are not sufficient to pay in full all amounts requisitioned in accordance with clause (i) of Section 4.9(b), the Trustee shall forthwith make up such deficiency by withdrawing cash for such purpose from the Partnership Distribution Fund until such deficiency is satisfied and by depositing such cash in the Project Revenue Fund for payment in accordance with Section 4.9(b)(i).

(d) If at any time the moneys in any Fund, other that the Partnership Distribution Fund, are not sufficient to pay in full all amounts then due and payable from any such Fund, the Trustee shall forthwith make up such deficiency by withdrawing cash from the Partnership Distribution Fund and the Con Ed Reconciliation Fund, in such order, until such deficiency is satisfied and by depositing such cash into such Fund.

SECTION 4.10 Interest Fund. Subject to Section 4.9(c), moneys in the Interest Fund shall be used solely for the payment, when due (whether at the stated maturity or on call for redemption or by acceleration or otherwise), of interest on the Bonds, and in case there shall be insufficient moneys to pay in full the whole amount of such interest, then to the payment of such interest ratably, without preference or priority of any amount of any installment of interest over any other amount of such installment of interest. At the time any payment of interest on the Bonds is due, the Trustee shall withdraw the moneys for such payment from the Interest Fund and make such payment to the Holders.

SECTION 4.11 Principal Fund. Subject to Section 4.9(c), moneys in the Principal Fund shall be used solely for the payment, when due (whether at the stated maturity or on call for redemption or by acceleration or otherwise), of principal with respect to the Bonds and, in case there shall be insufficient amounts to pay in full the whole amount so due and payable, then to the payment of such principal and premium, if any, ratably, without preference or priority of any Bond over any other Bond. At the time any payment of principal with respect to the Bonds is due, the Trustee shall withdraw the moneys for such payment from the Principal Fund and make such payment to the Holders.

SECTION 4.12 Debt Service Reserve Fund; Con Ed Reconciliation Fund. (a) The Trustee shall apply amounts held in the Debt Service Reserve Fund solely to pay the principal and interest at any time due on the Bonds and interest at any time due under the Credit Bank Reimbursement Agreement.

(b) Contemporaneously with the initial authentication and delivery of the first Bonds to be authenticated and delivered hereunder, the Partnership shall deliver to the Trustee the Debt Service Letter of Credit. At any time, the Partnership may deliver to the Trustee one or more Additional Letters of credit in an aggregate maximum amount available to be drawn thereunder equal to all or any portion of the then current Debt Service Reserve Requirement. At any time, the Partnership may deliver to the Trustee one or more Additional Letters of Credit in an aggregate maximum amount available to be drawn thereunder equal to all or a portion of the then current Con Ed Reconciliation Fund Requirement.

(c) A determination as to the moneys held in the Debt Service Reserve Fund (excluding income from investments) and/or the aggregate maximum amount at the time available to be drawn under the Debt Service Letter of Credit and any Additional Letters of Credit delivered in respect of the Debt Service Reserve Fund shall be made by the Trustee monthly prior to each Distribution Date and immediately following any withdrawal of amounts in the Debt Service Reserve Fund pursuant to Section 4.12(d). As soon as practicable after making any such determination, the Trustee shall furnish the Partnership with a statement in writing setting forth such determination. If such determination by the Trustee indicates that the amount of the moneys held in the Debt Service Reserve Fund plus the aggregate maximum amount at the time available to be drawn under the Debt Service Letter of Credit and any Additional Letters of Credit delivered in respect of the Debt Service Reserve Fund exceeds the then current Debt Service Reserve Requirement, on the next Distribution Date the Trustee shall withdraw such excess from the Debt Service Reserve Fund for application in accordance with Sections 4.9(b)(viii), 4.9(b)(ix) and 4.9(b)(x).

(d) If, at the time any payment of principal, premium, if any, or interest on the Bonds at the time Outstanding and interest under the Credit Bank Reimbursement Agreement is due and the moneys available in the Construction Interest Fund, the Project Revenue Fund, the Interest Fund, the Principal Fund, the Con Ed Reconciliation Fund and the Partnership Distribution Fund shall be insufficient for the purposes of such payment, the Trustee shall forthwith make up such deficiency from the Debt Service Reserve Fund by (i) first, withdrawing cash therefrom for such purpose and, if any deficiency remains, (ii) second, making a drawing on any Additional Letter of Credit delivered to the Trustee in respect of the Debt Service Reserve Fund in accordance with the terms thereof, and (iii) third, making a drawing on the Debt Service Letter of Credit delivered to the Trustee in respect of the Debt Service Reserve Fund in accordance with the terms thereof, in any event in an aggregate amount equal to the lesser of (A) the amount which will provide cash sufficient to make up such deficiency and (B) the aggregate amount available to be withdrawn from the Debt Service Reserve Fund plus the aggregate amount available to be drawn under the Debt Service Letter of Credit and each Additional Letter of Credit delivered in respect of the Debt Service Reserve Fund under Section 4.12(b). Such cash shall forthwith be transferred to the Interest Fund and/or the Principal Fund and/or the Credit Bank, as the case may be, in accordance with the priorities set forth in Section 4.9(b).

(e) Thirty (30) days prior to the expiration of the Debt Service Letter of Credit or any Additional Letter of Credit delivered in respect of the Debt Service Reserve Fund, provided that the Debt Service Letter of Credit or such Additional Letter of Credit, as the case may be, has not been renewed, extended or replaced, the Trustee shall deliver to the Credit Bank or the issuer of such Additional Letter of Credit, as the case may be, on such date (i) a draft on the Credit Bank or the issuer of such Additional Letter of Credit, as the case may be, in an amount equal to the lesser of (x) the excess (if any) of (A) the then current Debt Service Reserve Requirement over (B) the sum of the amount of the moneys held in the Debt Service Reserve Fund plus the aggregate amount available to be drawn under the Debt Service Letter of Credit and any Additional Letters of Credit delivered in respect of the Debt Service Reserve Fund under Section 4.12(b) which is not at such time being drawn upon by the Trustee and (y) the maximum amount available to be drawn under the Debt Service Letter of Credit or such Additional Letter of Credit, as the case may be, and (ii) an appropriate certificate with respect thereto in the form required by the Debt Service Letter of Credit or such Additional Letter of Credit, as the case may be. The Trustee shall deposit the moneys received from the Credit Bank or the issuer of such Additional Letter of Credit, as the case may be, in payment of such draft in the Debt Service Reserve Fund to be applied in accordance with this Section 4.12.

(f) The principal amount of any reimbursement obligations outstanding at any time under any Credit Bank Reimbursement Agreement plus the amount available to be drawn at such time under the Debt Service Letter of Credit or any extension thereof or any Substitute Letter of Credit therefor shall not exceed $50,000,000.

(g) A determination as to moneys held in the Con Ed Reconciliation Fund (excluding income from investments) and/or the aggregate maximum amount at the time available to be drawn under any Additional Letters of Credit delivered in respect of the Con Ed Reconciliation Fund shall be made by the Trustee monthly prior to each Distribution Date and immediately following any withdrawal of amounts in the Con Ed Reconciliation Fund pursuant to Section 4.12(h). As soon as practicable after making any such determination, the Trustee shall furnish the Partnership with a statement in writing setting forth such determination. If such determination by the Trustee indicates that the amount of the moneys held in the Con Ed Reconciliation Fund plus the aggregate maximum amount at the time available to be drawn under any Additional Letters of Credit delivered in respect of the Con Ed Reconciliation Fund exceeds the then current Con Ed Reconciliation Fund Requirement, on the next Distribution Date the Trustee shall withdraw such excess from the Con Ed Reconciliation Fund for application in accordance with Section 4.9(b)(x).

(h) On the last Business Day of each of the first twelve calendar months after the First Period (as defined in the Con Ed Energy Purchase Agreement), the Trustee shall forthwith deposit moneys in the Project Revenue Fund by (i) first transferring cash from the Con Ed Reconciliation Fund and (ii) second making a drawing on any Additional Letter of Credit delivered to the Trustee in respect of the Con Ed Reconciliation Fund in accordance with the terms thereof in an aggregate amount equal to the lesser of (i) one-twelfth of the Con Ed Reconciliation Fund Requirement in effect at the end of the First Period and (ii) the sum of (A) the balance contained in the Con Ed Reconciliation Fund on such Business Day plus (B) the amount available to be drawn under such Additional Letters of Credit.

(i) Thirty days prior to the expiration of any Additional Letter of Credit delivered in respect of the Con Ed Reconciliation Fund, provided that such Additional Letter of Credit has not been renewed, extended or replaced, the Trustee shall deliver to the issuer of such Additional Letter of Credit on such date (i) a draft on the issuer or such Additional Letter of Credit in an amount equal to the lesser of (x) the excess (if any) of (A) the then current Con Ed Reconciliation Fund Requirement over (B) the sum of the amount of the moneys held in the Con Ed Reconciliation Fund plus the aggregate amount available to be drawn under any Additional Letters of Credit delivered in respect of the Con Ed Reconciliation Fund under Section 4.12(b) which is not at such time being drawn upon by the Trustee and (y) the maximum amount available to be drawn under such Additional Letter of Credit, and (ii) an appropriate certificate with respect thereto in the form required by such Additional Letter of Credit. The Trustee shall deposit the moneys received from the issuer of such Additional Letter of Credit in payment of such draft in the Con Ed Reconciliation Fund to be applied in accordance with Section 4.12.

SECTION 4.13 Major Overhaul Fund. (a) All amounts transferred to the Major Overhaul Fund from the Construction Fund, Construction Interest Fund or the Equity Fund pursuant to Section 4.7, together with all amounts referred to in clause (xiii) of Section 4.9(b), shall be deposited in the Major Overhaul Fund. Subject to Section 4.9(c), the Trustee shall apply amounts held in the Major Overhaul Fund solely to pay Major Overhaul Expenses.

(b) Before any payment shall be made from the Major Overhaul Fund, there shall be filed with the Trustee:

(i) a requisition from the Partnership, dated the date such payment is requested to be made, signed by the Authorized Representative of the Partnership stating:

(A) the name of the Person to whom any payment in excess of $10,000 is due, which may be the Partnership or one of its Affiliates;

(B) the amount to be paid;

(C) the purpose in reasonable detail for which any obligation in excess of $10,000 to be paid was incurred;

(D) that the payment, will be used to pay Major Overhaul Maintenance Expenses and that it is a proper charge against the Major Overhaul Fund;

(E) that the item for which the payment is requested has not been the basis for a prior requisition which has been paid;

(F) that (x) no written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under such requisition to any of the persons, firms or corporations named therein has been received, or (y) if any notice of any such lien, attachment or claim has been received if any such lien, attachment or claim has been released or discharged or will be released, discharged upon payment of the requisition; and

(G) that such requisition contains no items representing payment on account of any retained percentages entitled to be retained at the date of the certificate.

(ii) an Officers’ Certificate of the Partnership, dated the date such payment is requested to be made, stating:

(A) if any requisition includes an item for payment for labor or to contractors, builders or materialmen, that (x) the obligations as stated on the requisition have been properly incurred, (y) such work was actually performed or such materials, supplies or equipment were actually furnished or installed in connection with the Scheduled Maintenance and (z) either such materials, supplies or equipment are not subject to any lien or security interest or the funds are to be used to satisfy any such lien or security interest; and

(B) that bills, invoices or other evidence of payment are on file at the offices of the Partnership.

(iii) an Independent Engineer’s Certificate, dated the date such payment is requested to be made, stating that, based upon reasonable investigation and review, all of the information set forth in the requisition for payment pursuant to Section 4.13(b)(i) and the Officers’ Certificate delivered pursuant to Section 4.13(b)(ii) is true and complete in all material respects.

Forthwith after receipt of each such requisition and any accompanying documents, the Trustee shall make payment from the Major Overhaul Fund in accordance with such requisition and the Partnership shall remit to the applicable payee all amounts it receives when payment becomes due.

SECTION 4.14 Partnership Distribution Account. (a) All amounts referred to in clause (x) of Section 4.9(b) shall be deposited in the Partnership Distribution Account.

(b) On any day on which the Partnership is entitled to make a Distribution pursuant to Section 6.18, the Trustee shall, upon receipt of an Officers’ Certificate of the Partnership as to the compliance with the conditions listed in Section 6.18, pay from the Partnership Distribution Account (i) to the Fuel Supplier, for the account of the Partnership, the amount certified in the Officers’ Certificate delivered pursuant to this Section 4.14(b) to be the amount then payable to the Fuel Supplier pursuant to Section 4.7 of the Fuel Supply Agreement, and (ii) all remaining amounts of such Distribution to the Partnership to make Distributions and other payments as contemplated by Section 6.18.

SECTION 4.15 Investment of Funds. Moneys held in any Fund created by or pursuant to this Indenture shall be invested and reinvested in Permitted Investments at the oral direction of an Authorized Representative of the Partnership promptly confirmed in writing; provided, however, that the Trustee shall only invest such moneys at any time when an Event of Default shall have occurred and be continuing in Permitted Investments of a maturity of thirty (30) days or less. Such investments shall mature in such amounts and have maturity dates or be subject to redemption at the option of the holder thereof on or prior to maturity as needed for the purposes of such Funds. In the event any such investments are redeemed prior to the maturity thereof, the Trustee shall not be liable for any penalties relating thereto. Any profit realized from such investments shall be deposited in the Construction Fund, on or before Completion of the Project, and to the Project Revenue Fund, after Completion of the Project, and any loss shall be charged to the applicable Fund. The Trustee shall not be liable for any such loss.

SECTION 4.16 Disposition of Funds Upon Retirement of Bonds. After payment in full of the principal of, premium, if any, and interest on all the Bonds Outstanding, all amounts payable to the Credit Bank under the Credit Bank Documents, and after payment in full of all fees, charges and expenses of the Trustee and all other amounts required to be paid hereunder, all amounts remaining in any Fund established in Section 4.1 shall be paid to the Partnership.

SECTION 4.17 The Funds as Collateral; Trustee as Agent of the Collateral Agent.

(a) All moneys held in the Funds shall be subject to the Lien of the Collateral Documents and the Trustee shall hold all such moneys in the Funds as agent for the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement).

(b) If an Event of Default shall have occurred and be continuing and an acceleration shall have occurred and not been rescinded pursuant to Section 9.2 and the Collateral Agent shall deliver a written request for payment of the money in the Funds pursuant to the Intercreditor Agreement, the Trustee shall promptly liquidate all investments, draw on all letters of credit and pay all moneys in the Funds to the Collateral Agent for distribution in accordance with the Intercreditor Agreement.

SECTION 4.18 Resignation and Removal of Independent Engineer; Appointment of Successor; Payment of Fees and Expenses.

(a) Upon receiving written notice of the resignation of the Independent Engineer, the Partnership shall promptly appoint a successor from among the Eligible Successors by written instrument executed by order of the Board of Directors, one copy of which shall be delivered to the Independent Engineer and one copy of which shall be delivered to the Trustee. If no successor is so appointed within 30 days after the mailing of such notice of resignation, the Trustee shall appoint a successor from among the Eligible Successors.

(b) In case at any time the Independent Engineer shall become incapable of acting or otherwise fails to perform the functions of the Independent Engineer in the manner contemplated hereunder and under the other Project Documents or shall be adjudged bankrupt or insolvent or a receiver is appointed, or any public officer shall take charge or control of the Independent Engineer or its property or its affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, the Partnership or the Trustee may remove the Independent Engineer and appoint a successor from among the Eligible Successors by written instrument, one copy of which instrument shall be delivered to the Independent Engineer, one copy of which instrument shall be delivered to the successor Independent Engineer and one copy of which instrument shall be delivered to the Trustee or the Partnership, as the case may be.

(c) The Holders of a majority in the aggregate principal amount of all of the Bonds Outstanding may at any time remove the Independent Engineer and appoint a successor from among the Eligible Successors by delivering to the Trustee, the Partnership, the Independent Engineer and the successor Independent Engineer the evidence provided for in Section 11.1 of the action taken by the Holders.

(d) Any successor Independent Engineer appointed under this Section 4.18 shall execute, acknowledge and deliver to the Partnership and the Trustee an instrument accepting such appointment.

(e) For so long as any of the Bonds shall remain Outstanding, the Partnership covenants and agrees to pay to the Independent Engineer, from time to time, and the Independent Engineer shall be entitled to, reasonable compensation for all services rendered by it hereunder. The Partnership will pay or reimburse the Independent Engineer upon its request for all reasonable expenses, disbursements and advances incurred or made by the Independent Engineer in connection with rendering services hereunder. The Trustee is hereby authorized to cause the payment of compensation and the payment or reimbursement of all reasonable expenses to the Independent Engineer from any moneys held by the Trustee in the Funds.

(f) The Trustee shall not be liable for any action taken, suffered or omitted by it in good faith with respect to the removal or appointment of any Eligible Successor or Independent Engineer hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Partnership and the Company represents and warrants to the Trustee as follows:

SECTION 5.1 Organization, Power and Status of the Partnership and the Company. The Partnership (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified as a foreign limited partnership in the State of New York and is duly authorized to do business in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary. The Company (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) is duly authorized, to the extent necessary, to do business in the State of New York and in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary. Neither the Partnership nor the company has engaged in any business or activity other than in connection with the development, acquisition, construction, ownership, operation and financing of the Project as contemplated by the Project Documents to which either the Partnership or the Company is a party. Each of the Partnership and the Company has all requisite partnership or corporate power and authority, as the case may be, to own and operate the property it purports to own and to carry on its business as now being conducted and as proposed to be conducted in respect of the Project.

SECTION 5.2 Authorization; Enforceability; Execution and Delivery. (a) Each of the Partnership and the Company has all necessary partnership or corporate power and authority, as the case may be, to execute, deliver and perform under this Indenture, the Bonds and each other then existing Project Document to which it is a party.

(b) All action on the part of the Partnership and the Company that is required for the authorization, execution, delivery and performance of this Indenture, the Bonds and each other Project Document to which either the Partnership or the Company is a party, in each case has been duly and effectively taken; and the execution, delivery and performance of this Indenture, the Bonds and each such other Project Document does not require the approval or consent of any holder or trustee of any Debt or other obligations of either the Partnership or the Company which has not been obtained.

(c) This Indenture and each other Project Document to which either the Partnership or the Company is a party has been duly executed and delivered by such party. Each of this Indenture, the Bonds and each other Project Document to which the Partnership or the Company is a party constitutes a legal, valid and binding obligation of the Partnership or the Company, as the case may be, enforceable against it in accordance with the terms thereof, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights and remedies generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 5.3 No Conflicts; Laws and Contracts; No Default. (a) Neither the execution, delivery and performance of this Indenture and each other Project Document to which either the Partnership or the Company is a party nor the consummation of any of the transactions contemplated hereby or thereby nor performance of or compliance with the terms and conditions hereof or thereof (i) contravenes any Requirement of Law applicable to either the Partnership, the Company or any of the Collateral which contravention could reasonably be expected to result in a Material Adverse Change, (ii) constitutes a default under or results in the violation of the provisions of the Partnership Agreement or Certificate of Incorporation or bylaws, as the case may be, or of any other Project Documents of either the Partnership or the Company that could reasonably be expected to result in a Material Adverse Change or (iii) results in the creation or imposition of any Liens (other than Permitted Liens) on any of the Collateral under, or results in the acceleration of any obligation.

(b) Each of the Partnership, the Company and the Project is in compliance with and not in default under any and all Requirements of Law applicable to either the Partnership or the Company or the Project and all terms and provisions of all Project Documents of both the Partnership and the Company, unless such noncompliance or such default could not reasonably be expected to result in a Material Adverse Change.

(c) The Partnership has not given or received any notice of default under any executed Project Agreement, and each executed Project Agreement, to the best of the Partnership’s knowledge, is in full force and effect. The Partnership is not in default under any executed Project Agreement that could reasonably be expected to result in a Material Adverse Change.

SECTION 5.4 Governmental Approvals. All Governmental Approvals which are required to be obtained in the name of either the Partnership or the Company in connection with (a) the construction, operation and maintenance of the Project (including the sale and delivery of electricity under the Power Purchase Agreements and thermal energy and electricity under the Alcan Energy Sales Contract) and (b) the issuance of the Bonds and the execution, delivery and performance by the Partnership and the Company of, the Project Documents, are set forth in Schedule 4 hereto as in effect on the date hereof. As of the date hereof, each of the Governmental Approvals set forth in Part A of Schedule 4 hereto has been duly obtained or made, was validly issued and is in full force and effect and Final Determination has been made thereon. The Partnership and/or the Company is in compliance with all Government Approvals listed in Part A of Schedule 4 hereto, unless such noncompliance could not reasonably be expected to result in a Material Adverse Change. As of the date hereof, none of the Governmental Approvals set forth in Part B of Schedule 4 hereto are required to be obtained prior to the date hereof. The Partnership and the Company do not have any reason to believe that they will be unable to obtain the Governmental Approvals set forth in Part B of Schedule 4 hereto in the ordinary course of business and at such time or times as may be necessary to avoid any substantial delay in, or material impairment to, the consummation and performance of the transactions as contemplated by this Indenture and the other Project Documents.

SECTION 5.5 Litigation. Other than in respect of Governmental Approvals, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending against either the Partnership or the Company or, to the best of the Partnership’s and the Company’s knowledge, threatened against either the Partnership or the Company or pending or threatened against any Project Participant or any property or other assets or rights of either the Partnership or the Company or any Project Participant with respect to this Indenture, any other Project Document or the Project that could reasonably be expected to result in a Material Adverse change.

SECTION 5.6 Qualifying Facility Status; Other Utility Regulation. (a) The Project, as proposed to be owned and operated, will satisfy the requirements for a Qualifying Facility upon the initial delivery of energy by the Facility. Accordingly, and except as set forth in 18 C.F.R. § 292.601 and 18 C.F.R. § 292.602, neither the Partnership nor the Company will be deemed by any Governmental Authority having jurisdiction to be subject to financial, organizational or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “public utility”, “public utility holding company” or any similar entity under any existing Law.

(b) Neither the Trustee nor any Holder will, solely by reason of (i) the ownership, construction, operation and maintenance of the Project by the Partnership and the Company, (ii) purchase and ownership of the Bonds or (iii) any other transaction contemplated by this Indenture, be deemed by any Governmental Authority having jurisdiction to be subject to financial, organizational or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “public utility”, “public utility holding company” or any similar entity under any existing Law.

SECTION 5.7 Collateral. (a) The Partnership has, or has valid and enforceable rights to acquire, good title or valid leasehold rights to the interests in the Facility Site and the tangible personal property forming a part of the Collateral purported to be covered by the Collateral Documents to which it is a party, subject only to Permitted Liens and is lawfully possessed of, or has valid and enforceable rights to acquire, a valid and subsisting grant for a term in and of the Easements, subject only to Permitted Liens.

(b) With respect to the personal property forming a part of the Collateral, all filings, recordings, registrations and other actions have been made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens in all right, title, estate and interest of the Partnership in the Collateral covered thereby subject to no prior, equal or junior Liens other than Permitted Liens.

(c) To the best knowledge of the Partnership and the Company after due inquiry, the Partnership or the Company has obtained and holds in full force and effect, or has the right to obtain, all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from restrictions which could reasonably be expected to result in a Material Adverse Change, which are necessary for the ownership, construction, operation and maintenance of the Project.

SECTION 5.8 Taxes. Each of the Partnership and the Company has filed, or caused to be filed, all tax and information returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable, except to the extent there is a Good Faith Contest thereof by the Partnership or the Company.

SECTION 5.9 Environmental Matters. (a) To the best knowledge of the Company and the Partnership after due inquiry the Site does not contain or has not previously contained any Hazardous Materials or underground storage tanks that, under any Environmental Law currently in effect, (i) could reasonably be expected to result in a Material Adverse Change or (ii) could reasonably be expected to result in the imposition of a Lien other than a Permitted Lien on the Project or the Site.

(b) The Site is in compliance with all applicable Environmental Laws affecting the Site or the Facility, the noncompliance with which could reasonably be expected to result in a Material Adverse Change, and there are no environmental conditions which could reasonably be expected to materially interfere with the commercial operation of the Facility.

SECTION 5.10 Disclosure. Each of the Preliminary Memorandum and the Final Memorandum as of its date did not, and the Final Memorandum (as the same may have been amended or supplemented) as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Partnership make no representations or warranties as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum in reliance upon and in conformity with information furnished in writing to the Company or the Partnership by or on behalf of the Initial Purchasers specifically for use in connection with the Preliminary Memorandum or the Final Memorandum (and any amendment or supplement thereof or thereto).

ARTICLE 6

COVENANTS

Each of the Partnership and the Company hereby covenants and agrees that so long as this Indenture is in effect and any Bonds remain Outstanding:

SECTION 6.1 Reporting Requirements. The Partnership and the Company shall each furnish to the Trustee:

(a) as soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of each fiscal year of each of the Partnership and the Company (commencing with the quarter ending March 31, 1993), an unaudited balance sheet of each of the Partnership and the Company as of the last day of such quarterly period and the related statements of income, cash flows, and partners’ capital of the Partnership and reports of all dividends paid to shareholder’s of the Company for such quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year and accompanied by a written statement of an Authorized Representative of each of the Partnership and the Company to the effect that such financial statements fairly represent the Partnership’s and Company’s financial condition and results of operations at and as of their respective dates;

(b) as soon as practicable and in any event within 120 days after the end of each fiscal year of each of the Partnership and the Company (commencing with the fiscal year ended December 31, 1993), a balance sheet of each of the Partnership and the Company as of the end of such year and the related statements of income, cash flow and partners’ capital of the Partnership during for such year setting forth in each case in comparative form corresponding figures from the preceding fiscal year, accompanied by an audit report thereon of a firm of independent public accountants of recognized national standing;

(c) after Completion of the Project, with each quarterly and annual financial statement submitted pursuant to clauses (a) and (b) above, calculations of the Debt Service Coverage Ratio, for such quarter or year and for the immediately preceding four-quarter period (or, if shorter, the period from Completion of the Project to the end of such quarter);

(d) with each annual financial statement submitted by the Partnership, an Officers’ Certificate of the Partnership (A) confirming that all insurance policies required pursuant to Section 6.4 are in full force and effect on the date thereof, (B) confirming the names of the companies issuing such policies, (C) confirming the amounts and expiration dates of such policies, (D) including evidence of payment and (E) stating that such policies comply with the requirements of Section 6.4;

(e) at the same time as the financial statements are delivered pursuant to clauses (a) and (b) above, Officers’ Certificates of the Partnership and the Company to the effect that (i) no Default which could not reasonably be expected to be cured within the applicable cure period or Event of Default exists under this Indenture and (ii) no default which could not reasonably be expected to be cured within the applicable cure period or event of default exists under any other existing Project Document which could reasonably be expected to result in a Material Adverse Change, or, in either case, if such statement cannot be so certified, specifying in reasonable detail the exceptions to such statement and the actions to be taken with respect to such exceptions;

(f) at the same time as the financial statements are delivered pursuant to clause (b) above, Officers’ Certificates of the Partnership and the Company complying with Section 314(a)(4) of the Trust Indenture Act;

(g) at the same time as the financial statements are delivered pursuant to clause (a) and (b) above, an Officers’ Certificate of the Partnership stating that all routine and major maintenance to the Project has been performed substantially in accordance with the O&M Procedures;

(h) as soon as practicable following the performance of scheduled major overhauls of the Facility, an Independent Engineer’s Certificate verifying that such work was performed substantially in accordance with the manufacturer’s recommended maintenance program; and

(i) each of the following items:

(i) promptly after the Partnership or the Company learns of the occurrence thereof, written notice of the occurrence of any event or condition which constitutes (or that, upon notice or lapse of time or both, would constitute) an Event of Default, specifically stating that such event or condition has occurred and describing it and any action being or proposed to be taken with respect thereto;

(ii) to the extent requested by the Trustee, copies of invoices or statements which are available to the Partnership under the Construction Contract, certified by an Authorized Representative of the Partnership, for each item of Project Cost covered by any requisition submitted to the Trustee pursuant to Section 4.4, including any relevant payment request under the Construction Contract, together with any supporting documentation, schedule, data or affidavit required under the Construction Contract;

(iii) written notice of the occurrence of any Event of Eminent Domain or any Event of Loss and an Officers’ Certificate of the Partnership setting forth the details thereof and the action which the Partnership is taking or propose to take with respect thereto; and

(iv) written notice of the occurrence of any event giving rise to a claim under any insurance policy in an amount greater than $5,000,000, together with copies of any document relating thereto (including copies of any such claim) in possession or control of the Partnership or the Company or any agent thereof.

(v) as soon as possible and in any event within 15 days after the Partnership or any member of its ERISA Controlled Group knows, or has reason to know, written notice of the occurrence of any of the following:

(A) any Termination Event with respect to a Plan has occurred which results or could result in a liability to the Partnership which could reasonably be expected to result in a Material Adverse Change, or

(B) any condition exists with respect to a Plan which presents a material risk of (i) termination of the Plan which termination could result in a liability to the Partnership or any member of its ERISA Controlled Group or (ii) imposition of an excise tax or other liability on the Partnership or any member of its ERISA Controlled Group, which, in either case, could reasonably be expected to result in a Material Adverse Change, or

(C) The Partnership or any member of its ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the code or Section 302 of ERISA, or

(D) the Partnership has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA which results or could result in a liability to the Partnership which could reasonably be expected to result in a Material Adverse Change, or

(E) the aggregate Unfunded Benefit Liabilities under all Plans has in any year increased to an amount which could reasonably be expected to result in a Material Adverse Change, or

(F) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Partnership or any member of its ERISA Controlled Group from a Multiemployer Plan which could reasonably be expected to result in a Material Adverse Change, or

(G) the Partnership or any member of its ERISA Controlled Group is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in a Material Adverse Change, or

(H) a Multiemployer Plan is in Reorganization or is Insolvent and such Reorganization of Insolvency could reasonably be expected to result in liability to the Partnership or any member of its ERISA Controlled Group and such liability could reasonably be expected to result in a Material Adverse Change, or

(I) the potential withdrawal liability (as determined in accordance with Title IV of ERISA) of the Partnership and the members of its ERISA Controlled Group with respect to all Multiemployer Plans has in any year increased to an amount which could reasonably be expected to result in a Material Adverse Change, or

(J) there is an action brought against the Partnership or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA in an amount which, if adversely determined, could reasonably be expected to result in a Material Adverse Change,

(vi) as soon as possible and in any event within 15 Business Days after the receipt by the Partnership or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Partnership or such member of its ERISA Controlled Group of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with written notice setting forth the action which the Partnership or such member of its ERISA Controlled Group proposes to take with respect thereto.

SECTION 6.2 Maintenance of Existence, Properties, Project Documents, Construction and Maintenance of Property, Qualifying Facility Status, Governmental Approvals. (a) Each of the Partnership and the Company shall preserve and maintain (i) its legal existence and form and (ii) all of its rights, privileges and franchises necessary for the operation of the Project and the maintenance of its existence.

(b) Each of the Partnership and the Company shall (i) do or cause to be done all things necessary to comply with the Partnership Agreement or its Certificate of Incorporation and by-laws, as the case may be, and (ii) perform in all material respects all of its covenants and agreements contained in any of the then existing Project Agreements to which it is a party, the nonperformance of which could reasonably be expected to result in a Material Adverse Change.

(c) The Partnership will construct the Project, or cause the Project to be constructed, substantially in accordance with the terms of the Construction Contract, the Power Purchase Agreements and the Alcan Energy Sales Contract. The Partnership will maintain and operate the Project, or cause the Project to be maintained and operated (i) in good order and repair, (ii) in compliance with the Project Agreements of each of the Partnership and the Company, the noncompliance with which could reasonably be expected to result in a Material Adverse Change, and (iii) substantially in accordance with Prudent Engineering and Operating Practices.

(d) Each of the Partnership and the Company shall do or cause to be done all things necessary to obtain and to maintain in full force and effect all Governmental Approvals that are necessary from time to time (i) to conduct its business as currently conducted and as proposed to be conducted, (ii) for the Facility to produce and sell thermal energy and electric capacity and associated energy in accordance with and as contemplated by the Power Purchase Agreements and the Alcan Energy Sales Contract or any permitted replacements thereof and (iii) to perform its obligations under the Project Documents, unless the failure to so obtain or maintain a Governmental Approval in connection with the Project could not reasonably be expected to result in a Material Adverse Change.

(e) The Partnership shall preserve and maintain good title or valid leasehold rights to the interests in the Facility Site and the tangible personal property forming a part of the Collateral purported to be subject to the Lien of the Collateral Documents to which it is a party, subject only to Permitted Liens and the terms of the then existing Project Documents, unless such failure could not reasonably be expected to result in a Material Adverse Change.

SECTION 6.3 Compliance with Laws. Each of the Partnership and the Company will do or cause to be done all things necessary to comply in all material respects with all Requirements of Law applicable to the Partnership or the Company or the Project (i) in conducting its business as currently conducted and as proposed to be conducted pursuant to the then existing Project Documents and (ii) in performing its material obligations under the Project Agreements except any thereof the noncompliance with which could not reasonably be expected to result in a Material Adverse Change.

SECTION 6.4 Insurance. (a) Subject to Section 6.4(e), the Partnership shall at all times effect, maintain and keep in force, or cause to be effected, maintained and kept in force, the insurance listed in Schedule 5. Insurance required pursuant to Section B of Schedule 5 shall be with responsible insurance carriers which are authorized to do business in the State of New York and have a Best’s Rating of “A” or better and have a claims paying ability rating of “A” or better from Moody’s Investors Service, Inc. (if Moody’s Investors Service, Inc. provides a rating for such carrier).

(b) The Collateral Agent shall be named as sole loss payee, under a standard lenders loss payable clause, and shall be an additional named insured with respect to insurance required by Section B(1) of Schedule 5. The Collateral Agent shall also be added as an additional insured with respect to Employer’s Liability, General Liability and Automobile Liability coverage required by of Section B(4) of Schedule 5.

(c) The insurance carried in accordance with Section B of Schedule 5 shall be endorsed as follows:

(i) All insurers shall waive all rights of subrogation against the Collateral Agent, the Trustee and their respective officers, employees, agents, successors and assigns, and shall waive any right of set-off and counterclaim and any other right to deduction whether by attachment or otherwise;

(ii) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Collateral Agent, with respect to its interest as such in the Project and each policy shall contain a severability-of-interests or cross liability provision; and

(iii) If, at any time, such insurance is canceled, or any substantial change is made in the coverage which affects the interests of the Collateral Agent, such cancellation or change shall not be effective as to the Collateral Agent for thirty (30) days, except for nonpayment of premium, which shall be ten (10) days, after receipt by the Collateral Agent of written notice from such insurer of such cancellation or change.

(d) Upon procurement by the Partnership of the insurance set forth in Section B of Schedule 5, the Partnership shall furnish to the Collateral Agent and the Trustee certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer, where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, the risks covered thereby and the policy term. The Partnership shall certify that the premiums on all such policies have been paid in full for the current year or will be paid when due. Upon request by the Collateral Agent or the Trustee, the Partnership will promptly furnish to the Collateral Agent or the Trustee, copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the Project.

(e) Within ten (10) days after the certification referred to in paragraph (d) above, the Partnership shall furnish to the Collateral Agent and the Trustee a report of its insurance broker stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried and maintained is in accordance with the terms hereof.

(f) If at any time any of the insurance required pursuant to this Section 6.4 shall no longer be available on commercially reasonable terms, the Partnership shall procure substitute insurance coverage that is the most equivalent to the required coverage and available on commercially reasonable terms. The Partnership shall deliver to the Trustee a certificate of the Insurance Consultant stating that the required insurance coverage is no longer available on commercially reasonable terms and that the proposed substitute insurance coverage is the most equivalent to the required coverage available on commercially reasonable terms.

(g) The loss, if any, under any insurance required to be carried under Section B of Schedule 5 shall be adjusted with the insurance companies or otherwise collected, including the filing in a timely manner of appropriate proceedings, by the Partnership, subject to the approval of the Collateral Agent. In addition, the Partnership shall take all other steps necessary or requested by the Collateral Agent to collect from insurers any loss covered by any of the insurance policies in Section B of Schedule 5. All such policies shall provide that the loss, if any, under such insurance shall be adjusted and paid as provided in this Section 6.4.

(h) The Partnership shall promptly notify the Collateral Agent and the Trustee of any loss covered by any insurance. The Partnership, the Collateral Agent and the Trustee shall cooperate and consult with each other in all matters pertaining to the settlement or adjustment of any and all claims and demands for damages on account of any taking or condemnation of the Project or pertaining to the settlement, compromise or arbitration of any claim on account of any damage or destruction of the Project or any portion thereof. Without the prior written consent of the Collateral Agent, the Partnership will not settle or consent to the settlement of any proceeding arising out of any damage in excess of $5,000,000 value, the destruction or condemnation of the Project or any portion thereof.

(i) No provision of this Section or any other provision of this Indenture shall impose on the Collateral Agent or the Trustee any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Partnership, nor shall the Collateral Agent or the Trustee be responsible for any representations or warranties made by or on behalf of the Partnership to any insurance company or underwriter.

SECTION 6.5 Payment of Taxes and Claims. Each of the Partnership and the Company shall prior to the time penalties shall attach thereto, pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies lawfully imposed upon it or upon its income or profits or upon any of the Collateral and all lawful claims or obligations that, if unpaid, would become a Lien upon the Collateral, real or personal, or upon any part thereof; provided that neither the Partnership nor the Company shall be required to pay any such tax, assessment, charge, levy, claim or obligation if there is a Good Faith Contest thereof by either the Partnership or the Company. The Partnership and the Company shall promptly pay or cause to be paid any valid, final judgment enforcing any such tax, assessment, charge, levy or claim and cause the same to be satisfied of record unless such judgment is then the subject of a Good Faith Contest.

SECTION 6.6 Books and Records. Each of the Partnership and the Company shall at all times keep proper books and records of all of its business and financial affairs and all of the business and financial affairs of the Project in accordance with GAAP. Each of the Partnership and the Company shall keep books of account or records concerning its accounts, inventory, contract rights, equipment and proceeds at its offices identified in the preamble hereof. The Partnership shall at all times cause a complete set of the original Plans and Specifications (and all supplements thereto) relating to the Project to be maintained at the Facility.

SECTION 6.7 Right of Inspection. Subject to requirements of applicable law and safety requirements and upon reasonable notice from the Trustee, the Partnership and the Company shall permit the Trustee, or any agents or representatives thereof, from time to time during normal business hours to conduct reasonable inspections and examinations at all reasonable times of the Project and the records of the Partnership and the Company relating to the Project.

SECTION 6.8 Use of Bond Proceeds. The Company will lend the proceeds from the sale of Bonds to the Partnership and, subject to Sections 3.1, 4.2 and 4.7, the Partnership will use such proceeds solely to pay Project Costs.

SECTION 6.9 Compliance With Environmental Laws. The Partnership and the Company (i) shall comply in all material respects with all Environmental Laws applicable to the ownership, operation or use of the Site or the Project, and shall cause all tenants and other persons occupying the Site or the Project to comply in all material respects with all such Environmental Laws except, in all events, where the failure to comply with such Environmental Laws would not result in a Material Adverse Change, (ii) shall immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance as such costs and expenses become due and payable (unless the payment of any such costs or expenses is the subject of a Good Faith Contest by the Partnership or the Company) and (iii) shall keep or cause to be kept the Site and the Project free and clear of any Liens other than Permitted Liens imposed pursuant to such Environmental Laws (unless any such Lien is stayed or bonded). Neither the Partnership nor the Company shall generate, use, treat, store, release, dispose of, or transport or permit the generation, use, treatment, storage, release, disposal or transportation of Hazardous Materials on, at, from, or to the Site or the Project except, in all events, in material compliance with all applicable Environmental Laws.

SECTION 6.10 Event of Eminent Domain; Event of Loss. (a) If an Event of Eminent Domain shall occur with respect to any Collateral, the Partnership shall (i) diligently pursue all their rights to compensation against the State of New York or the United States, as the case may be, or against any agency, department, authority, commission, board, instrumentality or political subdivision thereof in respect of such Event of Eminent Domain, (ii) in the reasonable judgment of the Partnership compromise or settle any claim against the State of New York or the United States, as the case may be, or against any other Governmental Authority, and (iii) hold all amounts and proceeds (including instruments) received in respect of any Event of Eminent Domain (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising or settling any claims against the State of New York or the United States, as the case may be, or against any agency, department, authority, commission, board, instrumentality or political subdivision thereof) (“Eminent Domain Proceeds”) in trust for the benefit of the Collateral Agent and/or the Trustee segregated from other funds of the Partnership and the Company.

(b) If an Event of Loss shall occur with respect to any Collateral, the Partnership shall (i) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss, (ii) in the reasonable judgment of the Partnership compromise or settle any claim against any Person with respect to such Event of Loss, and (iii) hold all amounts and Insurance Proceeds (including instruments) received in respect of any Event of Loss (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising or settling any claims) in trust for the benefit of the Collateral Agent and/or the Trustee segregated from other funds of the Partnership.

(c) If either an Event of Loss or an Event of Eminent Domain shall occur, as soon as reasonably practicable but no later than the date of receipt by the Partnership, the Trustee or the Collateral Agent of Eminent Domain Proceeds or Casualty Proceeds, as the case may be, the Partnership shall make a reasonable good faith determination as to whether (i) the Project or any portion thereof can be rebuilt, repaired or restored to permit operation of the Project or a portion thereof on a Commercially Feasible Basis, and (ii) the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that the Partnership is willing to commit to such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration of the Project or a portion thereof. The determination of the Partnership shall be evidenced by an Officers’ Certificate filed with the Trustee which, in the event the Partnership determines that the Project or a portion thereof can be rebuilt, repaired or restored to permit operation thereof on a Commercially Feasible Basis and that the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that the Partnership is willing to commit to such rebuilding, repair or restoration are sufficient, shall also set forth a reasonable good faith estimate by the Partnership of the total cost of such rebuilding, repair or restoration. The Partnership shall deliver to the Trustee at the time it delivers the Officers’ Certificate an Independent Engineer’s Certificate, dated the date of the Officers’ Certificate, stating that, based upon reasonable investigation and review of the determination made by the Partnership, the Independent Engineer believes the determination and the estimate of the total cost, if any, set forth in the Officers’ Certificate to be reasonable.

(d) (i) In the event that the determination is made pursuant to Section 6.10(c) above that the Project cannot be rebuilt, repaired or restored to permit operation on a Commercially Feasible Basis or that the Casualty Proceeds or the Eminent Domain Proceeds together with any other amounts that the Partnership is willing to commit to such rebuilding, repair or restoration are not sufficient to permit such rebuilding, repair or restoration, all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, shall be paid to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement and all of the Bonds Outstanding shall be redeemed in accordance with Section 7.3(b).

(ii) In the event that the determination is made pursuant to Section 6.10(c) above that the entire Project can be rebuilt, repaired or restored to permit operation on a Commercially Feasible Basis and that the Casualty Proceeds or the Eminent Domain Proceeds together with any other amounts that the Partnership is willing to commit to such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration, all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with such other amounts as the Partnership is willing to commit to such rebuilding, repair or restoration shall be deposited in the Restoration Fund in accordance with Section 4.8.

(iii) In the event that the determination is made pursuant to Section 6.10(c) above that a portion of the Project can be rebuilt, repaired or restored to permit operation on a Commercially Feasible Basis and that the Casualty Proceeds or the Eminent Domain Proceeds together with any other amounts that the Partnership is willing to commit to such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration, (A) an amount equal to the estimate of the total cost of such rebuilding, repair or restoration set forth in the Officers’ Certificate filed with the Trustee pursuant to Section 6.10(c) above together with such other amounts that the Partnership is willing to commit to such rebuilding, repair or restoration shall be deposited in the Restoration Fund in accordance with Section 4.8, and (B) the amount, if any, by which all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, exceed the estimate of the total cost shall be paid to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement and a portion of the Bonds Outstanding shall be redeemed in accordance with Section 7.3(c).

(e) Notwithstanding any other provision of this Section 6.10, in the event the Partnership receives Casualty Proceeds or Eminent Domain Proceeds, as the case may be, from an Event of Loss or an Event of Eminent Domain that do not exceed in the aggregate $3,000,000, the Partnership shall not have to comply with the provisions of Section 6.10(c) and the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, shall be deposited in the Restoration Fund in accordance with Section 4.8.

SECTION 6.11 Further Assurances; Opinion of Counsel. (a) The Partnership shall take or cause to be taken all action reasonably required to maintain and preserve the Lien in favor of the Collateral Agent provided for in the Collateral Documents. The Partnership and the Company shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to the Liens granted herein) reasonably required to maintain and preserve the Lien in favor of the Collateral Agent provided for in the Collateral Documents.

(b) Promptly after the execution and delivery of this Indenture and of each Series Supplemental Indenture or other supplemental indenture or other instrument of further assurance, the Company and the Partnership shall furnish to the Trustee such Opinion or Opinions of Counsel as the Trustee may reasonably request stating that, in the opinion of such Counsel, this Indenture and all such Series Supplemental Indentures, other supplemental indentures and other instruments of further assurance have been properly recorded, registered and filed to the extent necessary to make effective the Lien intended to be created by the Collateral Documents, and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Securityholders and the Trustee, or stating that, in the opinion of such Counsel, no such action is necessary to make such lien and security interest effective.

On or before the date in each year on which financial statements must be delivered to the Trustee pursuant to Section 6.1(b), beginning with the first calendar year commencing more than three months after the date of authentication and delivery of any Bonds, the Company and the Partnership shall furnish to the Trustee such Opinion or Opinions of Counsel as the Trustee may reasonably request either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and re-filing of the Collateral Documents and any other requisite documents and with respect to the execution and filing of any financing statements and continuation statements as is necessary to maintain the Lien created by the Collateral Documents and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such lien and security interest. Such Opinion of Counsel shall also describe the recording, filing, rerecording and re-filing of the Collateral Documents and any other requisite documents and the execution and filing of any financing statements and continuation statements that will, in the opinion of such counsel, be required to maintain the Lien created by the Collateral Documents until the same date in the following calendar year.

SECTION 6.12 Debt. (a) The Partnership shall not create or incur or suffer to exist any Debt or lease obligations except:

(i) Debt contemplated by Section 6.8, Debt under the Partnership Guarantee or Debt arising under the other Project Documents;

(ii) Subordinated Debt not to exceed an aggregate principal amount of $70,000,000, the proceeds of which are applied to the payment of necessary capital expenditures or which represent unsecured loans from the Partners;

(iii) purchase money or lease obligations incurred to finance items of equipment not comprising an integral part of the Project that extend only to the equipment being financed and that do not in the aggregate have annual debt service or lease obligations exceeding $5,000,000;

(iv) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered;

(v) Debt incurred in connection with amounts owed to the Fuel Supplier pursuant to Sections 4.4, 4.5, 4.6(a) and 4.7 of the Fuel Supply Agreement and Debt incurred in connection with amounts owed to Con Ed pursuant to Article VI(f) of the Con Ed Energy Purchase Agreement;

(vi) Subordinated Debt incurred in connection with the obligation to pay the Fuel Supplier the balance of the Tracking Account when due in accordance with Section 4.4 of the Fuel Supply Agreement;

(vii) Subordinated Debt in respect of any tracking account, suspense account or similar feature that relates to any Additional Contract permitted to be entered into by Section 6.21; provided that such Subordinated Debt is subject to the same or a greater level of subordination in relation to the Senior Debt that the Subordinated Debt permitted pursuant to clause (vi) is subject to;

(viii) Guarantees permitted in accordance with Section 6.14; or

(ix) obligations in respect of surety bonds or similar instruments in an aggregate amount not exceeding $10,000,000 at any one time outstanding.

(b) The Company shall not create or incur or suffer to exist any Debt or lease obligations except:

(i) the Bonds; or

(ii) Debt under any additional bonds, notes or debentures issued to provide a source of funds for Completion of the Project; provided, however, (v) such additional bonds, notes or debentures are issued under this Indenture, (w) the proceeds from the sale of such additional bonds, notes or debentures are loaned to the Partnership to pay Project Costs, (x) such proceeds are pledged to the Collateral Agent, and deposited with the Trustee by the Partnership in accordance with Sections 3.1 and 4.2, (y) no more than an aggregate of $75,000,000 of such additional bonds, notes or debentures are issued, and (z) after giving effect to the issue of the additional bonds, notes or debentures, the minimum annual Projected Debt Service Coverage Ratio will be equal to or exceed 1.5:1 and the average annual Projected Debt Service Coverage Ratio will be equal to or exceed 1.7:1.

SECTION 6.13 Liens. Neither the Partnership or the Company shall create or suffer to exist or permit any Lien upon or with respect to any of its properties, except for the following, which collectively shall constitute “Permitted Liens”:

(a) Liens specifically permitted or required by, or created by, this Indenture or any other Project Document including as contemplated in the Fuel Supply Agreement, the Alcan Option Agreement, the IDA Lease, the IDA Sublease and the Con Ed Energy Purchase Agreement;

(b) with respect to the Partnership, Liens with respect to Debt permitted pursuant to Section 6.12(a)(i), (iii) and (vii);

(c) with respect to the Company, Liens with respect to Debt permitted pursuant to Sections 6.12(b)(i) and (ii);

(d) Liens for taxes which are either not yet due, are due but payable without penalty or are the subject of a Good Faith Contest by the Partnership or the Company;

(e) any exceptions to title which are contained in the Title Policy delivered to the Trustee;

(f) such minor defects, easements, rights of way, restrictions, irregularities, encumbrances and clouds on title and statutory liens that do not materially impair the property affected thereby and that do not individually or in the aggregate materially impair the value of the security interests granted under the Collateral Documents;

(g) deposits or pledges to secure: statutory obligations or appeals; releases of attachments, stays of execution or injunctions; performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases; or for purposes of like general nature in the ordinary course of business;

(h) Liens in connection with workmen’s compensation, unemployment insurance or other social security or pension obligations;

(i) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding if the same is the subject of a Good Faith Contest (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment);

(j) mechanic’s, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are the subject of a Good Faith Contest;

(k) the IDA Lease and the IDA Sublease;

(l) Liens contemplated by Sections 4.3(a)(vi) and 4.3(b)(v)(C); and

(m) Liens substantially similar to any of the foregoing Liens, provided that any such Lien could not reasonably be expected to result in a Material Adverse Change.

SECTION 6.14 Guarantees. Except as provided in Article 15 hereof or as contemplated by the Project Documents, neither the Partnership nor the Company shall contingently or otherwise be or become liable, directly or indirectly, in connection with any Guaranty except (a) Guarantees arising in the ordinary course of business, (b) indemnities with respect to unfiled materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance of the Project, and (c) indemnities to federal, state or local governmental agencies or authorities relating to any expenses incurred that are incidental to obtaining easements for the benefit of the Project.

SECTION 6.15 Prohibition on Disposition of Assets. Except as contemplated by the Project Documents or permitted pursuant to the Mortgage, neither the Partnership nor the Company shall lease (as lessor) or Transfer (as transferor) any property or assets material to the operation of the Project except in the ordinary course of business to the extent that such property is worn out or no longer useful or usable in connection with the operation of the Project and such property is replaced by property having a fair market value equal to or greater than the fair market value of the property being leased or Transferred. Except as contemplated by the Collateral Documents, the Partnership shall not Transfer all or any portion of its ownership interest in the Company.

SECTION 6.16 Amendments. The Partnership or the Company may terminate, amend or modify any of the then existing Project Documents to which it is a party only (i) if the termination, amendment or modification could not reasonably be expected to result in a Material Adverse Change, or (ii) if an Authorized Representative of the Partnership or the Company, as the case may be, certifies to the Trustee, and such certification is concurred in by the Independent Engineer, that after giving effect to such proposed termination, amendment or modification, the minimum annual Projected Debt Service Coverage Ratio will be equal to or exceed 1.5:1 and the average annual Projected Debt Service Coverage Ratio will be equal to or exceed 1.7:1, or (iii) if an Authorized Representative of the Partnership or the Company, as the case may be, certifies to the Trustee, and such certification is concurred in by the Independent Engineer, that such proposed termination, amendment or modification is reasonably required to comply with any Requirement of Law or any Government Approval; or (iv) if such termination, amendment or modification is permitted by Section 6.21 or, with respect to this Indenture, Article 13.

SECTION 6.17 Prohibition on Fundamental Changes . Neither the Partnership nor the Company shall enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution). Neither the Partnership nor the Company shall purchase or otherwise acquire all or substantially all of the assets of any Person.

SECTION 6.18 Distributions; Subordinated Debt Payments. (a) The Partnership shall not make distributions to Partners pursuant to the Partnership Agreement or payments to any subordinated lender with respect to a subordinated loan (such payments, distributions and dividends being herein referred to as “Distributions”) except from, and to the extent of, moneys then on deposit in the Partnership Distribution Fund. Subject to the preceding sentence and the remaining provisions of this Section 6.18, the Partnership may make Distributions on any day on which each of the following conditions is satisfied:

(i) amounts deposited in the Interest Fund shall be equal to or greater than the aggregate interest payment next due on all of the Bonds;

(ii) amounts deposited in the Principal Fund shall be equal to or greater than the aggregate principal and/or premium payment next due on all of the Bonds;

(iii) amounts deposited in the Debt Service Reserve Fund, together with the aggregate amounts then available to be drawn under any Debt Service Letter of Credit and Additional Letters of Credit delivered in respect of the Debt Service Reserve Fund under Section 4.12(b), shall be equal to or greater than the then current Debt Service Reserve Requirement;

(iv) amounts deposited in the Major Overhaul Fund shall be equal to or greater than the Major Overhaul Requirement;

(v) amounts on deposit in the Con Ed Reconciliation Fund, together with the aggregate amounts then available to be drawn under any Additional Letters of Credit delivered in respect of the Con Ed Reconciliation Fund under Section 4.12(b), shall be equal to or greater than the then current Con Ed Reconciliation Fund Requirement;

(vi) no event or condition has occurred and is continuing which constitutes a Default or an Event of Default; and

(vii) no amounts are outstanding under the Credit Bank Working Capital Loan Agreement or the Credit Bank Reimbursement Agreement.

(b) Notwithstanding the foregoing, the Partnership may not make Distributions (other than Distributions to the Partners in respect of any Partners’ Income Tax Deficiency) on any day on which (i) the Debt Service Coverage Ratio for the two fiscal quarters immediately preceding such day is less than 1.5:1; provided, that if the Debt Service Coverage Ratio for such two fiscal quarters is less than 1.5:1 and the Substitute Debt Service Coverage Ratio for such two fiscal quarters is greater than 1.5:1, the Partnership may make Distributions on such day in an aggregate amount not to exceed the amount that, after giving effect to such Distributions, would reduce the Substitute Debt Service Coverage Ratio for such two fiscal quarters to 1.5:1, or (ii) the Projected Debt Service Coverage Ratio (Fiscal Quarter) for the two fiscal quarters immediately succeeding such day is less than 1.5:1.

(c) Notwithstanding the foregoing, in no event shall any Distribution be made prior to the Completion of the Project.

SECTION 6.19 Nature of Business. Neither the Partnership nor the Company shall engage in any business other than the development, acquisition, construction, ownership, operation and financing of the Project as contemplated by the Project Documents; provided, however, that the Partnership shall be permitted to lease or sell a portion of the Site in compliance with the IDA Lease and the Mortgage.

SECTION 6.20 Employee Plans. (a) For each Plan adopted by the Partnership and required to be a qualified plan, the Partnership will (a) use its best efforts to seek and receive determination letters from the Internal Revenue Service to the effect that such Plan is qualified within the meaning of Section 401(a) of the Code and (b) from and after the date of adoption of any Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of the Plan documents and ERISA, and shall make all contributions to such Plans as required by Section 412 of the Code.

(b) The Partnership shall not take, and it shall use best efforts to prevent any member of its ERISA Controlled Group from taking any action which would increase the aggregate present value of the Unfunded Benefit Liabilities under all Plans to an amount which could reasonably be expected to result in a Material Adverse Change.

SECTION 6.21 Power Sales. The Partnership shall not enter into any Additional Contract relating to the sale or exchange of electrical capacity or electric energy other than:

(a) one or more agreements to sell electric capacity to NIMO, provided that the Partnership shall have delivered to the Trustee a copy of such agreement, accompanied by (i) an Officers’ Certificate certifying that (A) such agreement is an agreement of the type described in and permitted by this Section 6.21(a); (B) the electric capacity to be sold to NIMO under such agreement is not in excess of that portion of the electric capacity of the Project from which sales of electric energy are contemplated to be made pursuant to the NIMO Power Purchase Agreement; (C) after giving effect to the terms of such agreement and to the transactions related thereto which could reasonably be expected to have an effect on the projected operating results of the Partnership (including any effect on the terms and conditions under which the Partnership obtains fuel for the Project), the average annual and minimum annual Projected Debt Service Coverage Ratios over the period commencing on the date of such Officers’ Certificate and ending with the latest maturity date of the then Outstanding Bonds in the reasonable judgment of the Partnership shall be no less than such Projected Debt Service Coverage Ratios over such period determined as if such agreement were not in effect; and (D) such agreement in the reasonable judgment of the Partnership otherwise contains terms and conditions which taken as a whole are no less favorable to the Partnership than the NIMO Power Purchase Agreement, and (ii) an Independent Engineer’s Certificate, dated the date of the Officers’ Certificate, stating that, based upon reasonable investigation and review, the Independent Engineer believes the statements set forth in the Officers’ Certificate delivered pursuant to the preceding clause (i) to be reasonable; or

(b) one or more agreements for sales of electric energy or capacity to Con Ed, NIMO or Alcan or purchasers other than Con Ed, NIMO or Alcan, provided that no such agreement shall reduce the amount of electric energy and capacity available to be sold by the Partnership to Con Ed pursuant to the Con Ed Energy Purchase Agreement unless consented to by Con Ed and provided, further, that the Partnership shall have delivered to the Trustee a copy of such agreement, accompanied by (i) an Officers’ Certificate certifying that (A) such agreement is an agreement of the type described in and permitted by this Section 6.21(b); (B) after giving effect to the terms of such agreement and to the transactions related thereto which could reasonably be expected to have an effect on the projected operating results of the Partnership (including any effect on terms and conditions under which the Partnership obtains fuel for the Project), the average annual and minimum annual Projected Debt Service Coverage Ratios over the period commencing on the date of such Officers’ Certificate and ending with the latest maturity date of the then Outstanding Bonds in the reasonable judgment of the Partnership shall be no less than such Projected Debt Service Coverage Ratios over such period determined as if such agreement and transactions related thereto were not in effect; and (C) such agreement in the reasonable judgment of the Partnership otherwise contains terms and conditions which taken as a whole are no less favorable to the Partnership than the Con Ed Energy Purchase Agreement; and (ii) letters from Standard & Poor’s Corporation, Moody’s Investors Service, Inc. and Fitch Investors Service, Inc. (or any successor to any of them) addressed to the Partnership to the effect that the rating of such agency then in effect for any of the Bonds will not be reduced as a result of the Partnership entering into such agreement and transactions related thereto; or

(c) one or more agreements to sell solely an incremental portion of the Project’s capacity (or electric energy related to such capacity) which is in excess of 1000 megawatts; or

(d) one or more agreements for sales of electric energy or capacity to purchasers other than Con Ed, NIMO or Alcan in connection with the execution and delivery of an Additional Contract relating to the sale of thermal energy to such purchasers in an aggregate amount not to exceed 50 megawatts of the Project’s capacity (or electric energy related to such capacity); or

(e) one or more agreements of the type described in the proviso to Section 9.1(i) or in Section 9.1(k); or

(f) one or more agreements having a term of six months or less, provided that no such agreement shall reduce the amount of electric energy and capacity available to be sold by the Partnership to Con Ed pursuant to the Con Ed Energy Purchase Agreement, and provided, further, that (i) such agreement is with a purchaser whose credit rating at the time of execution of such agreement is not less than the credit rating of Con Ed at the time of execution of such agreement, or (ii) such agreement is with a purchaser whose credit rating at the time of execution of such agreement is not less than the credit rating of NIMO at the time of execution of such agreement and, after giving effect to such agreement, the Partnership shall not have entered into agreements pursuant to this clause (ii) with respect to more than 270 megawatts of the Facility’s capacity, or (iii) such agreement is with a purchaser whose credit rating at the time of execution of such agreement is less than the credit rating of Con Ed and less than the credit rating of NIMO at the time of execution of such agreement and, after giving effect to such agreement, the Partnership shall not have entered into agreements pursuant to this clause (iii) with respect to more than 150 megawatts of the Facility’s capacity.

SECTION 6.22 Rule 144A Information. At any time when the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the request of a Holder, the company shall promptly furnish to such Holder or to a prospective purchaser of such Bond designated by such Holder, as the case may be, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act (“Rule 144A Information”) in order to permit compliance by such Holder with Rule 144A in connection with the resale of such Bond by such Holder; provided, however, that the Company shall not be required to furnish Rule 144A Information in connection with any request made on or after the date which is three years from the later of (i) the date such Bond (or any Predecessor Bond) was acquired from the company or (ii) the date such Bond (or any Predecessor Bond) was last acquired from an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act; and provided further, that, the Company shall not be required to furnish such information at any time to a prospective purchaser located outside the United States who is not a “United States Person” within the meaning of Regulation S under the Securities Act if such Bond may then be sold to such prospective purchaser in accordance with Rule 904 under the Securities Act (or any successor provision thereto).

ARTICLE 7

REDEMPTION AND PREPAYMENT OF BONDS

SECTION 7.1 Applicability of Article. Bonds of any series that are subject to redemption or prepayment before their Stated Maturity (or, if the principal of the Bonds of any series is payable in installments, the Stated Maturity of the final installment of the principal thereof) shall be redeemed or prepaid in accordance with their terms and (except as otherwise specified in the Series Supplemental Indenture creating such series) in accordance with this Article 7.

SECTION 7.2 Election to Redeem or Prepay; Notice to Trustee. The election of the Company to redeem or prepay any Bonds otherwise than through a sinking fund shall be evidenced by a Company Order. If the Company determines or is required to redeem or prepay any Bonds, the Company shall, at least fifteen days prior to the date upon which notice of redemption or prepayment is required to be given to the Holders pursuant to Section 7.4 hereof (unless a shorter notice period shall be satisfactory to the Trustee), deliver to the Trustee a Company Order specifying the date on which such redemption or prepayment shall occur (the “Redemption Date” or “Prepayment Date”, as the case may be) and the series and principal amount of Bonds to be redeemed or prepaid. Upon receipt of any such Company Order, the Trustee shall establish a special purpose account into which shall be deposited, not later than one Business Day prior to the date of redemption or prepayment amounts to be held by the Trustee and applied to the redemption or prepayment of such Bonds. In the case of any redemption or prepayment of Bonds (a) prior to the expiration of any restriction on such redemption or prepayment provided in the terms of such Bonds, the Series Supplemental Indenture relating thereto or elsewhere in this Indenture or (b) pursuant to an election of the Company that is subject to a condition specified in the terms of such Bonds or in the Series Supplemental Indenture relating thereto, the Company shall furnish the Trustee with an Officers’ Certificate and Opinion of Counsel evidencing compliance with such restriction or condition.

SECTION 7.3 Optional Redemption; Mandatory Redemption; Prepayment; Selection of Bonds to Be Redeemed or Prepaid. (a) The Bonds of any series shall be subject to redemption or prepayment from time to time at the option of the Company only as provided in the Series Supplemental Indenture relating thereto. The Bonds of any series may be subject to mandatory redemption if so provided in the Series Supplemental Indenture relating thereto or pursuant to this Section 7.3.

(b) Unless otherwise provided in a Series Supplemental Indenture, all Outstanding Bonds shall be redeemed prior to maturity, as a whole, at a redemption price equal to the principal amount thereof, together with interest on the principal amount of the Bonds accrued through the Redemption Date, if either an Event of Loss or an Event of Eminent Domain shall occur that has been determined in accordance with Section 6.10(c) to render the Project incapable of being rebuilt, repaired or restored to permit operation of the Project on a Commercially Feasible Basis. All Casualty Proceeds or

Eminent Domain Proceeds, as the case may be, received by the Trustee from the Collateral Agent pursuant to the Intercreditor Agreement with respect to such Event of Loss or Event of Eminent Domain, as the case may be, shall be applied by the Trustee first, to the Credit Bank, in payment of the amount then payable as principal of, interest on or fees and other charges in connection with the Credit Bank Working Capital Loan Agreement and second, ratably, to the redemption of the Bonds pursuant to this Section 7.3(b) and to the Credit Bank in payment of the amount then payable to the Credit Bank under the Credit Bank Reimbursement Agreement relating to the reimbursement of the principal amount drawn on the Debt Service Letter of Credit.

Any redemption pursuant to this Section 7.3(b) shall be made within 90 days after the receipt by the Trustee of the Casualty Proceeds or Eminent Domain Proceeds, as the case may be, from the Collateral Agent.

(c) Unless otherwise provided in a Series Supplemental Indenture, the Outstanding Bonds shall be partially redeemed prior to maturity at a redemption price equal to the principal amount thereof, together with interest on the principal amount of the Bonds accrued through the Redemption Date, if either an Event of Loss or an Event of Eminent Domain shall occur that has been determined in accordance with Section 6.10 to render a portion of the Project incapable of being rebuilt, repaired or restored, but permits the remaining portion of the Project to be rebuilt, repaired or restored to permit operation of the remaining portion of the Project on a Commercially Feasible Basis.

The amount (rounded down to the nearest $1,000) by which all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, received from the Collateral Agent pursuant to the Intercreditor Agreement exceeds the estimate of the total cost of rebuilding, repairing and restoring the Project made in accordance with Section 6.10(c) shall be applied by the Trustee, ratably, to the redemption of the Bonds pursuant to this Section 7.3(c) and to the Credit Bank in payment of the amount then payable to the Credit Bank under the Credit Bank Reimbursement Agreement relating to the Reimbursement of the principal amount drawn on the Debt Service Letter of Credit.

Any redemption pursuant to this Section 7.3(c) shall be made within 90 days after the receipt by the Trustee of such Casualty Proceeds or Eminent Domain Proceeds, as the case may be.

(d) Unless otherwise provided in a Series Supplemental Indenture, the Outstanding Bonds shall be partially redeemed prior to maturity at a redemption price equal to the principal amount thereof, together with interest on the principal amount of the Bonds through the Redemption Date, if a payment of the Buy-Down Amount is made to the Partnership pursuant to the Construction Contract.

The amount of the Buy-Down Amount (rounded down to the nearest $1,000) received by the Trustee shall be applied by the Trustee, ratably, to the redemption of the Bonds pursuant to this Section 7.3(d) and to the Credit Bank in payment of the amount then payable to the Credit Bank under the Credit Bank Reimbursement Agreement relating to the Reimbursement of the principal amount drawn on the Debt Service Letter of Credit.

Any redemption pursuant to this Section 7.3(d) shall be made within 90 days after receipt by the Trustee of the Buy-Down Amount.

(e) Upon any redemption or prepayment of the Bonds in accordance with this Section 7.3, the Debt Service Reserve Requirement shall be reduced by an amount equal to the product of (x) the Debt Service Reserve Requirement then in effect multiplied by (y) a fraction, the numerator of which is equal to the principal amount of the Outstanding Bonds to be redeemed or prepaid and the denominator of which is the principal amount of the Outstanding Bonds immediately prior to such redemption or prepayment and the Trustee shall deliver to the Credit Bank the Reduction Certificate attached to the Debt Service Letter of Credit.

(f) Except as otherwise specified in the Series Supplemental Indenture relating to the Bonds of a series, if less than all the Bonds of such series are to be redeemed or prepaid pursuant to Section 7.3(a), the particular Bonds of such series to be redeemed or prepaid shall be selected by the Trustee from the Outstanding Bonds of such series not previously called for redemption or prepayment in whole, by such method (including by lot) as the Trustee shall deem fair and appropriate.

(g) The Trustee shall promptly notify the Company in writing of the Bonds selected for redemption or prepayment and, in the case of any Bonds to be redeemed or prepaid in part, the principal amount thereof to be redeemed or prepaid.

(h) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption or prepayment of Bonds shall relate, in the case of any Bonds redeemed or prepaid or to be redeemed or prepaid only in part, to the portion of the principal amount of such Bonds that has been or is to be redeemed or prepaid.

SECTION 7.4 Notice of Redemption or Prepayment. Except as otherwise specified in the Series Supplemental Indenture relating to the Bonds of a series to be redeemed or prepaid, notice of redemption or prepayment (including any Sinking Fund redemption pursuant to Article 8 hereof) shall be given in the manner provided in Section 1.6 to the Holders of Bonds of such series to be redeemed or prepaid at least 30 days but not more than 60 days prior to the Redemption Date or Prepayment Date, as the case may be. All notices of redemption or prepayment shall state:

(a) the Redemption Date or Prepayment Date, as the case may be;

(b) the premium payable on redemption or prepayment, if any;

(c) if less than all of the Outstanding Bonds of any series are to be redeemed or prepaid in whole, (i) the identification of the particular Bonds of such series to be redeemed or prepaid in whole, or (ii) the portion of the principal amount of each Bond of such series to be redeemed or prepaid in part, and a statement that, on and after the

Redemption Date or Prepayment Date, as the case may be, upon surrender of such Bond, a new Bond or Bonds of such series in principal amount equal to the remaining unpaid principal amount thereof will be issued;

(d) that on the Redemption Date or Prepayment Date, as the case may be, interest thereon will cease to accrue on and after said date;

(e) the Place or Places of Payment where such Bonds are to be surrendered for payment of the amount in respect of such redemption or prepayment; and

(f) that the redemption is for a Sinking Fund, if such is the case.

Notice of redemption of Bonds to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Trustee shall be given notice of redemption or prepayment of the Bonds at the time the Company delivers to the Trustee the Company Order relating to such redemption or prepayment pursuant to Section 7.2 hereof.

SECTION 7.5 Bonds Payable on Redemption Date or Prepayment Date. Notice of redemption or prepayment, as the case may be, having been given as aforesaid, and the conditions, if any, set forth in such notice having been satisfied, the Bonds or portions thereof so to be redeemed or prepaid shall, on the Redemption Date or Prepayment Date, as the case may be, become due and payable, and from and after such date such Bonds or portions thereof shall cease to bear interest. Upon surrender of any such Bond for redemption or prepayment in accordance with such notice, an amount in respect of such Bond or portion thereof shall be paid as provided therein; provided, however, that any payment of interest on any Bond the Stated Maturity of which is on or prior to the Redemption Date or Prepayment Date, as the case may be, shall be payable to the Holder of such Bond or one or more Predecessor Bonds, registered as such at the close of business on the related Regular Record Date according to the terms of such Bond and subject to the provisions of Section 2.10.

SECTION 7.6 Bonds Redeemed or Prepaid in Part. Any Bond that is to be redeemed or prepaid only in part shall be surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Bond without service charge, a new Bond or Bonds of the same series, of any authorized denomination requested by such Holder and of like tenor and in aggregate principal amount equal to and in exchange for the remaining unpaid principal amount of the Bond so surrendered.

ARTICLE 8

SINKING FUNDS

SECTION 8.1 Applicability of Article. The provisions of this Article 8 shall be applicable to any sinking fund for the retirement of the Bonds of any series except as otherwise specified in the Series Supplemental Indenture creating the Bonds of such series.

SECTION 8.2 Sinking Funds for Bonds. Any Series Supplemental Indenture may provide for a sinking fund for the retirement of the Bonds of the series created thereby (hereinafter called a “Sinking Fund”) in accordance with which the Company will be required to redeem on the dates set forth therein (hereinafter called “Sinking Fund Redemption Dates”) Bonds of principal amounts set forth therein (hereinafter called “Sinking Fund Requirements”).

Except as otherwise specified in the Series Supplemental Indenture relating to the Bonds of a series, the particular Bonds of such series, if any, to be redeemed through a Sinking Fund shall be selected in the manner provided in Section 7.3(f), and notice of such redemption shall be given in the manner provided in Section 7.4.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. The term “Event of Default”, whenever used herein, shall mean any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or come about or be affected by operation of law, or be pursuant to or in compliance with any applicable Law), and any such event shall continue to be an Event of Default if and for so long as it shall not have been remedied:

(a) The Company shall fail to pay any principal or interest on any Bond when the same becomes due and payable, whether by scheduled maturity or required prepayment or by acceleration or otherwise for fifteen (15) or more days; or

(b) Any representation or warranty made by either the Partnership or the Company herein or any representation, warranty or statement in any certificate, financial statement or other document furnished to the Trustee by or on behalf of either the Partnership or the Company hereunder, shall prove to have been false or misleading in any material respect as of the time made, confirmed or furnished and the inaccuracy of such representation or warranty has resulted in a Material Adverse Change and such misrepresentation shall continue uncured for thirty (30) or more days from the discovery; provided that if the Partnership or the Company commences efforts to cure such inaccuracy within such thirty (30) day period, the Partnership or the Company may continue to effect such cure of the inaccuracy (and such inaccuracy shall not be deemed an “Event of Default” hereunder) for an additional sixty (60) days so long as an Authorized Representative of the Partnership or the Company, as the case may be, provides an Officers’ Certificate stating that no other Event of Default has occurred and is continuing and the Partnership or the Company is diligently pursuing the cure; or

(c) Either the Partnership or the Company shall fail to perform or observe any covenant or agreement contained in Sections 6.2(a) (Maintenance of Existence), 6.4(a) and (b) (Insurance), 6.12 (Debt), 6.13 (Liens), 6.14 (Guarantees), 6.15 (Disposition of Assets), 6.16 (Amendments), 6.17 (Fundamental Changes), 6.18 (Distributions), 6.19 (Nature of Business), or 6.21 (Contracts) herein and such failure shall continue uncured for thirty (30) or more days after the Partnership or the Company has actual or constructive knowledge of such failure; or

(d) Either the Partnership or the Company shall fail to perform or observe any of its covenants contained in any other provision of this Indenture (other than those referred to in paragraph (c) above) and such failure shall continue uncured for thirty (30) or more days after the Partnership or the Company has actual or constructive knowledge of such failure; provided that if the Partnership or the Company commences efforts to cure such default within such thirty (30) day period, the Partnership or the Company may continue to effect such cure of the default (and such default shall not be deemed an “Event of Default” hereunder) for an additional ninety (90) days so long as an Authorized Representative of the Partnership or the Company, as the case may be, provides an Officers’ Certificate stating that no other Event of Default has occurred and is continuing and the Partnership or the Company is diligently pursuing the cure; or

(e) Either the Partnership or the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Person in an involuntary case under the Federal Bankruptcy Code, or (vii) take any corporate or other action for the purpose of effecting any of the foregoing; or

(f) A proceeding or case shall be commenced without the application or consent of either the Partnership or the Company in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) or more consecutive days, or any order for relief against such Person shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(g) A final and non-appealable judgment or judgments for the payment of money in excess of $20,000,000 shall be rendered against either the Partnership or the Company, and the same shall remain unpaid or unstayed for a period of ninety (90) or more consecutive days; or

(h) Either the Partnership or the Company shall fail to make any payment in respect of any Debt in an amount exceeding $10,000,000 which it has incurred and which shall remain outstanding (other than any amount due under or pursuant to this Indenture) when due (subject to any applicable grace period) and a default and acceleration shall be declared with respect to such Debt; or

(i) Any Project Agreement shall at any time for any reason cease to be valid and binding and in full force and effect or any Project Participant shall deny that it has any liability or obligation under any Project Agreement and such Project Participant ceases performance thereunder and in either case such cessation has resulted in a Material Adverse Change; provided, however, that neither such event shall be an Event of Default hereunder if within 180 days from the occurrence of either such event, the Partnership shall have (A) caused the other Project Participant to resume performance, or, (B) entered into an alternative agreement which (x) contains, as certified by the Partnership in an Officers’ Certificate filed with the Trustee and as confirmed by the Independent Engineer, in an Independent Engineer’s Certificate filed with the Trustee, substantially equivalent terms and conditions or, if such terms and conditions are no longer available on a commercially reasonable basis, the terms and conditions then available on a commercially reasonable basis, (y) shall, after giving effect to the alternative agreement, maintain a minimum annual Projected Debt Service Coverage Ratio equal to or greater than the lesser of (A) the minimum annual Projected Debt Service Coverage Ratio which would have been in effect had performance under the original Project Agreement continued and (B) 1.5:1 and an average annual Projected Debt Service Coverage Ratio equal to or greater than the lesser of (A) the average annual Projected Debt Service Coverage Ratio which would have been in effect had performance under the original Project Agreement continued and (B) 1.7:1, and (z) in the case of the replacement of either Power Purchase Agreement (other than a replacement in accordance with Section 6.21), is with a purchaser whose credit rating at the time of execution of such replacement agreement is not less than the lesser of (A) in the case of the termination of the NIMO Power Purchase Agreement, the credit rating of NIMO at the time of execution of such replacement agreement or, in the case of the termination of the Con Ed Energy Purchase Agreement, the credit rating of Con Ed at the time of execution of such replacement agreement or (B) Investment Grade; or

(j) Any grant of a Lien contained in the Collateral Documents shall cease to be effective to grant a perfected Lien to the Collateral Agent on the Collateral described therein with the priority purported to be created thereby and such cessation has resulted in a Material Adverse Change; provided, however, that the Partnership shall have ten (10) days to cure any such cessation; or

(k) The Project shall lose its certification as a Qualifying Facility; provided, however, that such loss shall not be an Event of Default hereunder if within 270 days of such loss of certification the Partnership shall have (i) (A) obtained all requisite approvals necessary to operate the Project as an independent power production facility and Project Revenues under the Project Documents then in effect (after giving effect to such loss of certification) are sufficient to maintain a minimum annual Projected Debt Service Coverage Ratio equal to or greater than the lesser of (x) the minimum annual Projected Debt Service Coverage Ratio which would have been in effect had such certification as a Qualifying Facility not been lost and (y) 1.5:1 and an average annual Projected Debt Service Coverage Ratio equal to or greater than the lesser of (x) the average annual Projected Debt Service Coverage Ratio which would have been in effect had such certification as a Qualifying Facility not been lost and (y) 1.7:1 or (B) restored the Project’s certification as a Qualifying Facility or obtained a waiver of such certification from FERC and, in either case, no other Event of Default shall have occurred and be continuing; and (ii) filed with the Trustee an Independent Engineers’ Certificate, dated the date of filing, verifying the occurrence of the matters described in either clause (A) or (B) above; or

(l) An “event of default” under the Credit Bankk Reimbursement Agreement or the Credit Bank Working Capital Loan Agreement shall have occurred and be continuing and shall not have been waived by the Credit Bank; or

(m) The Partnership shall cease to have good and marketable title to the Project or the rights necessary to construct, operate and maintain the Project unless the loss of such rights could not reasonably be expected to result in a Material Adverse Change; or

(n) Sithe Energies shall cease to own directly or indirectly (i) at least 51 percent of the equity interests in the Partnership; (ii) 100 percent of the voting stock of Sithe/Independence or (iii) 100 percent of the voting stock of the Operator; or

(o) Sithe Independence shall cease to be a general partner of the Partnership.

SECTION 9.2 Enforcement of Remedies. If one or more Events of Default shall have occurred and be continuing, then:

(a) in the case of an Event of Default described in Section 9.1(e) or Section 9.1(f) (an “Automatic Acceleration Default”), the entire principal amounts of the Bonds Outstanding, all interest accrued and unpaid thereon, and all premium and other amounts payable under the Bonds and this Indenture, if any, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived; or

(b) (i) in the case of an Event of Default described in Section 9.1(a) upon the direction of the Holders of not less than 25% in aggregate principal amount of the Outstanding Bonds, or (ii) in the case of an Event of Default described in Sections 9.1(b), 9.1(c), 9.1(d), 9.1(g), 9.1(h), 9.1(i), 9.1(j), 9.1(k), 9.1(1), 9.1(m), 9.1(n) and 9.1(o), upon the direction of the Holders of not less than 33 1/3% in aggregate principal amount of the Outstanding Bonds, the Trustee shall, by notice to the Company (with a copy to the Partnership), declare the entire principal amounts of the Bonds Outstanding, all interest accrued and unpaid thereon, and all premium, and other amounts payable under the Bonds and this Indenture, if any, to be due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Event of Default within 30 days after the occurrence thereof. Except in the case of an Event of Default in payment of principal of or interest on any Bond, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding the notice is in the interest of Holders.

In addition, if one or more of the Events of Default referred to in clause (b) above shall have occurred and be continuing, the Trustee may accelerate the maturity of the Bonds as provided in said clause (b) notwithstanding the absence of direction from the Holders if in the judgment of the Trustee such action is necessary to protect the interests of the Holders.

At any time after the principal of the Bonds shall have become due and payable upon a declared acceleration as provided herein, and before any judgment or decree for the payment of the money so due, or any portion thereof, shall be entered, the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(a) there shall have been paid to or deposited with the Trustee a sum sufficient to pay

(i) all overdue installments of interest on the Bonds,

(ii) the principal of and premium, if any, on any Bonds that have become due other than by such declaration of acceleration and interest thereon at the respective rates provided in the Bonds for late payments of principal or premium,

(iii) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the respective rates provided in the Bonds for late payments of interest, and

(iv) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel, and

(b) all Events of Default, other than the nonpayment of the principal of the Bonds that has become due solely by such acceleration, have been cured or waived as provided in Section 9.7.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

SECTION 9.3 Specific Remedies. If any Event of Default shall have occurred and be continuing and an acceleration shall have occurred pursuant to Section 9.2, subject to the provisions of Sections 9.2, 9.5 and 9.6, the Trustee, by such officer or agent as it may appoint, may deliver notice to the Collateral Agent in accordance with the Intercreditor Agreement requesting that the Collateral Agent sell, without recourse, for cash, or credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Collateral Agent in its discretion may determine, the Collateral as an entirety, or in any such portions-as the Holders of a majority in aggregate principal amount of the Bonds then Outstanding shall request by an Act of Securityholders, or, in the absence of such request, as the Trustee in its discretion shall deem expedient in the interest of the Securityholders, at public or private sale.

SECTION 9.4 Judicial Proceedings Instituted by Trustee.

(a) Trustee May Bring Suit. If there shall be an Event of Default, then the Trustee, in its own name, and as trustee of an express trust, subject to the provisions of Sections 2.14 and 9.2, shall be entitled and empowered to institute any suits, actions or proceedings at law, in equity or otherwise, for the collection of the sums so due and unpaid on the Bonds, and may prosecute any such claim or proceeding to judgment or final decree, and may enforce any such judgment or final decree and collect the moneys adjudged or decreed to be payable in any manner provided by law, whether before or after or during the pendency of any proceedings for the enforcement of any of the Trustee’s rights or the rights of the Holders under this Indenture, and such power of the Trustee shall not be affected by any sale hereunder or by the exercise of any other right, power or remedy for the enforcement of the provisions of this Indenture.

(b) Trustee May Recover Unpaid Indebtedness after Sale of Collateral. Subject to Section 2.14, in the case of a sale of the Collateral and of the application of the proceeds of such sale to the payment of the indebtedness secured by this Indenture, the Trustee in its own name, and as trustee of an express trust, shall be entitled and empowered, by any appropriate means, legal, equitable or otherwise, to enforce payment of, and to receive all amounts then remaining due and unpaid upon, all or any of the Bonds, for the benefit of the Holders thereof, and upon any other portion of the indebtedness remaining unpaid, with interest at the rates specified in the respective Bonds on the overdue principal of and premium, if any, and (to the extent that payment of such interest is legally enforceable) on the overdue installments of interest.

(c) Recovery of Judgment Does Not Affect Rights. No recovery of any such judgment or final decree by the Trustee and no levy of any execution under any such judgment upon any of the Collateral, or upon any other property, shall in any manner or to any extent affect any rights, powers or remedies of the Trustee, or any liens, rights, powers or remedies of the Holders, but all such liens, rights, powers or remedies shall continue unimpaired as before.

(d) Trustee May File Proofs of Claim; Appointment of Trustee as Attorney-in-Fact in Judicial Proceedings. The Trustee in its own name, or as trustee of an express trust, or as attorney-in-fact for the Holders, or in any one or more of such capacities (irrespective of whether the principal of the Bonds shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand for the payment of overdue principal, premium, if any, or interest), shall be entitled and empowered to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and of the Holders (whether such claims be based upon the provisions of the Bonds or of this Indenture) allowed in any equity, receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization or any other judicial proceedings relating to the Company or any obligor on the Bonds (within the meaning of the Trust Indenture Act), the creditors of the Company or any such obligor, the Collateral or any other property of the Company or any such obligor and any receiver, assignee, trustee, liquidator, sequestrator (or other similar official) in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. The Trustee is hereby irrevocably appointed (and the successive respective Holders of the Bonds, by taking and holding the same, shall be conclusively deemed to have so appointed the Trustee) the true and lawful attorney-in-fact of the respective Holders, with authority to (i) make and file in the respective names of the Holders (subject to deduction from any such claims of the amounts of any claims filed by any of the Holders themselves), any claim, proof of claim or amendment thereof, debt, proof of debt or amendment thereof, petition or other document in any such proceedings and to receive payment of any amounts distributable on account thereof, (ii) execute any such other papers and documents and to do and perform any and all such acts and things for and on behalf of such Holders, as may be necessary or advisable in order to have the respective claims of the Trustee and of the Holders against the Company or any such obligor, the Collateral or any other property of the Company or any such obligor allowed in any such proceeding and (iii) receive payment of or on account of such claims and debt; provided, however, that nothing contained in this Indenture shall be deemed to give to the Trustee any right to accept or consent to any plan or reorganization or otherwise by action of any character in any such proceeding to waive or change in any way any right of any Holder. Any moneys collected by the Trustee under this Section shall be applied as provided in Section 9.11.

(e) Trustee Need Not Have Possession of Bonds. All proofs of claim, rights of action and rights to assert claims under this Indenture or under any of the Bonds may be enforced by the Trustee without the possession of the Bonds or the production thereof at any trial or other proceedings instituted by the Trustee. In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Bonds and it shall not be necessary to make any such Holders parties to such proceedings.

(f) Suit to Be Brought for Ratable Benefit of Holders. Any suit, action or other proceeding at law, in equity or otherwise which shall be instituted by the Trustee under any of the provisions of this Indenture shall be for the equal, ratable and common benefit of all the Holders, subject to the provisions of this Indenture.

(g) Trustee May Be Restored to Former Position and Rights in Certain Circumstances. In case the Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceedings shall have been discontinued, or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Partnership and the Trustee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Trustee shall continue as if no such proceedings had been taken.

SECTION 9.5 Holders May Demand Enforcement of Rights by Trustee. If an Event of Default shall have occurred and shall be continuing, the Trustee shall, upon the written request of the Holders of a majority in aggregate principal amount of the Bonds then Outstanding and upon the offering of indemnity as provided in Section 10.1(d), proceed to institute one or more suits, actions or proceedings at law, in equity or otherwise, or take any other appropriate remedy, to enforce payment of the principal of, or premium, if any, or interest on, the Bonds, or to deliver notice to the Collateral Agent in accordance with the Intercreditor Agreement requesting that the Collateral Agent foreclose under the Collateral Documents or to sell the Collateral under a judgment or decree of a court or courts of competent jurisdiction or under the power of sale granted in the Collateral Documents, or take such other appropriate legal, equitable or other remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights or powers of the Trustee or the Holders, or, in case such Holders shall have requested a specific method of enforcement permitted hereunder, in the manner requested, provided that such action shall not be otherwise than in accordance with law and the provisions of this Indenture, and the Trustee, subject to such indemnity provisions, shall have the right to decline to follow any such request if the Trustee in good faith shall determine that the suit, proceeding or exercise of the remedy so requested would involve the Trustee in personal liability or expense.

SECTION 9.6 Control by Holders. The Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (i) such direction shall not be in conflict with any rule of law or with this Indenture, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 9.7 Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds may on behalf of the Holders of all Bonds waive any past Default and its consequences except that only the Holders of all Bonds affected thereby may waive a Default (i) in the payment of the principal of or premium, if any, or interest on, or other amounts due under, any Bond then outstanding, or (ii) in respect of a covenant or provision hereof that under Article 13 cannot be modified or amended without the consent of the Holder of each Bond Outstanding affected. Upon any such waiver such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 9.8 Holder May Not Bring Suit Except Under Certain Conditions. A Holder shall not have the right to institute any suit, action or proceeding at law or in equity or otherwise for the appointment of a receiver or for the enforcement of any other remedy under or upon this Indenture, unless:

(a) such Holder previously shall have given written notice to the Trustee of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the Outstanding Bonds shall have requested the Trustee in writing to institute such action, suit or proceeding and shall have offered to the Trustee an indemnity as provided in Section 10.1(d)

(c) the Trustee shall have refused or neglected to institute any such action, suit or proceeding for 60 days after receipt of such notice, request and offer of indemnity; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of Outstanding Bonds.

It is understood and intended that no one or more of the Holders shall have any right in any manner whatever hereunder or under the Bonds to (i) surrender, impair, waive, affect, disturb or prejudice the Lien of the Collateral Documents on any property subject thereto or the rights of the Holders of any other Bonds, (ii) obtain or seek to obtain priority or preference over any other such Holder or (iii) enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all the Holders subject to the provisions of this Indenture.

SECTION 9.9 Undertaking to Pay Court Costs. All parties to this Indenture, and each Holder by his acceptance of a Bond, shall be deemed to have agreed that any court may in its discretion require, in any suit, action or proceeding against the Trustee for any action taken or omitted by it as Trustee hereunder, the filing by any party litigant in such suit, action or proceeding of an undertaking to pay the costs of such suit, action or proceeding, and that such court may, in its discretion, assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, action or proceeding having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 9.9 shall not apply to (a) any suit, action or proceeding instituted by the Trustee, (b) any suit, action or proceeding instituted by any Holder or group of Holders holding in the aggregate more than 10% in aggregate principal amount of the Outstanding Bonds or (c) any suit, action or proceeding instituted by any Holder for the enforcement of the payment of the principal of, or premium, if any, or interest on, any of the Bonds, on or after the respective due dates expressed therein.

SECTION 9.10 Right of Holders to Receive Payment Not to be Impaired. Anything in this Indenture to the contrary notwithstanding, the right of any Holder to receive payment of the principal of, and premium, if any, and interest on, such Bond, on or after the respective due dates expressed in such Bond (or, in case of redemption, on the Redemption Date fixed for such Bond), or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 9.11 Application of Moneys Collected by Trustee. Following the application of funds as provided in the Intercreditor Agreement, any money collected or to be applied by the Trustee pursuant to this Article 9 in respect of the Bonds of a series, together with any other moneys which may then be held by the Trustee under any of the provisions of this Indenture as security for the Bonds of such series (other than moneys at the time required to be held for the payment of specific Bonds of such series at their Stated Maturities or at a time fixed for the redemption thereof) shall be applied in the following order from time to time, on the date or dates fixed by the Trustee and, in the case of a distribution of such moneys on account of principal, premium, if any, or interest, upon presentation of the Outstanding Bonds of such series, and stamping thereon of payment, if only partially paid, and upon surrender thereof, if fully paid:

FIRST: to the payment of all amounts due the Trustee or any predecessor Trustee under Section 10.5 and to the payment of all taxes, assessments or liens prior to the Lien of the Collateral Documents, except those subject to which any sale shall have been made, all reasonable costs and expenses of collection, including the reasonable costs and expense of handling the Collateral and of any sale thereof pursuant to the provisions of the Collateral Documents and of the enforcement of any remedies hereunder;

SECOND: in case the unpaid principal amount of the Outstanding Bonds of such series or any of them shall not have become due, to the payment of any interest in default, in the order of the maturity of the payments thereof, with interest at the rates specified in the respective Bonds of such series in respect of overdue payments (to the extent that payment of such interest shall be legally enforceable) on the payments of interest then overdue;

THIRD: in case the unpaid principal amount of a portion of the Outstanding Bonds of such series shall have become due, first to the payment of accrued interest on all Outstanding Bonds of such series in the order of the maturity of the payments thereof, with interest at the respective rates specified in the Bonds of such series for overdue payments of principal, premium, if any, and (to the extent that payment of such interest shall be legally enforceable) interest then overdue, and next to the payment of the unpaid principal amount of all Bonds of such series then due;

FOURTH: in case the unpaid principal amount of all the Outstanding Bonds of such series shall have become due, first to the payment of the whole amount then due and unpaid upon the Outstanding Bonds of such series for principal, premium, if any, and interest, together with interest at the respective rates specified in the Bonds of such series for overdue payments on principal, premium, if any, and (to the extent that Payment of such interest shall be legally enforceable) interest then overdue; and

FIFTH: in case the unpaid principal amount of all the Outstanding Bonds of such series shall have become due, and all of the Outstanding Bonds of such series shall have been fully paid, any surplus then remaining shall be paid to the Collateral Agent (to be applied pursuant to the terms and conditions of the Intercreditor Agreement), or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct;

provided, however, that all payments in respect of the Bonds of a series to be made pursuant to clauses “SECOND” through “FOURTH” of this Section 9.11 shall be made ratably to the Holders of Bonds of such series entitled thereto, without discrimination or preference, based upon the ratio of the unpaid principal amount of the Bonds of such series in respect of which such payments are to be made held by each such Holder to the unpaid principal amount of all Bonds of such series.

SECTION 9.12 Bonds Held by Certain Persons Not to Share in Distribution. Any Bonds known to a Responsible Officer of the Trustee to be owned or held by, or for the account or benefit of, the Company or the Partnership or an Affiliate of either thereof shall not be entitled to share in any payment or distribution provided for in this Article 9 until all Bonds held by other Persons have been indefeasibly paid in full.

SECTION 9.13 Waiver of Appraisement, Valuation, Stay, Right to Marshalling. To the full extent it may lawfully do so, each of the Company and the Partnership, for itself and for any other Person who may claim through or under it, hereby;

(a) agrees that neither it nor any such Person will set up, plead, claim or in any manner whatsoever take advantage of, any appraisal, valuation, stay, extension or redemption laws, now or hereafter in force in any jurisdiction which may delay, prevent or otherwise hinder (i) the performances or enforcement of this Indenture, (ii) the foreclosure of the Collateral Documents, (iii) the sale of any of the Collateral or (iv) the putting of the purchaser or purchasers thereof into possession of such Collateral immediately after the sale thereof;

(b) waives all benefit or advantage of any such laws;

(c) consents and agrees that the Collateral may be sold by the Collateral Agent as an entirety or in parts; and

(d) waives and releases all rights to have the Collateral marshalled upon any foreclosure, sale or other enforcement of this Indenture or the Collateral Documents.

SECTION 9.14 Remedies Cumulative; Delay or Omission Not a Waiver. Each and every right, power and remedy herein specifically given to the Trustee shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Trustee and the exercise or the commencement of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy, and no delay or omission by the Trustee in the exercise of any right, power or remedy or in the pursuance of any remedy shall impair any such right, power or remedy or to be construed to be a waiver of any default on the part of the Company or the Partnership or to be an acquiescence therein.

SECTION 9.15 The Intercreditor Agreement. Simultaneously with the execution and delivery of this Indenture, the Trustee shall enter into the Intercreditor Agreement. All rights and remedies available to the Holders of the Outstanding Bonds, and all future Holders of any of the Bonds, with respect to the Collateral, or otherwise pursuant to the Collateral Documents, shall be subject to the Intercreditor Agreement.

ARTICLE 10

CONCERNING THE TRUSTEE

SECTION 10.1 Certain Rights and Duties of Trustee. Except as otherwise provided in Section 315 of the Trust Indenture Act:

(a) The Trustee may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties or with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from Holders holding a sufficient percentage of Bonds to give such direction as permitted by this Indenture.

(b) Any request, direction, order or demand of the Company or the Partnership mentioned herein shall be sufficiently evidenced by an instrument signed in the name of the Company or the General Partner of the Partnership, as the case may be, by their respective Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the President or any Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company or the General Partner.

(c) The Trustee may consult with counsel and the advice of counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, and may refuse to perform any duty or exercise any such rights or powers unless it shall have been offered reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

(e) The Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture or with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from Holders holding a sufficient percentage of Bonds to give such direction as permitted by this Indenture.

(f) Prior to the occurrence of an Event of Default with respect to any series of Bonds hereunder and after the curing or waiving of all Events of Default with respect to such series of Bonds the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture or other paper or document with respect to such series of Bonds unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Bonds of such series then outstanding; provided, that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to so proceeding. The reasonable expense of every such investigation shall be paid by the Company or, if paid by the Trustee, shall be repaid by the Company upon demand.

(g) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(h) If an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(i) Except during the continuance of an Event of Default known to the Trustee,

(i) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming on their face to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture.

(j) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 10.1.

SECTION 10.2 Trustee Not Responsible for Recitals, Etc. The recitals contained herein and in the Bonds, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company or the Partnership, as applicable, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Bonds. The Trustee shall not be accountable for the use or application by the Company of any of the Bonds or of the proceeds of such Bonds.

SECTION 10.3 Trustee and Others May Hold Bonds. The Trustee or any Paying Agent or Security Registrar or any other Authorized Agent of the Trustee, or any Affiliate thereof, in its individual or any other capacity, may become the owner or pledgee of Bonds and may otherwise deal with the Company, the Partnership, or any other obligor on the Bonds with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other Authorized Agent.

SECTION 10.4 Moneys Held by Trustee or Paying Agent. All moneys received by the Trustee or any Paying Agent shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other funds except to the extent required by law. Neither the Trustee nor any Paying Agent shall be under any liability for interest on any moneys received by it hereunder except such as it may agree in writing with the Company to pay thereon.

SECTION 10.5 Compensation of Trustee and Its Lien. For so long as any of the Bonds shall remain Outstanding, the Company covenants and agrees to pay to the Trustee (all references in this Section 10.5 to the Trustee shall be deemed to apply to the Trustee in its capacities as Trustee, Paying Agent and Securities Registrar) from time to time, and the Trustee shall be entitled to, reasonable compensation for all services rendered by it hereunder (which shall be agreed to from time to time by the Company and the Trustee and which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and, except as herein otherwise expressly provided, the Company will pay or reimburse the Trustee upon its request for all reasonable expenses and disbursements incurred or made by the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ) except any such expense or disbursement as may arise from its gross negligence or bad faith. If any property other than cash shall at any time be subject to the lien of this Indenture, the Trustee, if and to the extent authorized by a receivership or bankruptcy court of competent jurisdiction or by the supplemental instrument subjecting such property to such lien, shall be entitled to make advances for the purpose of preserving such property or of discharging tax liens or other prior liens or encumbrances thereon. The Company also covenants and agrees to indemnify the Trustee for, and to hold it harmless against, any loss, liability, claim, damage or expense incurred without gross negligence or bad faith on the part of the Trustee, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including liability which the Trustee may incur as a result of failure to withhold, pay or report taxes and including the costs and expenses of defending itself against any claim or liability in the premises. The obligations of the Company under this Section shall constitute additional indebtedness hereunder. Notwithstanding anything contained in this Indenture to the contrary, such additional indebtedness shall be secured by a lien prior to that of the Bonds upon all property and funds held or collected by the Trustee or Collateral Agent as such and the Trustee shall have the right to satisfy such obligations of the Company from all such property or funds if not otherwise paid by the Company.

SECTION 10.6 Right of Trustee to Rely on Officers’ Certificates and Opinions of Counsel. Before the Trustee acts or refrains from acting with respect to any matter contemplated by this Indenture, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to the provisions of Section 1.3. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

SECTION 10.7 Persons Eligible for Appointment As Trustee. The Trustee hereunder shall at all times be a corporation which complies with the requirements of the Trust Indenture Act, having a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 10.8.

SECTION 10.8 Resignation and Removal of Trustee Appointment of Successor. (a) The Trustee, or any trustee or trustees hereafter appointed, may at any time resign with respect to any one or more or all series of Bonds by giving written notice to the Company and by giving notice of such resignation to the Holders of Bonds in the manner provided in Section 1.6. Upon receiving such notice of resignation, the company shall promptly appoint a successor trustee or trustees with respect to the applicable series by written instrument executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed with respect to a particular series and have accepted appointment within 30 days after the mailing of such notice of resignation, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide Holder of a Bond or Bonds of the applicable series for at least 6 months may, subject to the requirements of Section 315(e) of the Trust Indenture Act, on behalf of himself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b) In case at any time any of the following shall occur:

(i) the Trustee shall cease to be eligible under Section 10.7 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii) the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, the Company may remove the Trustee with respect to the applicable series of Bonds, and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors of the Company, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor Trustee, or, subject to the requirements of Section 315(e) of the Trust Indenture Act, any Holder who has been a bona fide Holder of a Bond or Bonds of any such series for at least 6 months may, on behalf of himself and all others similarly situated, petition, any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to such series. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor Trustee with respect to such series.

(c) The Holders of a majority in aggregate principal amount of the Bonds of any series at the time Outstanding may at any time remove the Trustee with respect to that series and appoint with respect to such series a successor Trustee by delivering to the Trustee so removed, to the successor Trustee so appointed and to the Company, the evidence provided for in Section 11.1 of the action taken by the Holders.

(d) Any resignation or removal of the Trustee and any appointment of a successor Trustee pursuant to this Section shall become effective only upon acceptance of appointment by the successor Trustee as provided in Section 10.9.

SECTION 10.9 Acceptance of Appointment by Successor Trustee. Any successor Trustee appointed under Section 10.8 shall execute, acknowledge and deliver to the Company and to its predecessor Trustee with respect to any or all applicable series of Bonds an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations with respect to such series of its predecessor Trustee hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor Trustee, the Trustee ceasing to act shall, upon payment of any such amounts then due it pursuant to the provisions of Section 10.5, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts with respect to such series of the Trustee so ceasing to act. Upon request of any such successor Trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor Trustee all such rights and powers. Any Trustee ceasing to act shall, nevertheless, retain a lien upon all property or funds held or collected by such Trustee to secure any amounts then due it pursuant to Section 10.5.

In the case of the appointment hereunder of a successor Trustee with respect to the Bonds of one or more (but not all) series, the Company, the predecessor Trustee and each successor Trustee with respect to the Bonds of any applicable series shall execute and deliver an indenture supplemental hereto which shall contain such mutually agreeable provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the predecessor Trustee with respect to the Bonds of any series as to which the predecessor Trustee is not retiring shall continue to be vested in the predecessor Trustee, and shall, by mutual agreement, add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-Trustees of the same trust and that each such Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee.

No successor Trustee with respect to any series of Bonds shall accept appointment as provided in this Section unless at the time of such acceptance such successor Trustee shall with respect to such series be qualified under the Trust Indenture Act and eligible under Section 10.7.

Upon acceptance of appointment by a successor Trustee with respect to the Bonds of any series, the Company shall give notice of the succession of such Trustee hereunder to the Holders of Bonds in the manner provided in Section 1.6. If the Company fails to give such notice within 10 days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Company.

SECTION 10.10 Merger, Conversion or Consolidation of Trustee. Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such successor Trustee shall be qualified under the Trust Indenture Act and eligible under the provisions of Section 10.7 hereof and Section 310(a) of the Trust Indenture Act.

SECTION 10.11 Maintenance of Offices and Agencies. (a) There shall at all times be maintained in the Borough of Manhattan, the City of New York, and in such other Places of Payment, if any, as shall be specified for the Bonds of any series in the related Series Indenture Supplement, an office or agency where Bonds may be presented or surrendered for registration of transfer or exchange and for payment of principal, premium, if any, and interest, and where notices and demands to or upon the Trustee in respect of the Bonds or this Indenture may be served. Such office or agency shall be initially at the Corporate Trust Office. Written notice of the location of each of such other office or agency and of any change of location thereof shall be given by the Company or the Partnership to the Trustee and by the Trustee to the Holders in the manner specified in Section 1.6. In the event that no such office or agency shall be maintained or no such notice of location or of change of location shall be given, presentations, surrenders and demands may be made and notices may be served at the Corporate Trust Office.

(b) There shall at all times be a Security Registrar and a Paying Agent hereunder. In addition, at any time when any Bonds remain Outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Bonds of one or more series which shall be authorized to act on behalf of the Trustee to authenticate Bonds of such series issued upon original issuance, exchange, registration of transfer or partial redemption thereof or pursuant to Section 2.9, and Bonds so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder (it being understood that wherever reference is made in this Indenture to the authentication and delivery of Bonds by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent). If an appointment of an Authenticating Agent with respect to the Bonds of one or more series shall be made pursuant to this Section 10.11(b), the Bonds of such series may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:

This Bond is one of the series of Bonds referred to in the within-mentioned Indenture.

[NAME OF Trustee], Trustee

By
Authenticating Agent

By
Authorized Signatory

Any Authorized Agent shall be a bank or trust company, shall be a Person organized and doing business under the laws of the United States or any State thereof, with a combined capital and surplus of at least $50,000,000, and shall be authorized under such laws to exercise corporate trust powers, subject to supervision by Federal or state authorities. If such Authorized Agent publishes reports of its condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.11, the combined capital and surplus of such Authorized Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authorized Agent shall cease to be eligible in accordance with the provisions of this Section 10.11, such Authorized Agent shall resign immediately in the manner and with the effect specified in this Section 10.11. The Trustee at its office specified in the first paragraph of this Indenture, is hereby appointed as Paying Agent and Security Registrar hereunder.

(c) Any Paying Agent (other than the Trustee) from time to time appointed hereunder shall execute and deliver to the Trustee an instrument in which said Paying Agent shall agree with the Trustee, subject to the provisions of this Section 10.11, that such Paying Agent will:

(i) hold all sums held by it for the payment of principal of, and premium, if any, and interest on Bonds in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(ii) give the Trustee within five days thereafter notice of any default by any obligor upon the Bonds in the making of any such payment of principal, premium, if any, or interest; and

(iii) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

Notwithstanding any other provision of this Indenture, any payment required to be made to or received or held by the Trustee may, to the extent authorized by written instructions of the Trustee, be made to or received or held by a Paying Agent in the Borough of Manhattan, the City of New York, for the account of the Trustee.

(d) Any Person into which any Authorized Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, if such successor Person is otherwise eligible under this Section 10.11, without the execution or filing of any paper or any further act on the part of the parties hereto or such Authorized Agent or such successor Person.

(e) Any Authorized Agent may at any time resign by giving written notice of resignation to the Trustee, the Partnership and the Company. The Company may, and at the request of the Trustee shall, at any time, terminate the agency of any Authorized Agent by giving written notice of such termination to the Authorized Agent and to the Trustee. Upon the resignation or termination of an Authorized Agent or in case at any time any such Authorized Agent shall cease to be eligible under this Section 10.11 (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed), the Company shall promptly appoint one or more qualified successor Authorized Agents approved by the Trustee to perform the functions of the Authorized Agent which has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 10.11. The Company shall give written notice of any such appointment to all Holders as their names and addresses appear on the Security Register.

SECTION 10.12 Reports by Trustee. On or before March 15 in every year, so long as any Bonds are Outstanding hereunder, the Trustee shall transmit to the Holders a brief report, dated as of the preceding December 31, to the extent required by Section 313 of the Trust Indenture Act in accordance with the procedures set forth in said Section. A copy of such report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange, if any, on which the Bonds are listed. The Company shall promptly notify the Trustee if the Bonds become listed on any stock exchange, and the Trustee shall comply with Section 313(d) of the Trust Indenture Act.

SECTION 10.13 Trustee Risk. None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it. Whether or not expressly provided herein, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to Section 10.1 and the requirements of the Trust Indenture Act.

ARTICLE 11

CONCERNING THE HOLDERS

SECTION 11.1 Evidence of Action Taken by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage or a majority in aggregate principal amount of the Bonds or of any series of Bonds may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage or majority have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders of Bonds voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 12, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders, and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments and/or such record are delivered to the Trustee, and where expressly required, to the Company.

SECTION 11.2 Proof of Execution of Instruments and of Holding of Bonds. Subject to the provisions of Sections 10.1 and 12.5 hereof and Section 315 of the Trust Indenture Act, proof of the execution of any instrument by a Holder or his agent or proxy and proof of the holding by any person of any of the Bonds shall be sufficient if made in the following manner:

The fact and date of the execution by any such person of any instrument may be proved by the certificate of any notary public or other officer authorized to take acknowledgments of deeds to be recorded in any State within the United States, that the person executing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary or other such officer. Where such execution is by an officer of a corporation or association or a member of a partnership on behalf of such corporation, association or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument may also be proved in any other manner which the Trustee may deem sufficient.

The ownership of Bonds may be proved by the Security Register or by a certificate of the Security Registrar.

If the Company shall solicit from the Holders of Bonds of any series any request, demand, authorization, direction, notice, consent, waiver or other act, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders of Bonds entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Company shall have no obligation to do so. Any such record date shall be fixed at the Company’s discretion in accordance with Section 316(c) of the Trust Indenture Act. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other act may be sought or given before or after the record date, but only the Holders of Bonds of record at the close of business on such record date shall be deemed to be the Holders of Bonds for the purpose of determining whether Holders of the requisite proportion of Bonds of such series Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the Bonds of such series Outstanding shall be computed as of such record date.

The Trustee may require such additional proof, if any, of any matter referred to in this Section 12.02 as it shall deem necessary.

The record of any Holders’ meeting shall be proved as provided in Section 12.6.

SECTION 11.3 Bonds Owned by Company Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Bonds have concurred in any request, demand, authorization, direction, notice, consent and waiver or other act under this Indenture, Bonds which are owned by the Company, the Partnership or any Affiliate of either the Company or the Partnership shall be disregarded and deemed not to be Outstanding for the purpose of any such determination except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent or waiver, only Bonds which the Trustee knows are so owned as conclusively evidenced by the Security Register shall be so disregarded. The Company shall furnish the Trustee, upon its reasonable request, with a list of such Affiliates. Bonds so owned which have been pledged in good faith may be regarded as Outstanding for the purposes of this Section, if the pledgee shall establish to the satisfaction of the Trustee that the pledgee has the right to vote such Bonds and that the pledgee is not an Affiliate of the Company or the Partnership. Subject to the provisions of Section 315 of the Trust Indenture Act, in case of a dispute as to such right, any decision by the Trustee, taken upon the advice of counsel, shall be full protection to the Trustee.

SECTION 11.4 Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 11.1, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Bonds or of any series of Bonds specified in this Indenture in connection with such action, any Holder of a Bond the serial number of which is shown by the evidence to be included in the Bonds the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal office and upon proof of holding as provided in Section 11.2, revoke such action so far as concerns such Bond. Except as aforesaid, any such action taken by the Holder of any Bond shall be conclusive and binding upon such Holder and upon all future holders and owners of such Bond, and of any Bond issued in exchange therefor or in place thereof, irrespective of whether or not any notation in regard thereto is made upon such Bond or any Bond issued in exchange therefor or in place thereof. Any action taken by the Holders of the percentage in aggregate principal amount of the Bonds specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Trustee and the Holders of all the Bonds.

ARTICLE 12

HOLDERS’ MEETINGS

SECTION 12.1 Purposes for Which Holders’ Meetings May Be Called. A meeting of Holders may be called at any time and from time to time pursuant to this Article 12 for any of the following purposes:

(a) to give any notice to the Company or to the Trustee, or to give any directions to the Trustee, or to waive or to consent to the waiving of any default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article 9;

(b) to remove the Trustee and appoint a successor Trustee pursuant to Article 10;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to Section 13.2; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Bonds under any other provision of this Indenture or under applicable law.

SECTION 12.2 Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders of any series to be held at such time and at such place in the Borough of Manhattan, The City of New York, as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given by the Trustee, in the manner provided in Section 1.6, not less than 20 nor more than 180 days prior to the date fixed for the meeting, to the Holders of Bonds of such series.

SECTION 12.3 Company and Holders May Call Meeting. In case the Company, pursuant to a resolution of its Board of Directors, or the Holders of at least 10% in aggregate principal amount of the Bonds of any series then outstanding, shall have requested the Trustee to call a meeting of Holders of such series, by written request setting forth in general terms the action proposed to be taken at the meeting, and the Trustee shall not have made the mailing of the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of such Bonds in the amount above specified may determine the time and the place in the Borough of Manhattan, The City of New York, for such meeting and may call such meeting to take any action authorized in Section 12.1 by giving notice thereof as provided in Section 12.2.

SECTION 12.4 Persons Entitled to Vote at Meeting. To be entitled to vote at any meeting of Holders a person shall be (a) Holder of one or more Bonds with respect to which such meeting is being held or (b) a person appointed by an instrument in writing as proxy for the Holder or Holders of such Bonds by a Holder of one or more such Bonds. The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company, the Partnership and their respective counsel.

SECTION 12.5 Determination of Voting Rights; Conduct and Adjournment of Meeting. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Bonds and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit. Such regulations may provide that written instruments appointing proxies, regular on their face, may be presumed valid and genuine without the proof specified in Section 11.2 or other proof. Except as otherwise permitted or required by any such regulations, the holding of Bonds shall be proved in the manner specified in Section 11.2 and the appointment of any proxy shall be proved in the manner specified in said Section 11.2 or by having the signature of the person executing the proxy witnessed or guaranteed by any bank, banker, trust company or firm satisfactory to the Trustee.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 12.3, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in principal amount of the Bonds represented at the meeting and entitled to vote.

Subject to the provisions of Section 11.3, at any meeting each Holder of a series or proxy shall be entitled to one vote for each $100,000 principal amount of Bonds of such series held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Bond challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Bonds of such series held by him or instruments in writing as aforesaid duly designating him as the person to vote on behalf of other Holders of such series. Any meeting of Holders duly called pursuant to Section 12.2 or 12.3 may be adjourned from time to time, and the meeting may be held as so adjourned without further notice.

At any meeting, the presence of persons holding or representing Bonds with respect to which such meeting is being held in an aggregate principal amount sufficient to take action upon the business for the transaction of which such meeting was called shall be necessary to constitute a quorum; but, if less than a quorum be present, the persons holding or representing a majority of the Bonds represented at the meeting may adjourn such meeting with the same effect, for all intents and purposes, as though a quorum had been present.

SECTION 12.6 Counting Votes and Recording Action of Meeting. The vote upon any resolution submitted to any meeting of Holders of a series shall be by written ballots on which shall be subscribed the signatures of the Holders of Bonds of such series or of their representatives by proxy and the serial numbers and principal amounts of the Bonds of such series held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 12.2. The record shall show the serial numbers of the Bonds voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE 13

SUPPLEMENTAL INDENTURES

SECTION 13.1 Supplemental Indentures Without Consent of Holders. Without the consent of the Holders of any Bonds, the Company and the Partnership, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto in form satisfactory to the Trustee, for any of the following purposes:

(a) to establish the form and terms of Bonds of any series permitted by Sections 2.1 and 2.3; or

(b) to evidence the succession of another entity to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Bonds contained, or to evidence the succession of another entity to the Partnership, and the assumption by any such successor of the covenants of the Partnership herein contained; or

(c) to evidence the succession of a new Trustee hereunder pursuant to Section 10.9; or

(d) to add to the covenants of the Company or the Partnership, for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or the Partnership; or

(e) to convey, transfer and assign to the Trustee properties or assets to secure the Bonds, and to correct or amplify the description of any property at any time subject to this Indenture or to assure, convey and confirm unto the Trustee or the Collateral Agent any property subject or required to be subject to this Indenture; or

(f) to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to qualify, requalify or continue the qualification of this Indenture (including any supplemental indenture) under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to this Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a) (2) of the Trust Indenture Act as in effect at the date as of which this instrument was executed or any corresponding provision in any similar Federal statute hereafter enacted; or

(g) to permit or facilitate the issuance of Bonds in uncertificated form; or

(h) to change or eliminate any provision of this Indenture; provided, however, that if such change or elimination shall adversely affect the interests of the Holders of Bonds of any series, such change or elimination shall become effective with respect to such series only when no Bond of such series remains Outstanding; or

(i) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interest of the Holders of any series in any material respect; or

(j) to provide for the issuance of exchange securities, as contemplated by the Registration Rights Agreement, and to make such other changes to the Indenture as the Board of Directors of the Company determines are necessary or appropriate in connection therewith, provided such action shall not adversely affect the interests of the Holders of Bonds of any series in any material respect.

SECTION 13.2 Supplemental Indenture with Consent of Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds of all series then Outstanding, considered as one class, by Act of said Holders delivered to the Company, the Partnership and the Trustee, the Company and the Partnership, in each case, when authorized by a Board Resolution, may, and the Trustee, subject to Section 13.3 and 13.4, shall, enter into an indenture or indentures supplemental hereto for the purpose of adding any mutually agreeable provisions to or changing in any manner or eliminating any of the provisions of, this Indenture; provided, however, that if there shall be Bonds of more than one series Outstanding hereunder and if a proposed supplemental indenture shall directly affect the rights of the Holders of one or more, but less than all, of such series, then the consent only of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds of all series so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Bond directly affected thereby,

(a) change the Stated Maturity of any Bond (or, if the principal thereof is payable in installments, the Stated Maturity of any such installment), or of any payment of interest thereon, or the dates or circumstances of payment of premium, if any, on, any Bond, or change the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Bond or the premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or such payment of premium, if any, on or after the date such premium becomes due and payable or change the dates or the amounts of payments to be made through the operation of the Sinking Fund in respect of such Bonds, if any; or

(b) permit the creation of any lien prior to or, except in the case of Bonds issued in accordance with the terms of this Indenture, pari passu with the Lien of the Collateral Documents with respect to any of the Collateral, or terminate the Lien of the Collateral Documents, on any Collateral or deprive any Holder of the security afforded by the Lien of the Collateral Documents, except to the extent expressly permitted by this Indenture or any of the Collateral Documents; or

(c) reduce the percentage in principal amount of the Outstanding Bonds, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture; or

(d) modify any of the provisions of Section 9.7 or of Article 15 or of this Section 13.2.

A supplemental indenture that changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Bonds, or which modifies the rights of the Holders of Bonds of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Bonds of any other series.

Upon receipt by the Trustee of Board Resolutions of the Company and the Partnership and such other documentation as the Trustee may reasonably require and upon the filing with the Trustee of evidence of the Act of said Holders, the Trustee shall join in the execution of such supplemental indenture or other instrument, as the case may be, subject to the provisions of Sections 13.3 and 13.4.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

SECTION 13.3 Documents Affecting Immunity or Indemnity. If in the opinion of the Company, the Partnership or the Trustee any document required to be executed by it pursuant to the terms of Section 13.2 affects any interest, right, duty, immunity or indemnity in favor of the Company, the Partnership or the Trustee under this Indenture, the Company, the Partnership or the Trustee, as the case maybe, may in its discretion decline to execute such document.

SECTION 13.4 Execution of Supplemental Indentures. In executing, or accepting the additional trusts created by any Series Supplemental Indenture or other supplemental indenture permitted by this Article 13 or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 10.1) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture.

SECTION 13.5 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 13, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Bonds theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 13.6 Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article 13 shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 13.7 Reference in Bonds to Supplemental Indentures. Bonds authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 13 may, and shall if required by the Company or the Partnership, bear a notation in form approved by the Company, the Partnership and the Trustee as to any matter provided for in such supplemental indenture; and, in such case, suitable notation may be made upon Outstanding Bonds after proper presentation and demand. If the Company or the Partnership shall so determine, new Bonds so modified as to conform, in the opinion of the Company, the Partnership and the Trustee, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Bonds.

ARTICLE 14

SATISFACTION AND DISCHARGE

SECTION 14.1 Satisfaction and Discharge of Bonds. Except as otherwise provided with respect to the Bonds of any series in the Series Supplemental Indenture relating thereto, the Bonds of such series shall, prior to the Stated Maturity thereof (or, if principal is payable in installments, the Stated Maturity of the final installment of principal thereof), be deemed to have been paid for all purposes of this Indenture, and the entire indebtedness of the Company in respect thereof shall be deemed to have been satisfied and discharged, upon satisfaction of the following conditions:

(a) the Company shall have irrevocably deposited with the Trustee, in trust, money in an amount which shall be sufficient to pay when due the principal of and premium, if any, and interest due and to become due on the Bonds of such series on and prior to the Stated Maturity of principal thereof (or, if principal is payable in installments, the Stated Maturity of the final installment of principal thereof) or upon redemption or prepayment;

(b) if any such deposit of money shall have been made prior to the Stated Maturity (or, if principal is payable in installments, the Stated Maturity of the final installment of principal) or Redemption Date or Prepayment Date of such Bonds, the Company shall have delivered to the Trustee a Company Order stating that such money shall be held by the Trustee, in trust, as provided in Section 14.3;

(c) in the case of redemption or prepayment of Bonds, the notice requisite to the validity of such redemption or prepayment shall have been given, or irrevocable authority shall have been given by the Company to the Trustee to give such notice, under arrangements satisfactory to the Trustee; and

(d) there shall have been delivered to the Trustee an Opinion of Counsel to the effect that such satisfaction and discharge of the indebtedness of the Company with respect to the Bonds of such series shall not be deemed to be, or result in, a taxable event with respect to the Holders of Bonds of such series for purposes of United States Federal income taxation unless the Trustee shall have received documentary evidence that each Holder of Bonds of such series either is not subject to, or is exempt from, United States Federal income taxation.

Upon satisfaction of the aforesaid conditions with respect to the Bonds of any series, the Trustee shall, upon receipt of a Company Request, acknowledge in writing that the Bonds of such series are deemed to have been paid for all purposes of this Indenture and that the entire indebtedness of the Company in respect thereof is deemed to have been satisfied and discharged.

In the event that Bonds which shall be deemed to have been paid as provided in this Section 14.1 do not mature and are not to be redeemed within the 60-day period commencing on the date of the deposit with the Trustee of moneys, the Company shall, as promptly as practicable, give a notice, in the same manner as a notice of redemption with respect to such Bonds, to the Holders of such Bonds to the effect that such Bonds are deemed to have been paid and the circumstances thereof.

Notwithstanding the satisfaction and discharge of any Bonds as aforesaid, the obligations of the Company and the Trustee in respect of such Bonds under Sections 2.7, 2.8, 2.9, and 10.5 and this Article 14 shall survive.

SECTION 14.2 Satisfaction and Discharge of Indenture. This Indenture shall upon Company Request cease to be of further effect (except as hereinafter expressly provided), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either

(i) all Bonds theretofore authenticated and delivered (other than (A) Bonds which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.9 and (B) Bonds deemed to have been paid in accordance with Section 14.1) have been delivered to the Trustee for cancellation; or

(ii) all Bonds not theretofore delivered to the Trustee for cancellation shall be deemed to have been paid in accordance with Section 14.1;

(b) all other sums due and payable hereunder have been paid; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Upon satisfaction of the aforesaid conditions, the Trustee shall, upon receipt of a Company Request, acknowledge in writing the satisfaction and discharge of this Indenture and take all other action reasonably requested by the Company and/or the Partnership to evidence the termination of any and all Liens created by or with respect to the Indenture.

Notwithstanding the satisfaction and discharge of this Indenture as aforesaid, the obligations of the Company and the Trustee under Sections 2.7, 2.8, 2.9 and 10.5 and this Article 14 shall survive.

Upon satisfaction and discharge of this Indenture as provided in this Section 14.2, the Trustee shall (i) assign, transfer and turn over to or upon the order of the Company, any and all money, securities and other property then held by the Trustee for the benefit of the Holders, other than money deposited with the Trustee pursuant to Section 14.1(a) and interest and other amounts earned or received thereon, and (ii) deliver to the issuers thereof the Debt Service Letter of Credit, the Equity Letter of Credit and any other Additional Letters of Credit delivered to it.

SECTION 14.3 Application of Trust Money. The money deposited with the Trustee pursuant to Section 14.1 shall not be withdrawn or used for any purpose other than, and shall be held in trust for, the payment of the principal of and premium, if any, and interest on the Bonds or portions of principal amount thereof in respect of which such deposit was made.

ARTICLE 15

PARTNERSHIP GUARANTEE AND PLEDGE

SECTION 15.1 Obligations Guaranteed. (a) The Partnership hereby guarantees, subject to the provisions of Section 15.8, to the Trustee for its own benefit and the benefit of the Holders from time to time (i) the full and prompt payment of the principal of and premium, if any, on the Bonds and the indebtedness represented thereby, when and as the same shall become due and payable, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, (ii) the full and prompt payment of interest on the Bonds when and as the same shall become due and payable (the “Partnership Guarantee”), and (iii) the full and prompt payment to the Trustee of all fees, costs, expenses or other amounts payable to the Trustee under the Indenture when and as the same shall become due and payable the Partnership hereby irrevocably and unconditionally agrees, subject to the provisions of Section 15.2 and Section 15.8, that upon any default by the Company in the payment, when due, of any principal of, premium, if any, or interest on the Bonds, and after demand therefor being made upon the Company by the Trustee, the Partnership will promptly pay the same. All payments by the Partnership shall be paid in lawful money of the United States of America. Each and every default in the payment of the principal of, premium, if any, or interest on the Bonds shall, subject to the provisions of Section 15.8, give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(b) The Partnership further agrees, subject to the provisions of Section 15.2 and Section 15.8, that this Partnership Guarantee constitutes an absolute, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by the Trustee or the Holders of the Bonds, after demand for such payment being made upon the Company by the Trustee, to the Trustee’s or any Bondholder’s rights against any other Person, or any other right or remedy available to the Trustee or any Holder of the Bonds by contract, applicable law or otherwise. The obligations of the Partnership under this Partnership Guarantee are direct, unconditional and completely independent of the obligations of any other Person, and, subject to the provisions of Section 15.8, a separate cause of action or separate causes of action may be brought and prosecuted against the Partnership, after demand for payment being made upon the Company by the Trustee, without the necessity of joining the Company or any other party or previously proceeding with or exhausting any other remedy against any other Person who might have become liable for the indebtedness or of realizing upon any security held by or for the benefit of the Holders of the Bonds.

SECTION 15.2 Obligations Unconditional. The obligations of the Partnership under this Partnership Guarantee shall, subject to the provisions of Section 15.8, be absolute and unconditional, and shall remain in full force and effect, until the entire principal of, premium, if any, and interest on the Bonds shall have been paid in full or provided for, and all costs, Trustee’s fees and commissions and expenses, if any, shall have been paid in full, and, to the extent permitted by law, such obligations shall not be affected, modified, released, or impaired by any state of facts or the happening from time to time of any event, whatsoever, whether or not with notice to, or the consent of, the Partnership, except as set forth in Section 15.8 hereof.

SECTION 15.3 No Waiver or Set-off. No act of commission or omission of any kind or at any time upon the part of the Company or the Trustee, or their successors and assigns, in respect of any matter whatsoever shall in any way impair the rights of the Trustee to enforce any right, power or benefit under this Partnership Guarantee and no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of a surety guarantor (other than performance by the Partnership of its obligations hereunder, or receipt by the Trustee of payment from the Company) which the Partnership has or may have against the Company or the Trustee or any assignee or successor thereof shall be available hereunder to the Partnership.

SECTION 15.4 Waiver of Notice; Expenses. The Partnership hereby expressly waives notice from the Trustee or the Holders from time to time of the Bonds of their acceptance and reliance on this Partnership Guarantee of any action taken or omitted in reliance hereon. The Partnership further expressly waives diligence, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against the Company or the Partnership or against any Collateral. The Partnership agrees to pay all costs, Trustee’s fees and commissions and expenses (including all court costs and reasonable attorneys’ fees) which may be incurred by the Trustee in enforcing or attempting to enforce this Partnership Guarantee following any default on the part of the Partnership hereunder, whether the same shall be enforced by suit or otherwise.

SECTION 15.5 Benefit and Enforcement. This Partnership Guarantee is given for the benefit of the Company and the Trustee and, subject to the terms and conditions set forth herein, the Holders from time to time of the Bonds, all of whom shall be entitled in the same manner as set forth herein to enforce performance and observance of this Partnership Guarantee.

SECTION 15.6 Survival of Partnership Guarantee Obligation; Waiver of Subrogation. (a) If the Trustee receives any payment on account of the liabilities guaranteed hereunder, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be transferred or repaid to a Trustee, receiver, assignee for the benefit of creditors or any other party under any bankruptcy act or code, state or federal law or common law or equitable doctrine, then to the extent of any sum not finally retained by the Trustee, this Partnership Guarantee shall remain in full force and effect until the Partnership shall have made payment to the Trustee of such sum, which payment shall be due on demand.

(b) The Partnership hereby irrevocably waives any and all right to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of the Trustee or the Holders against the Company (or any Collateral) with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Company (or from the proceeds of the Collateral) in respect thereof, or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other guarantor with respect to such payment.

SECTION 15.7 Pledge of Partnership Collateral. As security for the prompt payment and performance of all obligations of the Partnership under this Partnership Guarantee, the Partnership and its Partners have entered into the Collateral Documents to pledge, assign, hypothecate, bargain, sell, convey, mortgage and grant to the Collateral Agent a security interest in and general lien upon all of the Collateral. The pledge and assignment by the Partnership and its Partners of the Collateral is collateral and security for the prompt payment and performance of the obligations of the Partnership under this Partnership Guarantee.

SECTION 15.8 No Recourse Against Partners. Satisfaction of the obligations of the Partnership under this Partnership Guarantee shall be had solely from the Collateral. The liability of the Partner(s) with respect to the obligations of the Partnership under this Partnership Guarantee is limited to any unpaid capital contributions required by the Equity Contribution Agreement, and no recourse shall be held in the event of any non-performance by the Partnership of any such obligations to (i) any assets or properties of the Partner(s) of the Partnership other than their respective interests in the Collateral and other than with respect to any unpaid capital contributions required by the Equity Contribution Agreement, or (ii) any Partner or any Affiliate of any Partner or the Partnership or any incorporators or any of the officers, directors, employees or stockholders of the Partners of the Partnership or any Affiliate of any Partner or the Partnership, and no judgment for any deficiency upon the obligations of the Partnership under the Partnership Guarantee shall be obtainable by the Holders, the Trustee or the Collateral Agent against any Partner or any Affiliate of the Partnership or any Partner or any incorporator, stockholder, officer, employee or director, past, present or future of any Partner or of any predecessor or successor of any Partner or any Affiliate of any Partner or the Partnership; provided, however, that nothing in this Section shall limit or otherwise prejudice in any way the right of the Holders, the Trustee or the Collateral Agent to proceed against any Person with respect to the enforcement of such Person’s obligations under any Project Document, including but not limited to the Partnership Guarantee, the Equity Contribution Agreement, the O&M Agreement and the Partner Security Agreement.

ARTICLE 16

NONRECOURSE LIABILITY OF THE COMPANY

SECTION 16.1 Nonrecourse Liability. No recourse shall be had for the payment of the principal of or premium, if any, or interest on any Bonds, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under this Indenture or any other Project Document, against the Company or any Affiliate of the Company or any incorporator, stockholder, officer, employee or director, as such, past, present or future of the Company or any Affiliate of the

Company or of any predecessor or successor corporation (either directly or through the Company or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the sources of payments on the Bonds are limited as provided in Section 2.14 and that this Indenture and the other Project Documents and all the Bonds are solely nonrecourse corporate obligations of the Company, and that no personal liability whatsoever shall attach to, or be incurred by, the Company, the Partnership or any Affiliate of the Company or the Partnership or incorporator, stockholder, officer, employee or director, past, present or future, of the Company, the Partnership or any Affiliate of the Company or the Partnership or of any predecessor or successor corporation (either directly or indirectly through the Company, the Partnership, or any Affiliate of the Company or the Partnership or any predecessor or successor corporation), because of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants or agreements contained in this Indenture or any other Project Document or in any of the Bonds or to be implied herefrom or therefrom, and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of this Indenture and the issuance of the Bonds and no judgment for any deficiency upon the obligations hereunder, under the other Project Documents or under the Bonds shall be obtainable by the Holders, the Trustee or the Collateral Agent against the Company, the Partnership, or any Affiliate of the Company or the Partnership or any incorporator, stockholder, officer, employee or director, past, present or future of the Company, the Partnership, or any Affiliate of the Company or the Partnership or of any predecessor or successor of the Company, the Partnership or any Affiliate of the Company or the Partnership; provided, however, that nothing in this Section shall limit or otherwise prejudice in any way the right of the Holders, the Trustee or the Collateral Agent to proceed against any Person with respect to the enforcement of such Person’s obligations under any Project Document, including but not limited to the Partnership Guarantee, the Equity Contribution Agreement, the O&M Agreement and the Partner Security Agreement.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SITHE/INDEPENDENCE FUNDING CORPORATION

By	/s/ Bruce J. Wrobel
Name:	Bruce J. Wrobel
Title:	Executive Vice President

SITHE/INDEPENDENCE POWER PARTNERS, L.P.

By SITHE/INDEPENDENCE, INC., as its sole general partner

By	/s/ Bruce J. Wrobel
Name:	Bruce J. Wrobel
Title:	Executive Vice President

IBJ SCHRODER BANK & TRUST COMPANY, as Trustee

By	/s/ Emma Colageo-Milea
Name:	Emma Colageo-Milea
Title:	Assistant Vice President